UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

☑	Filed by the Registrant	☐	Filed by a Party other than the Registrant

CHECK THE APPROPRIATE BOX:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Cognizant Technology Solutions Corporation

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1) Title of each class of securities to which transaction applies:
2) Aggregate number of securities to which transaction applies:
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4) Proposed maximum aggregate value of transaction:
5) Total fee paid:
☐	Fee paid previously with preliminary materials:
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
1) Amount previously paid:
2) Form, Schedule or Registration Statement No.:
3) Filing Party:
4) Date Filed:

2018 Proxy Statement & Notice of Annual Meeting

NOTICE OF 2018 ANNUAL MEETING

01	PROXY STATEMENT SUMMARY

10	CORPORATE GOVERNANCE
10	Proposal 1 – Election of Directors*
14	Board Composition
16	Board Leadership Structure
17	Board Role in Risk Oversight
18	Committees of the Board
19	Director Attendance
20	Director Compensation
23	Other Board and Corporate Governance Information

24	STOCK OWNERSHIP
24	Common Stock and Total Stock-Based Holdings Table
25	Section 16(a) Beneficial Ownership Reporting Compliance

26	COMPENSATION
26	Proposal 2 – Advisory Vote on Executive Compensation (Say-on-Pay)*
27	Compensation Discussion and Analysis
	27	Overview of Executive Compensation Program
	28	Role of Stockholder Say-on-Pay Votes
	28	The Compensation-Setting Process
	29	Direct Compensation of Named Executive Officers
	34	Other Elements of Compensation
	36	Compensation Committee
37	Executive Compensation Tables and Pay Ratio
42	Potential Payments Upon Termination or Change in Control

44	AUDIT MATTERS
44	Proposal 3 – Ratification of Appointment of Independent Registered Public Accounting Firm
45	Audit Committee Report
46	Independent Registered Public Accounting Firm Fees and Other Matters

47	ADDITIONAL PROPOSALS
47	Company Proposals
47	Proposal 4 – Approval of Amendment and Restatement of 2004 Employee Stock Purchase Plan*
52	Proposals 5(a), (b) and (c) – Approval of Three Separate Proposals to Eliminate the Supermajority Voting Requirements in the Company's Certificate of Incorporation*
56	Stockholder Proposals
56	Proposal 6 – Stockholder Proposal Regarding Stockholder Action by Written Consent*
58	Proposal 7 – Stockholder Proposal to Lower the Ownership Threshold for Stockholders to Call a Special Meeting*
60	Stockholder Proposals and Nominees for the 2019 Annual Meeting

61	ADDITIONAL INFORMATION
61	Proxy Statement and Proxy Solicitation
62	Annual Meeting Q&A
65	Cognizant’s Annual Report on Form 10-K
65	Non-GAAP Financial Measures and Forward-Looking Statements

68	APPENDIX A – Cognizant Technology Solutions Corporation 2004 Employee Stock Purchase Plan

74	HELPFUL RESOURCES

*	To be voted on at the meeting

Cognizant Technology Solutions Corporation

To Our Stockholders:

We cordially invite you to attend our 2018 Annual Meeting of Stockholders, which will be held at the Teaneck Marriott at Glenpointe, 100 Frank W. Burr Blvd., Teaneck, New Jersey 07666, on Tuesday, June 5, 2018, at 8:30 a.m. Eastern Time.

The digital marketplace is evolving quickly, with both exponential technical progress and an ever increasing rate of change. This context underscores why it is so important for Cognizant to have a diverse, fully engaged, and forward-looking board whose members bring deep knowledge of the many disciplines that are central to the company’s long-term growth. We have made a point of significantly refreshing our board, adding five independent directors over the last three years. These individuals are providing expertise in key enabling digital technologies, healthcare, corporate governance, and other areas.

Our newest director, Joseph M. Velli, joined the board last December. Mr. Velli served previously as Senior Executive Vice President and a member of the Senior Policy Committee of The Bank of New York (now BNY Mellon). His significant experience in creating, building and leading large-scale, technology and software platform businesses in the financial services industry is highly relevant to the company’s continuing expansion of digital services and solutions for banking and other clients.

We extend our deep gratitude to Robert E. Weissman, who retired from the board last December after 16 years of service to the company, its employees and stockholders. Instrumental in Cognizant’s formation, Mr. Weissman not only made our board stronger, he also helped to lead the company at every stage of its evolution through its current position of market leadership.

Cognizant operates with a commitment to align pay with performance to motivate and reward achievement of sustained strong financial and operational results. To that end, Cognizant’s executive officer total direct compensation packages, which consist of base salary, an annual cash incentive, and stock-based awards, reflect our strategic plan to drive higher levels of profitability while maintaining continued revenue growth. Accordingly, in 2017 the Compensation Committee shifted the weighting of non-GAAP EPS1 as a performance measure to 50% for performance stock unit awards, with revenue accounting for the other 50%. (In 2016 the weighting was 25% non-GAAP EPS/75% revenue.)

Cognizant seeks to be a responsible and engaged corporate citizen, including in the communities in which it operates. We believe that the digital marketplace should create opportunities for all. Recognizing how often technological progress leaves some people behind, Cognizant has long believed that it has an obligation to enable a broader range of people to have the science, technology, engineering, and math (STEM) education and skills they need to thrive in today’s digital era. To augment its global STEM education efforts, which go back more than a decade, in February 2018 the company announced its intent to form Cognizant U.S. Foundation. This 501(c)(3) non-profit organization, to be established with an initial grant of $100 million, will support STEM and digital education and skills training for U.S. workers and students. This initiative is but one example of the company’s resolve to perform with purpose.

We encourage you to read the enclosed Notice of 2018 Annual Meeting and Proxy Statement, which include instructions on how to vote your shares by proxy and/or attend the meeting and vote in person.

We thank you for your continued support.

Sincerely,

John E. Klein	Francisco D’Souza
Chairman of the Board of Directors	Chief Executive Officer

[1]	See “Non-GAAP Financial Measures and Forward-Looking Statements” on page 65 of the Proxy Statement.

2018 Proxy Statement

To Our Stockholders:

You are invited to attend the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of Cognizant Technology Solutions Corporation (“Cognizant” or the “Company”). This notice includes important information about the meeting.

Agenda

Elect Zein Abdalla, Betsy S. Akins, Maureen Breakiron-Evans, Jonathan Chadwick, John M. Dineen, Francisco D’Souza, John N. Fox, Jr., John E. Klein, Leo S. Mackay, Jr., Michael Patsalos-Fox and Joseph M. Velli as Directors to serve until the 2019 Annual Meeting of Stockholders.	The Board recommends a vote FOR each Director nominee. See page 10.
Approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers.	The Board recommends a vote FOR this proposal. See page 26.
Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018.	The Board recommends a vote FOR this proposal. See page 44.
Approve an amendment and restatement of the Company’s 2004 Employee Stock Purchase Plan.	The Board recommends a vote FOR this proposal. See page 47.
Approve three separate proposals to eliminate the supermajority voting requirements in the Company’s Certificate of Incorporation with respect to:	The Board recommends a vote FOR each of these proposals. See page 52.
(a) Amending the Company’s By-laws;
(b) Removing directors; and
(c) Amending certain provisions of the Company’s Certificate of Incorporation.
Consider a stockholder proposal requesting that the Board of Directors take the steps necessary to permit stockholder action by written consent (if properly presented).	The Board recommends a vote AGAINST this proposal. See page 56.
Consider a stockholder proposal requesting that the Board of Directors take the steps necessary to lower the ownership threshold for stockholders to call a special meeting (if properly presented).	The Board recommends a vote AGAINST this proposal. See page 58.

Stockholders also will transact such other business as may properly come before the Annual Meeting.

Logistics

Date:	Tuesday, June 5, 2018
Time:	8:30 a.m. Eastern Time
Place:	Teaneck Marriott at Glenpointe 100 Frank W. Burr Blvd. Teaneck, New Jersey 07666

How To Vote

Your vote is very important. You may vote using any one of the following methods:

Use the Internet Vote over the Internet at www.proxyvote.com.

Call Toll-Free Vote by telephone by calling 800-690-6903.

Mail Your Proxy Card Vote by signing, dating and returning the proxy card.

In Person Follow the advance registration instructions under “Who can attend the Annual Meeting” on page 63.

Q&A

Who can vote at the Annual Meeting?
Stockholders as of our record date, April 9, 2018.

How many shares are entitled to vote?
585,898,388 shares of common stock.

May I change my vote? Yes, by delivering a new proxy with a later date, revoking your proxy, or voting in person at the Annual Meeting.

How many votes do I get? One vote on each proposal for each share you held as of April 9, 2018.

Where can I find more information?
See “Additional Information” on page 61.

Our Proxy Statement and 2017 Annual Report are available at www.proxyvote.com.

By Order of the Board of Directors,

Matthew W. Friedrich
Secretary
Teaneck, New Jersey
April 20, 2018

Cognizant Technology Solutions Corporation

This summary highlights certain information in this proxy statement. Please read the entire proxy statement carefully before voting. We intend to make this proxy statement available to our stockholders on or about April 20, 2018.

CORPORATE GOVERNANCE

Proposal 1
Election of Directors
●Elect the 11 Director nominees named below to serve as Directors until the 2019 Annual Meeting.
●Our nominees are experienced professionals who have the right mix of skills, qualifications and business acumen to lead the Company.

The Board recommends a vote FOR each Director nominee named below.	See page 10 for further information

Director Nominees

Name and Primary Occupation	Director Since	Other Public Company Boards	Committee Membership
Zein Abdalla	2015	The TJX Companies	AC	CC	FPC	GC
Former President of PepsiCo
Betsy S. Atkins	2017	Schneider Electric	AC	CC	FPC	GC
CEO and Founder of Baja Corp.		SL Green Realty
		Wynn Resorts
Maureen Breakiron-Evans	2009	Ally Financial	$ AC	CC	FPC	GC
Former CFO of Towers Perrin		Cubic Corporation
Jonathan Chadwick	2016	F5 Networks	$ AC	CC	FPC	GC
Former CFO and COO of VMware		ServiceNow
John M. Dineen	2017	Merrimack Pharmaceuticals	AC	CC	FPC	GC
Former President and CEO of GE Healthcare
Francisco D’Souza	2007	General Electric	AC	CC	FPC	GC
CEO of Cognizant
John N. Fox, Jr.	2007	VASCO Data Security International	AC	CC	FPC	GC
Former Vice Chairman of Deloitte & Touche and Global Director, Strategic Clients of Deloitte Consulting
John E. Klein	1998		AC	CC	FPC	GC
Chairman of Cognizant and President and CEO of Polarex
Leo S. Mackay, Jr.	2012		AC	CC	FPC	GC
SVP, Internal Audit, Ethics and Sustainability of Lockheed Martin Corporation
Michael Patsalos-Fox	2012		AC	CC	FPC	GC
Former CEO of Stroz Friedberg and Former Chairman, the Americas and Senior Partner of McKinsey & Company
Joseph M. Velli	2017	Computershare	AC	CC	FPC	GC
Former Senior EVP of The Bank of New York		Paychex
AC	Audit Committee	FPC	Financial Policy Committee	Committee Chair
CC	Compensation Committee	GC	Governance Committee	Committee Member
		$	AC Financial Expert

Leadership	Global Business Experience	Tech/Consulting Services	Technology	Financial	Operational

2018 Proxy Statement   1

Proxy Statement Summary

Board Snapshot

Director Nominee Experience

Leadership 11 (100%)	Global Business Experience 11 (100%)	Tech/Consulting Services 4 (36%)

Technology 10 (91%)	Financial 11 (100%)	Operational 10 (91%)

Cognizant Policy: Create an experienced Board with expertise in areas relevant to the Company.
Strong Director Engagement	Director Nominee Tenure	Board Refreshment
Average Director nominee attendance at 2017 meetings Board 100% Audit Committee 98% Compensation Committee 100% Financial Policy Committee 100% Governance Committee 100%	0-2 Years 3-5 Years Median: 5 6-10 Years >10 Years

Cognizant Policy: Director nominees must be committed to regularly attend and participate in meetings of the Board and its committees.	Cognizant Policy: Have a balanced mix of both deep Company and industry knowledge and fresh perspective.

Cognizant Policy: Annually review each director’s continuation on the Board and seek out new director candidates as needed to ensure that the backgrounds, qualifications and diversity of the Directors as a group provide a significant breadth of experience, knowledge and abilities.

Corporate Governance Highlights

Strategy and Risk
●Board actively reviews the development and execution of Company strategy, financial risks and risks related to security, including with respect to data / cyber security, and executive leadership development and succession planning, including an emergency succession plan for the CEO
●Audit Committee oversees overall risk management framework and processes, risks related to accounting and internal controls and various enterprise risks, including supporting the full Board with respect to security risks
●Compensation Committee oversees risks related to compensation policies and practices
●Financial Policy Committee oversees risks related to operating margins and the execution of the Company’s margin improvement plan, capital structure and allocation
●Governance Committee oversees risks related to the Board governance structure and processes and supports the full Board with respect to executive leadership development and succession planning, including an emergency succession plan for the CEO

Board of Directors
●Majority of independent directors (10 of 11)
●Separate Chairman and CEO positions since 2003
●Majority voting in director elections
●Directors limited to service on no more than 4 other public company boards (2 in the case of a public company CEO)
●Annual review of skills, expertise and characteristics of individual Board members as part of overall analysis of Board composition
●A director who experiences a material change in job responsibilities (other than retirement) is required to offer to resign
●Regular executive sessions of independent directors
●Annual Board and committee self-assessments
●Consideration of Board diversity in director selection

Stockholder Rights and Engagement
●Annual director elections / no classified board
●Proxy access
●Stockholders right to call special meeting
●Annual vote to ratify selection of independent registered public accounting firm
●No poison pill

2   Cognizant Technology Solutions Corporation

Proxy Statement Summary

COMPENSATION

Proposal 2
Advisory Vote on Executive Compensation (Say-on-Pay)
●Our executive compensation program is designed to incentivize management to achieve the Company’s objectives of revenue growth, profitability, cash flow and total return to stockholders.
The Board unanimously recommends a vote FOR the approval, on an advisory (non-binding) basis, of our executive compensation.	See page 26 for further information

Executive Compensation Program Highlights

Key Program Features

What We Do			What We Don’t Do
Pay for performance, with high percentages of performance-based and long-term equity compensation	See page 29	No hedging or speculation with respect to Cognizant securities	See page 35
Use appropriate peer groups and market data when establishing compensation	See page 28	No short sales of Cognizant securities	See page 35
Retain an independent external compensation consultant	See page 28	No margin accounts with Cognizant securities	See page 35
Set significant stock ownership requirements for executives	See page 34	No pledging of Cognizant securities	See page 35
Maintain a strong clawback policy	See page 35	No tax “gross ups” on severance benefits	See page 36
Utilize “double trigger” change in control provisions in plans	See page 42

Program Objectives

The Compensation Committee has designed the executive compensation program to meet the following objectives:

●Ensure executive compensation is aligned with our corporate strategies and business objectives and that potential realizable compensation is set relative to each executive’s level of responsibility and potential impact on our performance;
●Tie a substantial portion of executive officer compensation to achieving both short-term and long-term performance objectives that enhance stockholder value;
●Reinforce the importance of meeting and exceeding identifiable and measurable goals through superior awards for superior performance;
●Provide total direct compensation that is competitive in markets in which we compete for management talent in order to attract, retain and motivate the best possible executive talent;
●Provide an incentive for long-term continued employment with our Company; and
●Reinforce our desired culture and unique corporate environment by fostering a sense of ownership, urgency and overall entrepreneurial spirit.

Company Performance and Impact on Compensation Program
The Compensation Committee set 2017 executive compensation in March 2017, except with respect to Mr. Friedrich, who joined the Company in May 2017. The Compensation Committee’s decisions with respect to 2017 executive compensation were primarily based on:
●The Company’s performance during 2017, 2016 and in previous years, including relative to its industry;
●Anticipated and desired Company performance for 2017 and 2018 based on Company and industry projections and Company goals;
●Individual executive performance and responsibility; and
●The market for executive talent.
The Compensation Committee believes that the design of the compensation program, including having the appropriate mix of compensation elements and performance metrics and targets, has a significant impact on driving Company performance.
●The performance by the Company in 2015, 2016 and 2017 across the performance metrics and targets selected by the Compensation Committee is set forth under “Aligning Pay with Performance.”
 See page 6 for further information
●Details of the compensation elements and performance by the Company in 2015, 2016 and 2017 against each of the performance-based compensation elements is set forth under “2017 Compensation Structure.”
 See page 4 for further information

2018 Proxy Statement   3

Proxy Statement Summary

2017 Compensation Structure

The Compensation Committee makes decisions on executive compensation from a total direct compensation perspective. Each element is considered by the committee in meeting one or more compensation program objectives. The following chart illustrates the balance of elements of 2017 target total direct compensation for our CEO and other NEOs, as described in this proxy statement.

Base Salary
Stable source of cash income at competitive levels

Annual Cash Incentive (ACI)
Annual cash incentive to motivate and reward achievement of Company financial and operational objectives
Measurement Period	Target Compensation
1 year (2017)	85% of base salary
Payout Range
Historical ACI award achievements by year
2015	2016	2017
142.0%	79.8%	114.8%

Performance Stock Units (PSUs)
Annual grant of performance stock units that reward achievement of Company financial objectives, continued service and long-term performance of our common stock
Measurement Period	Vesting
2 years (2017-2018)	1/3rd at 30 months
2/3rds at 36 months
Vesting Range
Historical PSU achievements by performance measurement period
2015[1]	2016[2]	2016/17[2]
122.9%	38.2%	85.5%

Restricted Stock Units (RSUs)
Grants of restricted stock units to reward continued service and long-term performance of our common stock
Grants Annually for Mr. D’Souza (CEO), Mr. Mehta and Ms. McLoughlin; every 3 years for Mr. Chintamaneni and Mr. Friedrich
Vesting Quarterly over 3 years
2017 Target Annual Compensation Mix

Note: The above presentation seeks to provide a view of 2017 total direct compensation as reviewed by the Compensation Committee. As such, it uses grant date share prices for RSUs and PSUs and the target level of achievement for the ACI and PSUs. The above presentation excludes additional grants of RSUs and PSUs to Mr. Mehta and Mr. Chintamaneni made in connection with the expansion of their roles in 2016 and the signing bonus and grants of RSUs and PSUs to Mr. Friedrich upon his joining the Company in 2017.

[1]	Weighting was 100% revenue for the 2015 performance measurement period.
[2]	Weighting was 75% revenue and 25% non-GAAP EPS for the 2016 and 2016/17 performance periods.

4   Cognizant Technology Solutions Corporation

Proxy Statement Summary

2017 Target Direct Compensation of Our Named Executive Officers

Francisco D’Souza CEO
Committee Assessment 3% overall increase in target direct compensation vs. 2016 to reflect general market trends

Compensation Decisions for 2017

Target Direct Compensation – $12,232,013

●Set close to median but weighted more heavily towards equity compensation vs. Company peer group, providing the opportunity for higher realized compensation based on Company performance
●~0% change in base salary or annual cash incentive from 2016
●Annual PSU and RSU grants increased by 3% from 2016

Rajeev Mehta President
Committee Assessment 3% overall increase in target direct compensation vs. 2016 annual target direct compensation after a 14% increase upon his promotion to President in September 2016

Compensation Decisions for 2017

Target Direct Compensation – $6,816,724

●No changes in base salary or annual cash incentive from September 2016
●Annual PSU and RSU grants increased by 3% and 4%, respectively, from 2016

Additional grants of PSUs ($898,775) and RSUs ($599,160), not included in target direct compensation, made in 2017 in connection with his promotion to President in 2016

Karen McLoughlin CFO
Committee Assessment 8% overall increase in target direct compensation for 2017 to align compensation to market

Compensation Decisions for 2017

Target Direct Compensation – $3,930,130

●Base salary and annual cash incentive increased by 17% from 2016
●Annual PSU and RSU grants increased by 5% and 6%, respectively, from 2016

Ramakrishna Prasad Chintamaneni EVP and President, Global Industries and Consulting
Committee Assessment Target direct compensation increased 31% at the time of his promotion to his current role in December 2016; no further changes made in 2017

Compensation Decisions for 2017

Target Direct Compensation – $3,099,236

●No changes in base salary and annual cash incentive from December 2016
●Annual grant of PSUs ($1,041,603)
●RSUs – $1,178,883 in grant date fair value targeted to vest annually; grants made in multiple once-every-three-year reloads

Matthew W. Friedrich EVP, General Counsel, Chief Corporate Affairs Officer and Secretary

Committee Assessment

Overall compensation package based on market data for public company general counsels; signing bonus and equity grants provided additional incentives for joining the Company in May 2017

Compensation Decisions for 2017

Target Direct Compensation – $2,723,968

●Base salary of $525,000 and annual cash incentive of 85% of base salary
●Annual grant of PSUs ($751,166)
●RSUs – $1,001,552 in grant date fair value targeted to vest annually as part of a once-every-three year grant

Signing bonus ($500,000) and grants of PSUs ($500,778) and RSUs ($1,251,941), not included in target direct compensation, made upon his joining the Company

2017 Compensation
(in thousands)

Name and Principal Position	Year		Salary	Cash Bonus	Annual Cash Incentive	PSU	RSU		All Other Pension and Deferred Comp.	All Other Comp.	SEC Total	Adjusted SEC Total	[1]
Francisco D’Souza CEO	2017		$669	—	$648	$7,220	$3,774		—	$167	$12,478	$12,478
	2016		$664	—	$450	$7,019	—	[1]	—	$123	$8,257	$12,031
Rajeev Mehta President	2017		$630	—	$615	$4,604	$2,545		—	$56	$8,450	$8,450
	2016		$574	—	$389	$3,584	—	[1]	—	$6	$4,554	$7,099
Karen McLoughlin CFO	2017		$500	—	$488	$1,967	$1,038		—	$8	$4,001	$4,001
	2016		$427	—	$289	$1,876	—	[1]	—	$8	$2,599	$3,638
Ramakrishna Prasad Chintamaneni EVP and President, Global Industries and Consulting	2017		$475	—	$463	$1,042	$1,897		—	$8	$3,885	$3,885
	2016		$417	$566	—	$831	$1,615		—	$8	$3,437	$3,437

Matthew W. Friedrich EVP, General Counsel, Chief Corporate Affairs Officer and Secretary	2017	[2]	$330	$500	$512	$1,252	$4,257		—	$132	$6,983	$6,983
[1]

The Company moved the timing of annual RSU grants for certain NEOs from the fourth quarter of 2016 to the first quarter of 2017 to align with the timing of the Company’s other annual equity grants and other annual compensation decisions by the Compensation Committee. To provide stockholders annual compensation numbers that are more comparable year-to-year, an Adjusted SEC Total is presented, which total includes the SEC Total plus, for 2016, an amount equal to the target value of the RSU grants made in the first quarter of 2017 (using a March 2, 2017 grant date fair value) to Mr. D’Souza ($3,774), Mr. Mehta ($2,545) and Ms. McLoughlin ($1,038). The same RSU grants are also included for 2017. The amounts in Adjusted SEC Total are not a substitute for the amounts reported under SEC Total.

[2]	Mr. Friedrich joined the Company in 2017.

2018 Proxy Statement   5

Proxy Statement Summary

Aligning Pay with Performance

The following graphs show Company performance across revenue, profitability and cash flow metrics for the last three years as compared to the performance targets for the annual cash incentives (ACIs) and PSUs with performance measurement periods covering such years. In addition, the Company’s share price performance, which impacts the performance of long-term equity grants and holdings of our common stock, is set forth below for the last five years.

Revenue
Revenue

(in billions)

●	Continued strong, consistent revenue growth remains a key Company objective
●	Appropriate targets and significant weighting have helped drive revenue growth

	Target Increase[2]	Weighting	Payout Range
2015 ACI	19.0%	50%
2016 ACI	11.0%	50%
2017 ACI	9.0%	50%
2015 PSUs	19.1%	100%
2016 PSUs	12.0%	75%
2016/17 PSUs	11.0%	75%

●	Reduced revenue weighting in 2017 awards of 2017/18 PSUs (from 75% to 50%) as weighting of non-GAAP EPS increased (from 25% to 50%) to reflect focus on profitability
●	PSUs awarded in 2017 (2017/18 PSUs) not shown as their 2-year performance period is ongoing

Profitability
Non-GAAP Operating Margin[3]

●

Historical 19-20% target for non-GAAP Operating Margin, with the ACI targets for non-GAAP Income from Operations (40% weighting) increased each year to maintain margin target while revenue growth was encouraged

●

2019 goal of 22% that the Company plans to achieve by accelerating the pursuit of high-value digital transformation work, driving leverage in the cost structure, executing on opportunities to improve operational efficiency and aggressively employing automation to optimize traditional services[3,4]

●	2018 ACI targets for non-GAAP Income from Operations designed to incentivize an increase in non-GAAP Operating Margin during 2018 towards the 2019 goal

Non-GAAP Income from Operations[3]

(in millions)

●	Historically increased in line with revenue target increases to maintain non-GAAP Operating Margin in the 19-20% range

	Target Increase[2]	Weighting	Payout Range
2015 ACI	14.8%	40%
2016 ACI	9.8%	40%
2017 ACI	8.9%	40%

●	2018 ACI targets for non-GAAP Income from Operations designed to incentivize an increase in non-GAAP Operating Margin during 2018 towards the 2019 goal of 22% non-GAAP Operating Margin[3,4]

[1]

2016/17 PSU targets were based on combined performance of the Company for 2016 and 2017. The combined target was allocated between 2016 and 2017 in the graph in the same proportion as actual revenue in such years such that the same level of achievement is reflected in both years.

[2]	Increase in target (compound annual growth for 2017/18 PSUs) vs. prior year actual Company performance.
[3]	See “Non-GAAP Financial Measures and Forward-Looking Statements” on page 65.
[4]

2019 goal excludes any changes to the regulatory environment, including with respect to immigration and taxes. See our 2017 Annual Report for these and other risk factors that may impact our ability to achieve this goal.

6   Cognizant Technology Solutions Corporation

Proxy Statement Summary

Non-GAAP Diluted Earnings Per Share (EPS)[1]

●	PSU metric added in 2016 to incentivize increased profitability
●	Appropriate targets and significant weighting

	Target Increase[3]	Weighting	Payout Range
2015 PSUs	—	—
2016 PSUs	10.4%	25%
2016/17 PSUs	10.7%	25%

●	Increased non-GAAP EPS weighting in 2017 awards of 2017/18 PSUs (from 25% to 50%) as weighting of revenue reduced (from 75% to 50%) to reflect increased Company focus on profitability
●	2017/18 PSU targets for non-GAAP EPS aligned with 2019 goal of 22% non-GAAP Operating Margin[1,4]
●	PSUs awarded in 2017 (2017/18 PSUs) not shown as their 2-year performance period is ongoing

Cash Flow
Days Sales Outstanding (DSO)

●	Timely collection of receivables from customers incentivized by this ACI performance metric
●	DSO target set at a level the Compensation Committee believes is healthy for the business
●	DSO has remained steady over the past three years

	Weighting	Payout Range
2015 ACI	10%
2016 ACI	10%
2017 ACI	10%

Stockholder Return
5-Year Cumulative Total Stockholder Return[5]

●	14.1% compound annual growth rate in share price over the last 5 years (2013 – 2017)
●	Substantial portion of executive compensation in the form of long-term equity compensation (RSUs and PSUs), aligning management incentives with those of stockholders
●	Stock ownership guidelines further align executive incentives with those of stockholders (see “Executive Stock Ownership Guidelines” on page 34)

[1]	See “Non-GAAP Financial Measures and Forward-Looking Statements” on page 65.
[2]	2016/17 PSU targets were based on combined performance of the Company for 2016 and 2017. The combined target was allocated between 2016 and 2017 in the graph in the same proportion as actual non-GAAP EPS in such years such that the same level of achievement is reflected in both years.
[3]	Increase in target (compound annual growth for 2017/18 PSUs) vs. prior year actual Company performance.
[4]	2019 goal excludes any changes to the regulatory environment, including with respect to immigration and taxes. See our 2017 Annual Report for these and other risk factors that may impact our ability to achieve this goal.
[5]	Comparison assumes $100 was invested, from December 31, 2012 through December 31, 2017, in Cognizant common stock, the S&P 500 Index, the Nasdaq 100 Index and our peer group (capitalization weighted), and that all dividends were reinvested.
[6]	Consists of the following information technology consulting firms: Accenture plc, DXC Technology (previously Computer Sciences Corporation), ExlService Holdings Inc., Genpact Limited, Infosys Limited, Syntel, Inc., Wipro Limited and WNS (Holdings) Limited. Historically also included Computer Task Group, Inc. (old peer group not presented separately as it is not materially different from the above).

2018 Proxy Statement   7

Proxy Statement Summary

AUDIT

Proposal 3
Ratify the Appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for 2018
●The Audit Committee believes that the engagement of PricewaterhouseCoopers LLP is in the best interests of the Company and its stockholders.
The Board unanimously recommends a vote FOR the Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for 2018.	See page 44 for further information

ADDITIONAL PROPOSALS

Company Proposals

Proposal 4
Approve an Amendment and Restatement of the Company’s 2004 Employee Stock Purchase Plan
●An amendment and restatement of the Company’s ESPP is proposed to increase the number of authorized shares by 12,000,000, providing a share reserve sufficient for the next 4 to 5 years.
●The Amended and Restated ESPP also provides additional flexibility for the Compensation Committee to make adjustments upon various corporate events to maintain intended benefits of awards under the plan.

The Board unanimously recommends a vote FOR the Amendment and Restatement of the Company’s 2004 Employee Stock Purchase Plan.	See page 47 for further information

Proposals 5(a), (b) and (c)
Approve Three Separate Proposals to Eliminate the Supermajority Voting Requirements in the Company’s Certificate of Incorporation
●At the 2017 Annual Meeting, stockholders voted overwhelmingly (99.8% of the votes cast) in favor of a stockholder proposal requesting that the Board take the steps necessary to eliminate the supermajority voting provisions in the Company’s Certificate of Incorporation and By-laws. The Board supported this proposal.
●To implement the intent of the 2017 proposal, stockholders are requested to approve the following three separate proposals to eliminate the supermajority voting requirements in the Company’s Certificate of Incorporation with respect to:
(a)Amending the Company’s By-laws;
(b)Removing directors; and
(c)Amending certain provisions of the Company’s Certificate of Incorporation.

The Board unanimously recommends a vote FOR each of these proposals.	See page 52 for further information

8   Cognizant Technology Solutions Corporation

Proxy Statement Summary

Stockholder Proposals

Proposal 6
Consider a Stockholder Proposal Requesting that the Board take the Steps Necessary to Permit Stockholder Action by Written Consent
The Board unanimously recommends a vote AGAINST this proposal.	See page 56 for further information

Proposal 7
Consider a Stockholder Proposal Requesting that the Board take the Steps Necessary to Lower the Ownership Threshold for Stockholders to Call a Special Meeting
The Board unanimously recommends a vote AGAINST this proposal.	See page 58 for further information

2018 Proxy Statement   9

Proposal 1
Election of Directors
What are you voting on?
At the Annual Meeting, 11 Directors are to be elected to hold office until the 2019 Annual Meeting and until their successors have been duly elected and qualified. All nominees are current Directors and all except Mr. Velli were elected by stockholders at the 2017 Annual Meeting.

The Board unanimously recommends a vote FOR all the Director nominees listed below.

Director Nominees

Zein Abdalla Former President of PepsiCo, Inc.
Independent Director Since 2015 Age 59 Birthplace Sudan	Committees AC GC Skills and Qualifications
Career Highlights
●President of PepsiCo, Inc., a multinational food, snack and beverage company (2012 – 2014)
●Executive positions with PepsiCo Europe Region
●CEO (2009 – 2012)
●President (2006 – 2009)
●Various senior positions with PepsiCo (1995 – 2006)
Current Public Company Boards ●The TJX Companies, Inc., a retailer of apparel and home fashions (since 2012)
Select Other Positions
●Member of the Board of Directors of Mastercard Foundation
●Member of the Board of Directors of Kuwait Food Company (Americana) K.S.C.P.
●Member of the Imperial College Business School Advisory Board
●Board Advisor, Mars, Incorporated
Education
●B.S., Imperial College, London University

Betsy S. Atkins CEO and Founder of Baja Corp.
Independent Director Since 2017 Age 64 Birthplace United States	Committees CC FPC Skills and Qualifications
Career Highlights
●CEO and Founder of Baja Corp., a venture capital investment firm (since 1994)
●CEO of Clear Standards, Inc., a provider of energy management and sustainability software and solutions (2009 – 2010)
●Chair and CEO of NCI, Inc., a nutraceutical functional food company (1991 – 1993)
●Co-Founder of Ascend Communications, Inc., a manufacturer of communications equipment, and Director (1989 – 1999)
●EVP of Sales Marketing, Professional Services and International Operations

Current Public Company Boards
●Schneider Electric SE, a manufacturer of energy management systems (since 2011)
●SL Green Realty Corporation, a fully integrated real estate investment trust (REIT) (since 2015)
●Wynn Resorts, Limited, a destination casino resorts company (since 2018)

Select Other Positions
●Member of the Board of Directors of privately-held Volvo Car AB, an automobile manufacturer
Select Past Director Positions
●Ascend Communications, Inc.
●Chico’s FAS, Inc.
●Clear Standards, Inc.
●Darden Restaurants, Inc.
●HD Supply Holdings, Inc.
●Nasdaq LLC
●Polycom, Inc.
Education
●B.A., University of Massachusetts, Amherst

Leadership	Global Business Experience	Tech/Consulting Services	Technology	Financial	Operational
AC	Audit Committee	FPC	Financial Policy Committee	Committee Chair
CC	Compensation Committee	GC	Governance Committee	Committee Member
		$	AC Financial Expert

10   Cognizant Technology Solutions Corporation

Maureen Breakiron-Evans Former CFO of Towers Perrin
Independent Director Since 2009 Age 63 Birthplace United States	Committees $ AC GC Skills and Qualifications
Career Highlights
●CFO of Towers Perrin, a global professional services company (2007 – 2008)
●VP and General Auditor of CIGNA Corporation, a health services organization (2005 – 2006)
●EVP and CFO of Inovant, LLC, VISA’s captive technology development and transaction processing company (2001 – 2004)
●16 years in public accounting, ultimately as a partner at Arthur Andersen LLP through 1994
Current Public Company Boards ●Ally Financial Inc., an Internet bank (since 2015) ●Cubic Corporation, a provider of systems and services to transportation and defense markets worldwide (since 2017)
Select Past Director Positions
●Federal Home Loan Bank of Pittsburgh, a private government-sponsored enterprise
●Heartland Payment Systems, Inc., a provider of payment processing services
●ING Direct, an Internet bank
Education
●B.B.A., Stetson University
●M.B.A., Harvard Business School
●M.L.A., Stanford University
Certifications
●CPA in California

Jonathan Chadwick Former CFO and COO of VMware, Inc.
Independent Director Since 2016 Age 52 Birthplace United Kingdom	Committees $ AC Skills and Qualifications
Career Highlights
●Executive positions with VMware, Inc., a virtualization and cloud infrastructure solutions company
●COO (2014 – 2016)
●EVP and CFO (2012 – 2016)
●CFO of Skype Technologies S.A., an Internet communications company, and Corporate VP of Microsoft Corporation (2011 – 2012)
●EVP and CFO of McAfee, Inc., a security technology company (2010 – 2011)

●Various executive positions with Cisco Systems, Inc., a developer and manufacturer of networking and telecommunications equipment (1997 – 2010)
●Various positions with Coopers & Lybrand, an accounting firm (1993 – 1997)

Current Public Company Boards
●F5 Networks, Inc., a technology company that specializes in application delivery networking (since 2011)
●ServiceNow, Inc., a cloud computing company (since 2016)
Education
●B.Sc., University of Bath, U.K.
Certifications
●Chartered Accountant in England and Wales

John M. Dineen Former President and CEO of GE Healthcare
Independent Director Since 2017 Age 55 Birthplace United States	Committees FPC GC Skills and Qualifications
Career Highlights
●Operating Advisor of Clayton, Dubilier & Rice LLC, an investment firm (since 2015)
●Executive positions with General Electric Company, a global digital industrial company
●CEO, GE Healthcare (2008 – 2014)
●CEO, GE Transportation (2005 – 2008)
●Other leadership positions (1986 – 2005)
Current Public Company Boards ●Merrimack Pharmaceuticals, Inc., a pharmaceutical company specializing in the development of drugs for the treatment of cancer (since 2015)	Education ●B.S., University of Vermont

Leadership	Global Business Experience	Tech/Consulting Services	Technology	Financial	Operational
AC	Audit Committee	FPC	Financial Policy Committee	Committee Chair
CC	Compensation Committee	GC	Governance Committee	Committee Member
		$	AC Financial Expert

2018 Proxy Statement   11

Francisco D’Souza CEO of Cognizant
Director Since 2007 Age 49 Birthplace Kenya	Committees FPC Skills and Qualifications
Career Highlights
●Executive positions at Cognizant
●CEO (since 2007)
●President (2007 – 2012)
●COO (2003 – 2006)
●SVP, North American Operations and Business Development (1999 – 2003)
●VP, North American Operations and Business Development (1998 – 1999)
●Director - North American Operations and Business Development (1997 – 1998)
●Joined Cognizant as a co-founder in 1994, the year it was started as a division of The Dun & Bradstreet Corporation
Current Public Company Boards ●General Electric Company (since 2013)
Select Other Positions
●Member of the Board of Trustees of Carnegie Mellon University
●Co-Chair of the Board of Trustees of The New York Hall of Science
Education
●B.B.A., University of Macau (formerly University of East Asia)
●M.B.A., Carnegie Mellon University

John N. Fox, Jr. Former Vice Chairman of Deloitte & Touche LLP and Global Director, Strategic Clients of Deloitte Consulting
Independent Director Since 2007 Age 75 Birthplace United States	Committees CC GC Skills and Qualifications
Career Highlights
●Vice Chairman of Deloitte & Touche LLP, a global professional services firm, and Global Director, Strategic Clients for Deloitte Consulting (1998 – 2003)
●Member of Deloitte Touche Tohmatsu Board of Directors and the Board’s Governance (Executive) Committee (1998 – 2003)
●Various senior positions with Deloitte Consulting (1968 – 2003)
Current Public Company Boards ●VASCO Data Security International, Inc., an information technology security company (since 2005)	Select Other Positions ●Trustee for Steppenwolf Theatre Company ●Trustee for Wabash College Education ●B.A., Wabash College ●M.B.A., University of Michigan

John E. Klein Chairman of Cognizant and President and CEO of Polarex, Inc.
Independent Director Since 1998 Age 76 Birthplace United States	Committees AC CC GC Skills and Qualifications
Career Highlights
●Chairman of Cognizant (since 2003)
●President and CEO of Polarex, Inc., a technology consulting firm (employed since 1994)
●Previously President and CEO of MDIS Group, PLC, a UK listed software and services company
●VP at International Business Machines Corporation, or IBM, a multinational technology company ●VP at Digital Equipment Corporation, a worldwide computer hardware and software company	Education ●B.S., U.S. Merchant Marine Academy ●M.B.A., New York University

Leadership	Global Business Experience	Tech/Consulting Services	Technology	Financial	Operational
AC	Audit Committee	FPC	Financial Policy Committee	Committee Chair
CC	Compensation Committee	GC	Governance Committee	Committee Member
		$	AC Financial Expert

12   Cognizant Technology Solutions Corporation

Leo S. Mackay, Jr. SVP, Internal Audit, Ethics and Sustainability of Lockheed Martin Corporation
Independent Director Since 2012 Age 56 Birthplace United States	Committees AC Skills and Qualifications
Career Highlights
●Executive positions at Lockheed Martin Corporation, a global security and aerospace company
●SVP, Internal Audit, Ethics and Sustainability (since 2016)
●VP, Ethics and Sustainability (2011 – 2016)
●VP, Corporate Business Development and various other positions (2007 – 2011)
●President, Integrated Coast Guard Systems LLC and VP and General Manager, Coast Guard Systems (2005 – 2007)

●Chief Operations Officer of ACS State Healthcare LLC, a services company serving the healthcare industry (2003 – 2005)
●Various positions with Bell Helicopter, a helicopter and tiltrotor craft manufacturer
Select Other Positions
●Director of USAA Federal Savings Bank

Select Past Director Positions
●Chair of the Board of Visitors of the Graduate School of Public Affairs at the University of Maryland
●Center for a New American Security
Education
●B.S., United States Naval Academy
●M.P.P., Harvard University
●Ph.D., Harvard University

Michael Patsalos-Fox Former CEO of Stroz Friedberg and Former Chairman, the Americas and Senior Partner of McKinsey & Company
Independent Director Since 2012 Age 65 Birthplace Cyprus	Committees CC FPC GC Skills and Qualifications
Career Highlights
●CEO of Stroz Friedberg, a global investigation and cyber security firm (2013 – 2016)
●Senior Partner and various other positions with McKinsey & Company, a global management consulting company (1981 – 2013)
●Board of Directors (1998 – 2010)
●Chairman, the Americas (2003 – 2009)

●Member of Operating Committee
●Managing Partner of New York and New Jersey offices, North American Corporate Finance and Strategy practice and European Telecoms practice
●Leader of new business growth opportunities around data, analytics and software
Education ●B.S., University of Sydney ●M.B.A., International Institute for Management Development

Joseph M. Velli Former Senior Executive Vice President of The Bank of New York
Independent Director Since 2017 Age 60 Birthplace United States	Committees AC Skills and Qualifications
Career Highlights
●Senior Advisor of Lovell Minnick Partners, LLC, private equity firm (since 2016)
●Chairman and Chief Executive Officer of Convergex Group, LLC, a provider of software platforms and technology-enabled brokerage services (2006 – 2013)
●Executive positions with The Bank of New York (now BNY Mellon), a worldwide banking and financial services company
●Senior Executive Vice President and member of the Senior Policy Committee (1998 – 2006)
●Executive Vice President (1992 – 1998)
●Other leadership positions (1984 – 1992)

Current Public Company Boards
●Computershare Limited, a global provider of corporate trust, stock transfer, employee share plan and mortgage servicing services (since 2014)
●Paychex, Inc., a provider of payroll, human resource and benefits outsourcing services (since 2007)
Select Past Director Positions ●E*Trade Bank ●E*Trade Financial Corporation Education ●B.A., William Paterson University ●M.B.A., Fairleigh Dickinson University

Leadership	Global Business Experience	Tech/Consulting Services	Technology	Financial	Operational
AC	Audit Committee	FPC	Financial Policy Committee	Committee Chair
CC	Compensation Committee	GC	Governance Committee	Committee Member
		$	AC Financial Expert

2018 Proxy Statement   13

Board Composition

Director Independence

Board Member Independence

10 of 11 Directors Nominees are Independent	Each of our Director nominees, other than our CEO, Mr. D’Souza, has been determined by the Board to be an “independent director” under our Corporate Governance Guidelines and the rules of The Nasdaq Stock Market LLC (“Nasdaq”), which require that, in the opinion of the Board, such person not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director.

Committee Member Independence

100% Independent Directors on Audit, Compensation and Governance Committees

The Board has determined that all of the members of the Audit Committee, Compensation Committee and Governance Committee are independent as defined under Nasdaq rules and, where applicable, also satisfy the committee-specific requirements set forth below.

Additional Audit and Compensation Committee Independence Standards

Audit Committee

All members of the Audit Committee are required to satisfy the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Nasdaq rules, which require that Audit Committee members:

●May not accept any direct or indirect consulting, advisory or other compensatory fee from the Company or any of its subsidiaries, except for their compensation for Board service; and
●May not be affiliated with the Company or any of its subsidiaries.

Compensation Committee

Under Nasdaq rules, the Board must affirmatively determine the independence of each member of the Compensation Committee after considering:

●All sources of compensation of the director, including any consulting, advisory or other compensation paid by the Company or any of its subsidiaries; and
●Whether the Compensation Committee member is affiliated with the Company or any of its subsidiaries.

Director Recruitment and Selection Process

Director Candidate Identification

●Independent search firm, independent directors, management, stockholders and others may recommend potential candidates for election to the Company’s Board
●A subset of directors may be tasked by the Governance Committee with leading a search process for director candidates

Governance Committee

●Develops criteria for any director search process, including any specific desired skills, experiences or qualifications
●Discusses, assesses and interviews candidates
●Evaluates the candidates, including with respect to

●Integrity ●Business acumen ●Experience ●Diligence ●Independence / absence of conflicts of interest ●Capacity to serve in light of other commitments ●Diversity	No specific weighting is given to any of the criteria, nor is any a prerequisite
●Recommends nominees to the Board

Board ●Discusses and interviews candidates ●Analyzes independence ●Appoints directors to the Board ●Recommends nominees for stockholder vote at the next annual meeting

Stockholders ●Vote on nominees at annual meeting

Objective: Maintain an engaged, independent Board with broad and diverse experience and judgment that is committed to representing the long-term interests of our stockholders

In 2016 and 2017, the Company engaged a third party director search firm to assist the Governance Committee in identifying and evaluating director candidates. In February 2017, the Company and Elliott Management agreed to each identify and propose one new independent director for election to the Board, subject to the consent of the other, prior to the filing of the proxy statement for the 2017 Annual Meeting. Ms. Atkins and Mr. Dineen were elected to the Board in April 2017 through this process. As part of the February 2017 agreement, the Company and Elliott also agreed that the Company would propose one additional new independent director for election to the Board, subject to the consent of Elliott, prior to the filing of the proxy statement for the 2018 Annual Meeting. Mr. Velli was identified by the Company, consented to by Elliott and joined the Board in December 2017.

14   Cognizant Technology Solutions Corporation

Important Factors in Assessing Board Composition

The Governance Committee strives to maintain an independent board with broad and diverse experience and judgment that is committed to representing the long-term interests of our stockholders. The committee considers a wide range of factors when selecting and recruiting director candidates, including:

●

Ensuring an experienced, qualified Board with expertise in areas relevant to the Company. We seek directors who have held significant leadership positions and have global business experience, especially in the consulting and technology industries in which we compete. In addition, we seek directors with the financial reporting, operational, corporate governance and compliance experience appropriate for a large, global, publicly traded company.

Leadership 11 (100%)

We believe that directors who have held “C-suite” leadership positions over an extended period possess the ability to identify and develop leadership qualities in others. Such Directors demonstrate a practical understanding of organizations, processes, strategy and risk management, and know how to drive change and growth.

Global Business Experience 11 (100%)

With 23% of our revenue currently coming from, and our continued success dependent, in part, on continued growth in, our business outside the United States, and with the extensive international aspects of our business operations, we believe that global business experience is an important quality for many of our Directors to possess.

Technology and Consulting Services 4 (36%)

Technology and consulting services, including as to technology, strategy, business and operations, is one of our key areas of business focus. It is an important component of the continuing growth of our business and permeates other important growth areas for us. As technology and consulting services are a critical component of our efforts to develop ever more strategic relationships with clients, it is important to have directors with experience in providing such services to clients.

Technology 10 (91%)

Developing and investing in new technologies and ideas is at the heart of our business. Our current investments include building capabilities to enable clients to drive digital transformation at scale and create next generation information technology infrastructures, and building platform-based solutions and industry utilities to enable clients to achieve new levels of efficiency. In addition, strong data / cyber security is also essential for our business. As such, having directors with technology experience is as important as ever.

Financial 11 (100%)

We use a broad set of financial metrics to measure our operating and strategic performance and stockholder value creation. Accurate financial reporting and strong internal controls are also critical to our success. It is therefore important for us to have directors with an understanding of financial statements and financial reporting processes and a track record of stockholder value creation.

Operational 10 (91%)

We consider operational experience to be a valuable trait. Directors with this experience provide insight into best practices for the efficient administration and operation of a complex business to achieve growth and margin objectives.

●

Enhancing the Board’s diversity. Our Corporate Governance Guidelines provide that the value of director diversity, including as to race, gender, age, national origin and cultural background, should be considered in the selection of directors. The Governance Committee seeks out qualified women and individuals from minority groups to include in the pool from which Board nominees are chosen.

●

Achieving a balanced mix of tenures. The Governance Committee believes it is important that the Board have an appropriately balanced mix of experienced directors with a deep understanding of the Company and its industry and new directors who bring a fresh perspective and valuable new experience and insights.

●

Maintaining Director engagement. The Governance Committee considers each Director’s continuation on the Board on an annual basis. As part of the process, the committee evaluates the Director’s other positions and obligations in order to assess the Director’s ability to continue to devote sufficient time to Company matters. Any Director who experiences a change in employment status or job responsibilities, other than retirement, is required to notify the Chairman and the Governance Committee and offer to resign from the Board.

●

Avoiding conflicts of interest. The Governance Committee looks at other positions a director candidate has held or holds (including other board memberships) and any potential conflicts of interest to ensure the continued independence of the Board and its committees. There are no family relationships among any of our executive officers, directors and key employees.

2018 Proxy Statement   15

As part of the Governance Committee’s annual self-assessment process, it assesses its performance as to all aspects of the selection and nomination process for directors, including diversity.

Based on the experience, qualifications, attributes and skills of our Director nominees as highlighted herein, our Governance Committee has concluded that such Director nominees should continue to serve on the Board.

Majority Voting Standard in Director Elections

Our By-laws provide that the voting standard for the election of directors in uncontested elections is a majority of votes cast. Any Director who does not receive a majority of the votes cast for their election must tender an irrevocable resignation that will become effective upon acceptance by the Board. The Governance Committee will recommend to the Board whether to accept the Director’s resignation within 90 days following the certification of the stockholder vote. The Board will promptly disclose whether it has accepted or rejected the Director’s resignation, and the reasons for its decision, in a Form 8-K. The Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a Director’s resignation. Our Corporate Governance Guidelines contain additional specifics regarding our Director resignation policy. See “Helpful Resources” on page 74.

How Stockholders Can Propose Director Candidates

Recommendations to Governance Committee

Stockholder sends to the Company’s Secretary:

●Name(s) of proposed director candidate(s)
●Appropriate biographical information and background materials
●Statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of the Company’s common stock for at least a year

Governance Committee evaluates stockholder-proposed director candidates in substantially the same manner, including both process and criteria, as it follows for candidates submitted by others. See “Director Recruitment and Selection Process” on page 14.

Nominations by Proxy Access

3% for 3 years One or more stockholders holding at least 3% of the Company’s common stock for at least 3 years may submit director nominees to include in the Company’s proxy statement.	25% of the Board Stockholder-submitted nominees may be submitted via proxy access for up to 25% of the Board or 2 directors, whichever is greater.	Stockholder-submitted nominations that satisfy the requirements in the Company’s By-laws are included in the Company’s proxy statement. See “Director Nominees via Proxy Access” on page 60.

Board Leadership Structure

Separate Chairman and CEO

The Company’s board leadership structure has separated the Chairman and CEO roles since December 2003. Currently, Mr. Klein serves as Chairman and Mr. D’Souza as CEO. The Board evaluates its leadership structure on an ongoing basis based on factors such as the experience of the applicable individuals and the current business environment of the Company. After considering these factors, the Board, at its meeting following the 2017 Annual Meeting, determined that continuing to separate the positions of Chairman and CEO was the appropriate board leadership structure.

16   Cognizant Technology Solutions Corporation

Board Role in Risk Oversight

Our business faces various risks, including strategic, financial, legal, regulatory, operational, accounting, data / cyber security and reputational risks. The Board exercises its oversight responsibility for risk management both directly and through its committees. We believe this division of responsibilities optimizes the Board’s ability to address risks in a focused and proactive manner, assess interrelationships among the various risks we face and make informed cost-benefit decisions. In addition, we believe this division allows our independent Directors, through our fully independent Audit Committee, Compensation Committee and Governance Committee and our majority independent Financial Policy Committee, to exercise effective oversight of the actions of management in identifying risks and implementing effective risk management policies and controls. Management provides regular updates to the Board or relevant committees on risk exposures and mitigation efforts.

Board of Directors
The Board is kept informed of its committees’ risk oversight and other activities through reports of the committee chairs to the full Board. These reports are presented at regular Board meetings.
In addition to addressing risk topics referred to it by its committees, the Board addresses certain risk topics directly, including the following:
●Business strategy, including with respect to growth both organically and through acquisitions.
●Security, including physical and data / cyber security (with support from the Audit Committee).
●Executive leadership development and succession planning, including an emergency succession plan for the CEO (with support from the Governance Committee).
●Financial risk, including Treasury matters such as incurrence of indebtedness and hedging.

Audit Committee
Oversees the following risk topics:
●Overall risk management framework and processes, including through oversight of our Enterprise Risk Management (ERM) program. The Company’s Chief Internal Auditor manages the ERM program and helps ensure that ERM is integrated into the Company’s strategic and operational planning process. The committee’s meetings throughout the year include discussions of individual risk areas and quarterly updates on the overall ERM process.
●Accounting and internal controls, with quarterly reports from and private sessions with our independent registered public accounting firm and Chief Internal Auditor.
●Compliance, including with respect to our Code of Ethics and whistleblower / hotline procedures.
●Security risks, including physical and data / cyber security (supports the full Board).
●Operational risks, including infrastructure, talent supply chain, business continuity and scalability of our processes and systems.
●Legal and regulatory risks, including third party contractual risks, intellectual property matters and compliance with data privacy laws.
●Geopolitical risks, including changes in laws and regulations.
Compensation Committee
Oversees the Company’s compensation policies and practices, including a review, as part of its annual process of determining executive compensation, of the incentives created by the Company’s incentive compensation programs to ensure that such incentives are appropriate and do not encourage undue risk taking, and that the compensation policies and practices as a whole are not reasonably likely to have a material adverse effect on the Company.
Financial Policy Committee
Oversees the following risk topics:
●Operating margins and execution of the Company’s margin improvement plan.
●Capital structure and allocation.
Governance Committee
Oversees the following risk topics:
●Board governance structure and processes.
●Succession planning, including an emergency succession plan for the CEO (supports the full Board).

Management
Management is responsible for the day-to-day management of the various risks facing the Company, and provides regular updates to the Board or relevant committees on risk exposures and mitigation efforts. These updates include regular reports from executives with responsibility for various aspects of the Company’s business or functions. The Board is informed of major or notable developments that could affect the Company’s risk profile or other aspects of the business.

2018 Proxy Statement   17

Committees of the Board

The Board has four standing committees — the Audit Committee, Compensation Committee, Financial Policy Committee and Governance Committee — each of which operates under a charter that has been approved by the Board. See “Helpful Resources” on page 74.

Audit Committee	AC

Key Responsibilities
●Directly overseeing our independent registered public accounting firm, including appointment, termination, qualifications and independence, and pre-approval of the scope and fees of the annual audit and any other services, including review, attest and non-audit services;
●Reviewing and discussing the contents of our quarterly and annual consolidated financial statements and earnings releases with management and the independent registered public accounting firm;
●Recommending to the Board inclusion of our audited financial statements in our Annual Report on Form 10-K;
●Monitoring our internal control over financial reporting, disclosure controls and procedures, and Code of Ethics;
●Reviewing and discussing the internal audit process, scope of activities and audit results with our internal audit department;
●Reviewing and discussing with management our risk management framework and processes, including through oversight of our ERM program;
●Supporting the Board in the oversight of security risks, including physical and data / cyber security, which oversight includes the receipt and review of periodic evaluations of the Company’s security processes and procedures from independent experts; and
●Overseeing a number of additional risk topics, including compliance, operational, legal, regulatory and geopolitical risks.

Maureen Breakiron-Evans (Chair)
Other Members
Zein Abdalla
Jonathan Chadwick
John E. Klein
Leo S. Mackay, Jr.
Joseph M. Velli
No. of Meetings in 2017: 11
Audit Committee Financial Experts
The Board has determined that each of Ms. Breakiron-Evans and Mr. Chadwick is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K.

Compensation Committee	CC

Key Responsibilities
●Making recommendations to the Board with respect to the compensation of our CEO;
●Reviewing and approving, or making recommendations to the Board with respect to, the compensation of our other executive officers;
●Overseeing evaluations of our senior executives;
●Reviewing and making recommendations to the Board with respect to our incentive compensation arrangements, including an annual review to ensure that such compensation arrangements do not encourage unnecessary risk taking;
●Reviewing and making recommendations to the Board with respect to Director compensation; and
●Assisting the Board in the discharge of any other responsibilities relating to the compensation of our executive officers.

John N. Fox, Jr. (Chair)
Other Members Betsy S. Atkins John E. Klein Michael Patsalos-Fox No. of Meetings in 2017: 5

18   Cognizant Technology Solutions Corporation

Financial Policy Committee	FPC

Key Responsibilities
●Evaluating the Company’s operating margins;
●Assisting and advising the Board on the development of and potential revisions to the Company’s long-term margin improvement plan;
●Monitoring and evaluating the implementation of such margin improvement plan; and
●Evaluating and providing the Board with recommendations regarding the Company’s capital structure and capital allocation policies and strategy.

Francisco D’Souza (Chair)
Other Members Betsy S. Atkins John M. Dineen Michael Patsalos-Fox No. of Meetings in 2017: 3

Governance Committee	GC

Key Responsibilities
●Recommending to the Board the persons to be nominated for election as Directors and to be appointed to each of the Board’s committees;
●Reviewing the Directors’ other positions and obligations annually to ensure they have sufficient time to devote to Company matters;
●Assisting the Board in succession planning for the CEO (including emergency succession plans), other senior executives and Board positions;
●Developing and recommending to the Board revisions to our Corporate Governance Guidelines; and
●Overseeing an annual evaluation of the Board.

Michael Patsalos-Fox (Chair)
Other Members Zein Abdalla Maureen Breakiron-Evans John M. Dineen John N. Fox, Jr. John E. Klein No. of Meetings in 2017: 5

Director Attendance

There were 9 meetings of the Board during 2017. Each Director standing for election at the Annual Meeting attended at least 95% of the aggregate of (i) all meetings of the Board held during the period in which he or she served as a Director and (ii) the total number of meetings held by the committees on which he or she served during the period, if applicable.

Our Corporate Governance Guidelines provide that Directors are expected to attend the annual meeting of stockholders. For the 2017 Annual Meeting, Mr. D’Souza acted as Chairman and all but two of the 11 then current Directors attended (participating by teleconference).

Strong Director Engagement

Average Director nominee attendance at 2017 meetings

Board 100%	Audit Committee 98%	Financial Policy Committee 100%

	Compensation Committee 100%	Governance Committee 100%

2018 Proxy Statement   19

Director Compensation

Discussion and Analysis

The Company uses cash and stock-based compensation to attract and retain qualified individuals to serve on the Board. The Company sets compensation for Directors who are not our employees or the employees of any of our subsidiaries (“non-employee Directors”) taking into account the time commitment and experience level expected of its Directors. A Director who is an employee of the Company or any of its subsidiaries receives no cash or stock-based compensation for serving as a Director.

Engagement of Compensation Consultant

For purposes of establishing non-employee Director compensation, the Compensation Committee engaged Pay Governance, LLC (“Pay Governance”), an independent executive compensation advisory firm, in 2017 to review all elements of non-employee Director compensation, benchmark such compensation in relation to other comparable companies with which we compete for Board talent and provide recommendations to ensure that our non-employee Director compensation program remains competitive. Pay Governance benchmarked our non-employee Director compensation against the same group of technology-related firms used by Pay Governance in preparing its recommendations to the Compensation Committee in determining stock-based awards for executive officers. See “Compensation Committee and Engagement of Compensation Consultant” and “Peer Group and Market Data” on page 28.

Director Compensation Analysis and Changes for 2017

The Compensation Committee considered the benchmarking data and recommendations of Pay Governance in setting the cash and stock-based compensation of non-employee Directors that became effective following the 2017 Annual Meeting.

Analysis	Compensation Actions for 2017
Company total Director compensation at the 50th percentile vs. Company peer group	No change to total Director compensation vs. 2016

Company mix of 50% stock options and 50% RSUs differed from peer group companies, which predominantly issued equity in the form of full value shares or RSUs	Stock-based compensation issued 100% in RSUs (no stock options)

Company vesting provisions of stock-based compensation significantly longer than at peer group companies

●Company-issued options vested over 2 years and RSUs vested over 3 years
●Peer group companies split between immediate (full value shares issued) and 100% vesting on the first anniversary of the grant date
RSUs issued provide for 100% vesting on the first anniversary of the grant date

The additional annual Board and committee chair retainers, provided to certain of the chairs in recognition of the increased workload and responsibilities associated with the positions, and the meeting fees were left unchanged in 2017. Both the retainers and meeting fees were analyzed by Pay Governance and, in the case of the retainers, revised in 2016.

2017 Director Compensation Structure

Annual Non-Employee Director Compensation[1]		Additional Annual Board and Committee Chair Retainers[1]		Meeting Fees for Non-Employee Directors
Annual Cash Retainer	$90,000	Board	$150,000	Board Meetings	No meeting fees
RSUs	$210,000	Audit	$25,000
●Fair market value on grant date ●100% vesting on the first anniversary of the grant date		Compensation	$15,000	Committee Meetings	$1,500 per meeting (excluding telephonic meetings of 30 minutes or less)
		Financial Policy	—
		Governance	$15,000
Total	$300,000
[1]	Paid in advance following annual meeting of stockholders. Directors joining mid-year receive pro-rated amounts.

Upon a Director’s retirement while in good standing, the Board’s intent is to utilize its discretion to accelerate the vesting of such Director’s outstanding stock-based awards.

20   Cognizant Technology Solutions Corporation

Director Stock Ownership Guidelines

Directors	5x annual cash retainer ($450,000 in shares of common stock)	The Company adopted revised stock ownership guidelines in March 2017 to further align Director interests with those of stockholders. Under the revised guidelines, each non-employee Director is required over time to hold a number of shares with a value, measured as of the time the revised guidelines were put in place or, for later joining Directors, the time a Director joins the Board, equal to five times the annual cash retainer received by non-employee Directors (i.e., $450,000 in shares of common stock). Compliance with the guidelines is required within five years of a Director joining the Board.

Hedging, Short Sale, Margin Account and Pledging Prohibitions

All Directors are subject to the same insider trading policies of the Company that apply to employees that provide for:

●	No hedging or speculation with respect to Cognizant securities;
●	No short sales of Cognizant securities;
●	No margin accounts with Cognizant securities; and
●	No pledging of Cognizant securities.

See “Hedging, Short Sale, Margin Account and Pledging Prohibitions” on page 35 for additional information on these restrictions.

Deferral of Restricted Stock Units

Non-employee Directors may on a yearly basis elect to defer settlement of RSUs that are granted in the subsequent year. The following table sets forth the two deferral options available, and the Directors that elected such deferral options, for 2017.

RSUs Deferred Until Earliest to Occur of
	Company Change in Control	Director’s Death or Permanent Disability	Director Leaves the Board	Directors Electing Option
Option 1			100% settles on next July 1	Atkins, Dineen, Weissman
Option 2			1/3rd settles on each of next three July 1sts	Breakiron-Evans, Fox, Klein, Wendel
= immediate settlement

2018 Proxy Statement     21

Director Tables

The following tables set forth certain information regarding the compensation of each of our Directors who served during 2017 and the aggregate number of stock awards and the aggregate number of stock options held by each of our Directors at December 31, 2017.

	2017 Director Compensation					Director Stock and Option Awards Outstanding
Name	Fees Earned or Paid in Cash	Stock Awards[1]	Option Awards[1]	All Other Compensation	Total	Aggregate Number of Stock Awards[2]	Aggregate Number of Stock Options
Zein Abdalla	$108,000	$209,987	—	—	$317,987	4,707	11,294
Betsy S. Atkins	$112,993	$233,795	$23,863	—	$370,651	3,536	1,827
Maureen Breakiron-Evans	$133,000	$209,987	—	—	$342,987	23,391	73,324
Jonathan Chadwick	$102,000	$209,987	—	—	$311,987	4,482	7,924
John M. Dineen	$112,993	$233,795	$23,863	—	$370,651	3,536	1,827
John N. Fox, Jr.	$118,500	$209,987	—	—	$328,487	5,430	33,324
John E. Klein	$265,500	$209,987	—	—	$475,487	11,641	21,764
Leo S. Mackay, Jr.	$100,500	$209,987	—	—	$310,487	9,350	13,297
Lakshmi Narayanan[3]	—	$154,639	$152,171	—	$306,809	—	—
Michael Patsalos-Fox	$123,000	$209,987	—	—	$332,987	10,422	53,324
Joseph M. Velli	$43,397	$101,245	—	—	$144,642	1,417	—
Robert E. Weissman[4]	$100,500	$557,763	$65,589	—	$723,852	11,641	21,764
Thomas M. Wendel[3]	$7,500	$154,639	$152,171	—	$314,309	5,671	—
[1]	Represents the aggregate grant date fair value of RSUs and stock options granted in the 2017 fiscal year under the 2009 Plan and the 2017 Plan, determined in accordance with FASB ASC Topic 718. All Directors listed received an award of 3,136 RSUs with a grant date fair value of $66.96 per share, except for Messrs. Narayanan and Wendel, who did not stand for reelection to the Board at the 2017 Annual Meeting, and Mr. Velli, who received an award of 1,417 RSUs with a grant date fair value of $71.45 per share upon his joining the Board on December 12, 2017 (representing a pro-rated equity award for the portion of the year that he is expected serve prior to the 2018 Annual Meeting). Ms. Atkins and Ms. Dineen also received additional awards of 400 RSUs with a grant date fair value of $59.52 per share and 1,827 stock options with a grant date fair value of $13.06 per share upon their election to the Board on April 1, 2017 (representing pro-rated equity awards for the portion of the year they served prior to the 2017 Annual Meeting). The reported dollar amounts do not take into account any estimated forfeitures related to continued service vesting requirements. For information regarding assumptions underlying the valuation of equity awards, see Note 16 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.
[2]	Includes the RSUs granted in 2016 and 2017 with respect to which the settlement has been deferred for some Directors, as described above. Also includes deferred RSUs granted in prior years held by Ms. Breakiron-Evans (18,547), Mr. Fox (586), Mr. Klein (6,797), Mr. Mackay, Jr. (4,506) and Mr. Patsalos-Fox (5,578) to be settled upon the Director’s termination of service on the Board. For Mr. Weissman, is comprised of 11,641 RSUs that will be settled on July 1, 2018. For Mr. Wendel, is comprised of 5,671 RSUs that will be settled in equal parts on July 1, 2018 and July 1, 2019.
[3]	Messrs. Narayanan and Wendel did not stand for re-election as Directors at the 2017 Annual Meeting held on June 6, 2017. The amounts shown under “Stock Awards” and “Option Awards” reflect the fair market value of unvested RSUs and stock options, respectively, held by Messrs. Narayanan and Wendel the vesting of which the Board, in its discretion, determined to accelerate immediately prior to the 2017 Annual Meeting.
[4]	Mr. Weissman retired from the Board on December 14, 2017. The amounts shown under “Stock Awards” and “Option Awards” include the fair market value of unvested RSUs ($347,776, reflected under “Stock Awards”) and stock options ($65,589, reflected under “Option Awards”) held by Mr. Weissman the vesting of which the Board, in its discretion, determined to accelerate upon his retirement.

22     Cognizant Technology Solutions Corporation

Other Board and Corporate Governance Information

Corporate Governance Policies and Practices

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines to assist it in the exercise of its duties and responsibilities to the Company and its stockholders. The guidelines provide a framework for the conduct of the Board’s business and are integral to an effective corporate governance program. See “Helpful Resources” on page 74.

Code of Ethics

We have a Code of Ethics that applies to all of our Directors, officers and employees. See “Helpful Resources” on page 74. We will post on our website all disclosures that are required by law or Nasdaq listing standards concerning any amendments to, or waivers from, any provision of our Code of Ethics.

Limits on Director Service on Other Public Company Boards

Under our Corporate Governance Guidelines, service by Directors on public company boards is limited to no more than four, not including the Cognizant Board. For any Director who is also a public company CEO, the limit is two, not including the Cognizant Board. This practice is to ensure that our Directors have sufficient time to devote to Cognizant matters.

Certain Relationships and Related Person Transactions

Review of Related Person Transactions

The Audit Committee is responsible for reviewing and approving all transactions between the Company and any related person that are required to be disclosed pursuant to Item 404 of Regulation S-K. Related persons can include any of our Directors or executive officers, certain of our stockholders, and any of their immediate family members. The Audit Committee will approve a related person transaction when, in its good faith judgment, the transaction is in the best interests of the Company. The Company’s legal staff is primarily responsible for monitoring and obtaining information from our Directors and executive officers with respect to potential related person transactions, and for then determining, based on the facts and circumstances, whether the related person has a direct or indirect material interest in any transaction with us. Each year, to help our legal staff identify related person transactions, we require each of our Directors, Director nominees and executive officers to complete a disclosure questionnaire identifying any transactions with us in which the officer or Director or their family members have an interest.

In addition, our Code of Ethics requires all Directors, officers and employees who may have a potential or apparent conflict of interest to, in the case of employees, notify our Chief Compliance Officer or General Counsel, or in the case of Directors and executive officers, notify our General Counsel or the Board. See “Helpful Resources” on page 74.

2017 Transactions with Related Persons

Brackett B. Denniston III, who served as our Interim General Counsel and an executive officer of the Company from December 2, 2016 until May 15, 2017, is, and was during such period, a Senior Counsel at the law firm of Goodwin Procter LLP (“Goodwin”). During the fiscal year ended December 31, 2017, Goodwin performed legal services for the Company for which it was paid approximately $4.3 million in the aggregate. Fees for the services of Goodwin attorneys, including Mr. Denniston, were paid by us at rates that were generally consistent with rates regularly charged by the firm to other clients. Mr. Denniston did not have a direct interest in the payment of such fees, but had an indirect interest in such fees as an employee of the law firm. Mr. Denniston did not review or approve any invoices for payments to Goodwin. The provision of legal services by Goodwin was reviewed and approved by the Audit Committee.

Other than the matter described above and such other matters disclosed herein under “Compensation” starting on page 26, there have been no related person transactions since January 1, 2017.

Communications to the Board from Stockholders

How you can communicate concerns to our Directors

Under procedures approved by a majority of our independent Directors, our Chairman and our General Counsel and Secretary are primarily responsible for monitoring communications from stockholders and, if they relate to important substantive matters and include suggestions or comments that our Chairman and General Counsel and Secretary consider to be important for the Directors to know, providing copies or summaries to the other Directors. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

The Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Stockholders who wish to send communications on any topic to the Board should address such communications to the Board or our General Counsel and Secretary. See “Helpful Resources” on page 74.

2018 Proxy Statement     23

Common Stock and Total Stock-Based Holdings Table

The following table sets forth the Cognizant stock-based holdings of our Directors, NEOs, and Directors and executive officers as a group as of March 31, 2018, as well as the stock-based holdings of beneficial owners of more than 5% of our common stock as of December 31, 2017. Unless otherwise indicated, the address for the individuals below is our address.

	Common Stock
Directors	Stock	Options	Total	% Outstanding
Zein Abdalla	967	7,831	16,968	*
Betsy S. Atkins	—	913	5,363	*
Maureen Breakiron-Evans	255	29,861	56,970	*
Jonathan Chadwick	758	4,461	13,078	*
John M. Dineen	—	913	5,363	*
John N. Fox, Jr.	35,590	18,301	62,784	*
John E. Klein	597,859	18,301	631,264	*
Leo S. Mackay, Jr.	6,797	9,834	29,444	*
Michael Patsalos-Fox	16,797	49,861	80,543	*
Joseph M. Velli	2,500	—	3,917	*
Total	661,523	140,276	905,694	*

	Common Stock
Named Executive Officers	Stock	Options	Total	% Outstanding
Francisco D’Souza	462,425	—	918,999	*
Rajeev Mehta	30,875	—	286,040	*
Karen McLoughlin	43,070	—	170,779	*
Ramakrishna Prasad Chintamaneni	19,430	—	105,456	*
Matthew W. Friedrich	—	—	78,226	*
Total	555,800	—	1,559,500	*

	Common Stock
Current Directors and Executive Officers	Stock	Options	Total	% Outstanding
As a group (28 people)	1,652,222	160,276	3,514,644	*

5% Beneficial Owners	Common Stock	% Outstanding
The Vanguard Group	42,032,743	7.1%
BlackRock, Inc.	36,121,482	6.1%
*	Less than 1% of the total outstanding shares of our common stock.

24     Cognizant Technology Solutions Corporation

Common Stock. This column shows beneficial ownership of our common stock as calculated under SEC rules. Except to the extent noted below, everyone included in the table has sole voting and investment power over the shares reported. None of the shares is pledged as security by the named person, although standard brokerage accounts may include non-negotiable provisions regarding set-offs or similar rights. The Stock subcolumn includes shares directly or indirectly held and shares underlying RSUs that will vest within 60 days. The Options subcolumn includes shares that may be acquired under stock options that are currently exercisable or will become exercisable within 60 days.

Total. This column shows the individual’s total Cognizant stock-based holdings, including securities shown in the Common Stock column (as described above), plus non-voting interests that cannot be converted into shares of Cognizant common stock within 60 days, including, as appropriate, PSUs, RSUs and stock options.

Common Stock and Total. Both columns include the following shares over which the named individual has shared voting and investment power through family trusts or other accounts: Klein (137,872) and Mehta (30,523).

Current Directors and Executive Officers. This row includes: (1) 2,976 RSUs that vest within 60 days, (2) 160,276 shares that may be acquired under stock options that are or will become exercisable within 60 days, and (3) 169,195 shares of common stock over which there is shared voting and investment power.

5% Beneficial Owners. This table shows shares beneficially owned by BlackRock, Inc., 55 East 52nd Street, New York, NY 10055, and The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355, as follows:

(# of shares)	BlackRock	Vanguard
Sole voting power	30,994,860	839,580
Shared voting power	0	134,708
Sole dispositive power	36,121,482	41,077,465
Shared dispositive power	0	955,278

The foregoing information is based solely on a Schedule 13G/A filed by BlackRock with the SEC on January 29, 2018 and a Schedule 13G/A filed by Vanguard with the SEC on February 9, 2018, as applicable.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our Directors, certain officers and stockholders who beneficially own more than 10% of any class of our equity securities registered pursuant to Section 12 of the Exchange Act (collectively, the “Reporting Persons”) to file initial statements of beneficial ownership of securities and statements of changes in beneficial ownership of securities with respect to our equity securities with the SEC. All Reporting Persons are required by SEC regulation to furnish us with copies of all reports that such Reporting Persons file with the SEC pursuant to Section 16(a). Based solely on our review of the copies of such forms received by us and upon written representations of the Reporting Persons received by us, we believe that there has been compliance with all Section 16(a) filing requirements applicable to such Reporting Persons with respect to the year ended December 31, 2017, except that one Form 4 for Mr. Chintamaneni, reporting a sale of shares, and one Form 4 for Srinivasan Veeraraghavachary, also reporting a sale of shares, were filed one day late and one charitable gift of shares by Ms. Breakiron-Evans in 2016 that should have been reported on a Form 5 in early 2017 was reported late on a Form 5 in early 2018.

2018 Proxy Statement   25

Proposal 2
Advisory Vote on Executive Compensation (Say-on-Pay)
What are you voting on?
In accordance with Section 14A of the Exchange Act, we are asking stockholders to vote on an advisory basis to approve the compensation paid to our NEOs, as described in this proxy statement.

The Board unanimously recommends a vote FOR the approval, on an advisory (non-binding) basis, of our executive compensation.

Resolution Stockholders Are Being Asked to Approve

RESOLVED, that the stockholders of Cognizant Technology Solutions Corporation approve, on an advisory basis, the compensation of the Company’s named executive officers, disclosed pursuant to Item 402 of Regulation S-K in the Company’s definitive proxy statement for the 2018 Annual Meeting of Stockholders.

Background

94% votes cast “FOR” Say-on-Pay at 2017 Annual Meeting	The Dodd-Frank Act requires that our stockholders have the opportunity to cast an advisory vote on executive compensation at annual meetings, commonly referred to as a “Say-on-Pay” vote, at least once every three years. At the 2011 Annual Meeting and again at the 2017 Annual Meeting, the Company’s stockholders voted, on an advisory basis, on the frequency of the Say-on-Pay vote, in both instances voting in favor of the holding of a Say-on-Pay vote every year. A Say-on-Pay vote was first held at the 2011 Annual Meeting and has been held at each subsequent annual meeting. Holding the Say on Pay vote every year gives the stockholders the opportunity to provide direct and frequent feedback on our compensation philosophy, policies and procedures. The next Say-on-Pay vote will occur in 2019.

The Say-on-Pay vote is a non-binding vote on the compensation of our NEOs, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this proxy statement. Please read the “Compensation Discussion and Analysis” section starting on page 27 for a detailed discussion about our executive compensation programs and compensation philosophy, including information about the fiscal 2017 compensation of our NEOs.

The votes solicited by this Proposal 2 are advisory, and therefore are not binding on the Company, the Board or the Compensation Committee. However, the Board, including the Compensation Committee, values the opinions of our stockholders and, to the extent there is any significant vote against the NEO compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and evaluate what actions, if any, may be appropriate to address those concerns.

26   Cognizant Technology Solutions Corporation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis section describes the general objectives, principles and philosophy of the Company’s executive compensation program, focused primarily on the compensation of our NEOs.

Overview of Executive Compensation Program

Compensation Committee

The Compensation Committee oversees and administers our executive compensation program, including the evaluation and approval of compensation plans, policies and programs offered to our NEOs. The Compensation Committee operates under a written charter adopted by the Board and is comprised entirely of independent, non-employee directors as determined in accordance with various Nasdaq and SEC rules. The Compensation Committee has the authority to engage its own independent advisor to assist in carrying out its responsibilities under its charter.

Key Program Features

The following tables summarize key elements of our executive compensation program and where they are described in the Compensation Discussion and Analysis section.

What We Do			What We Don’t Do
Pay for performance, with high percentages of performance-based and long-term equity compensation	See page 29	No hedging or speculation with respect to Cognizant securities	See page 35
Use appropriate peer groups and market data when establishing compensation	See page 28	No short sales of Cognizant securities	See page 35
Retain an independent external compensation consultant	See page 28	No margin accounts with Cognizant securities	See page 35
Set significant stock ownership guidelines for executives	See page 34	No pledging of Cognizant securities	See page 35
Maintain a strong clawback policy	See page 35	No tax “gross ups” on severance benefits	See page 36
Utilize “double trigger” change in control provisions	See page 42

Program Objectives

The Compensation Committee has designed the executive compensation program to meet the following objectives:

●

Ensure executive compensation is aligned with our corporate strategies and business objectives and that potential realizable compensation is set relative to each executive’s level of responsibility and potential impact on our performance;

●	Tie a substantial portion of executive officer compensation to achieving both short-term and long-term performance objectives that enhance stockholder value;
●	Reinforce the importance of meeting and exceeding identifiable and measurable goals through superior awards for superior performance;
●	Provide total direct compensation that is competitive in markets in which we compete for management talent in order to attract, retain and motivate the best possible executive talent;
●	Provide an incentive for long-term continued employment with our Company; and
●	Reinforce our desired culture and unique corporate environment by fostering a sense of ownership, urgency and overall entrepreneurial spirit.

Company Performance and Impact on Compensation Program

The Compensation Committee set 2017 executive compensation in March 2017, except with respect to Mr. Friedrich, who joined the Company in May 2017. The Compensation Committee’s decisions with respect to 2017 executive compensation were primarily based on:

●	The Company’s performance during 2017, 2016 and in previous years, including relative to its industry;
●	Anticipated and desired Company performance for 2017 and 2018 based on Company and industry projections and Company goals;
●	Individual executive performance and responsibility; and
●	The market for executive talent.

The Compensation Committee believes that the design of the compensation program, including having the appropriate mix of compensation elements and performance metrics and targets, has a significant impact on driving Company performance.

●	The performance by the Company in 2015, 2016 and 2017 across the performance metrics and targets selected by the Compensation Committee is set forth under “Aligning Pay with Performance.”
See page 6 for further information
●

Details of the compensation elements and performance by the Company in 2015, 2016 and 2017 against each of the performance-based compensation elements is set forth under “Direct Compensation of Named Executive Officers.”

See page 29 for further information

2018 Proxy Statement   27

Role of Stockholder Say-on-Pay Votes

The Company provides its stockholders with the opportunity to cast an annual, non-binding advisory vote on executive compensation. At the 2017 Annual Meeting, approximately 94% of the votes cast on the Say-on-Pay proposal were voted “FOR” the proposal. In making its decisions regarding executive compensation for 2017, the Compensation Committee considered the significant level of stockholder support our compensation program has received from stockholders in past years and chose to generally retain the same structure of the executive compensation program. Nevertheless, there were two notable changes to the compensation structure for NEOs made by the Compensation Committee in 2017:

●	Increased non-GAAP EPS weighting in PSUs awarded in 2017 (from 25% to 50%), with weighting of revenue reduced (from 75% to 50%), to reflect increased Company focus on profitability; and
●

Annual RSU grant timing changed for certain NEOs from the fourth quarter of 2016 to the first quarter of 2017 to align with the timing of the Company’s other annual equity grants and other annual compensation decisions by the Compensation Committee.

See “Direct Compensation of Named Executive Officers” starting on page 29. The Compensation Committee will continue to consider the outcome of the Company’s Say-on-Pay votes when making future compensation decisions for the NEOs.

The Compensation-Setting Process

Compensation Committee and Engagement of Compensation Consultant

To achieve the objectives of our executive compensation program, the Compensation Committee evaluates our executive compensation program with the goal of setting compensation at levels the committee believes are competitive with those of other technology-related growth companies that compete with us for executive talent. The committee has periodically engaged an independent compensation consultant to provide additional assurance that the Company’s executive compensation program is reasonable and consistent with its objectives. The consultant reports directly to the Compensation Committee, periodically participates in committee meetings, and advises the committee with respect to compensation trends and best practices, plan design, and the reasonableness of individual compensation awards. Although the Compensation Committee reviews the compensation practices of our peer companies and other market data as described below, the committee does not adhere to strict formulas or survey data to determine the mix of compensation elements. Instead, as described below, the Compensation Committee considers various factors in exercising its discretion to determine compensation, including the experience, responsibilities and performance of each NEO as well as the Company’s overall financial performance. This flexibility is particularly important in designing compensation arrangements to attract and retain executives in a highly-competitive, rapidly changing market.

Since 2010, the Compensation Committee has engaged Pay Governance, an independent executive compensation advisory firm, to review all elements of executive compensation, benchmark such compensation in relation to other comparable companies with which we compete for executive talent, and provide recommendations to ensure that our executive compensation program continues to enable us to attract and retain qualified executives through competitive compensation packages that incentivize the attainment of our short-term and long-term strategic objectives. As part of the compensation-setting processes for 2015, 2016 and 2017, the committee asked Pay Governance to provide benchmark compensation data and/or review management’s recommendations for year-over-year compensation adjustments, including a review for general market competitiveness and competitiveness with the Company’s peer group.

The Compensation Committee has assessed the independence of Pay Governance and concluded that no conflict of interest exists that would prevent Pay Governance from providing independent advice regarding executive and director compensation matters.

Role of Executive Officers in Determining Executive Compensation

Our CEO, aided by our Chief People Officer, among others, provides statistical data and makes recommendations to the Compensation Committee to assist it in determining compensation levels. In addition, our CEO and our President provide the committee with a review of the performance of other executive officers. While the Compensation Committee utilizes this information and values management’s observations with regard to compensation, the committee makes the ultimate decisions regarding executive compensation.

Peer Group and Market Data

The Compensation Committee, with assistance from Pay Governance, establishes the Company’s peer group that is used for market comparisons and benchmarking of the compensation for Mr. D’Souza, Mr. Mehta and Ms. McLoughlin. The peer group used in the compensation-setting process for 2017 is comprised of a group of technology-related firms selected based on revenue, headcount and market capitalization.

●	Accenture Plc
●	Automatic Data Processing, Inc.
●	CA Technologies, Inc.
●	Computer Sciences Corporation
●	Convergys Corporation
●	Fidelity National Information Services, Inc.
●	Fiserv, Inc.
●	Leidos Holdings, Inc.
●	Mastercard Incorporated
●	NetApp, Inc.
●	Symantec Corporation
●	Visa, Inc.
●	Yahoo! Inc.

For the other two NEOs, Mr. Chintamaneni and Mr. Friedrich, the Compensation Committee used market data that the Company obtained from third party benchmarking services for similar roles and levels. The committee believes this approach is appropriate for the roles of these NEOs as it allows for the use of a broader market data view not limited to the Company’s peer group. Such market data was evaluated and utilized by the Compensation Committee with the assistance of Pay Governance.

28   Cognizant Technology Solutions Corporation

Direct Compensation of Named Executive Officers

Primary Compensation Elements for 2017 – Overview

Our executive compensation program is designed to motivate, retain and engage our executive leadership and appropriately reward them for their contributions to the achievement of our business strategies and goals. In order to achieve our compensation objectives, the Company provides its executives with a total direct compensation package consisting of the elements listed in the chart below.

The Compensation Committee makes decisions on executive compensation from a total direct compensation perspective. Each element is considered by the committee to be important in meeting one or more compensation program objectives. The following chart illustrates the balance of elements of 2017 target total direct compensation for our CEO and other NEOs.

Base Salary
Stable source of cash income at competitive levels

Annual Cash Incentive (ACI)
Annual cash incentive to motivate and reward achievement of Company financial and operational objectives
Measurement Period	Target Compensation
1 year (2017)	85% of base salary
Payout Range
Historical ACI award achievements by year
2015	2016	2017
142.0%	79.8%	114.8%

Performance Stock Units (PSUs)
Annual grant of performance stock units that reward achievement of Company financial objectives, continued service and long-term performance of our common stock
Measurement Period	Vesting
2 years (2017-2018)	1/3rd at 30 months
2/3rds at 36 months
Vesting Range
Historical PSU achievements by performance measurement period
2015[1]	2016[2]	2016/17[2]
122.9%	38.2%	85.5%

Restricted Stock Units (RSUs)
Grants of restricted stock units to reward continued service and long-term performance of our common stock
Grants Annually for Mr. D’Souza (CEO), Mr. Mehta and Ms. McLoughlin; every 3 years for Mr. Chintamaneni and Mr. Friedrich
Vesting Quarterly over 3 years

Note: The above presentation seeks to provide a view of 2017 total direct compensation as reviewed by the Compensation Committee. As such, it uses grant date share prices for RSUs and PSUs and the target level of achievement for the ACI and PSUs. The above presentation excludes additional grants of RSUs and PSUs to Mr. Mehta and Mr. Chintamaneni made in connection with the expansion of their roles in 2016 and the signing bonus and grants of RSUs and PSUs to Mr. Friedrich upon his joining the Company in 2017.

2017 Target Annual Compensation Mix

[1]	Weighting was 100% revenue for the 2015 performance measurement period.
[2]	Weighting was 75% revenue and 25% non-GAAP EPS for the 2016 and 2016/17 performance periods.

2018 Proxy Statement   29

Base Salary

The Compensation Committee reviews the base salaries of our NEOs on an annual basis. The primary objective of the base salary component of an executive’s total direct compensation is to provide financial stability and certainty. The committee makes periodic adjustments to base salary based on individual performance and contributions, market trends, increases in the cost of living, competitive position and our financial situation. Consideration is also given to relative responsibility, seniority, experience and performance of each individual NEO. No specific weight is assigned to any of the above criteria relative to the others, but rather the committee uses its judgment in combination with market and other data provided by Pay Governance and the Company.

Annual Cash Incentive (ACI)

2017 Annual Cash Incentive

The Compensation Committee has designed our ACI program to stimulate and support a high-performance environment by tying such incentive compensation to the attainment of organizational financial goals and by recognizing superior performance. The annual cash incentives are intended to compensate individuals for the achievement of these goals. The committee determines actual cash incentives after the end of the fiscal year based upon the Company’s performance.

For 2017, the Compensation Committee based the annual cash incentive awards for the NEOs on the achievement of financial goals tied to metrics that it believes are valued by our stockholders. The committee believes that our stockholders value and measure the performance of these executives based principally on the growth of Company revenue, earnings and cash flow. Consequently, as in past years, the committee believed it appropriate to establish three components to the annual cash incentive: revenue, non-GAAP Income from Operations (see “Non-GAAP Financial Measures and Forward-Looking Statements” on page 65) and days sales outstanding (“DSO”).

The Compensation Committee determined a target for each component (revenue, non-GAAP Income from Operations and DSO) and a weighting for the various components as a percentage of the total award such that achievement of the targeted level of performance for all three components would result in the executives receiving their target awards. The committee set threshold, or minimum, levels for each of the components below which no annual cash incentive would be paid for the particular component. The committee also set maximum levels for each of the components above which no additional annual cash incentive would be paid for the particular component and that collectively result in a maximum possible annual cash incentive equal to 200% of the target awards for the executives. Achievement for performance between the threshold and target levels or between the target and maximum levels for any of the components is calculated using straight-line interpolation.

Annual Cash Incentive Target Based on High Growth Objectives	The Compensation Committee established revenue and non-GAAP Income from Operations targets for 2017 at levels 9.0% and 8.9% above the Company’s 2016 revenue and non-GAAP Income from Operations, respectively. These targets were established to incentivize the Company’s management to prioritize a continued high level of growth in the Company’s revenue as well as a targeted level of non-GAAP Operating Margin. Meanwhile, the DSO component remained at the same targeted level as prior years as the committee viewed the target as appropriately incentivizing maintenance of a healthy cash flow level. As a result of these targets, there was substantial uncertainty at the time the committee established the performance goals for 2017 as to the likelihood of the Company’s attainment of the targeted levels of performance.

Prior to determining the performance by the Company against the targets for 2017, the Compensation Committee increased the revenue and non-GAAP Income from Operations targets by the amount of revenue and income from operations derived from acquisitions completed during 2017.

30   Cognizant Technology Solutions Corporation

Stock-Based Awards

Overview

We provide long-term incentive compensation through stock-based awards in the form of PSUs and RSUs. The Compensation Committee believes that such stock-based grants provide our executive officers with a strong incentive to manage the Company from the perspective of an owner with an equity stake in the long-term success of the business, create an ownership culture, and help align the interests of our executives to those of our stockholders. In addition, the committee believes the vesting features of the stock-based grants should further our goal of executive retention by providing an incentive to our executive officers to remain in our employ during the vesting period.

In considering the number of stock-based awards to grant, the Compensation Committee first establishes a target compensation value that it wants to deliver to the NEOs through long-term equity awards. In doing so, the committee generally takes into account various factors, including the value of PSUs and RSUs that each of our executive officers has previously been awarded, the base salary and target ACI of the executive officer, the Committee’s emphasis on performance-based and equity compensation in the mix of total compensation, and the perceived retention value of the total compensation package in light of the competitive environment. The committee also generally takes into account increases in the cost of living, the size of comparable awards made to individuals in similar positions within the industry, the scope, responsibility and business impact of the officer’s position, the individual’s potential for increased responsibility and promotion over the award term, and the individual’s personal experience and performance in recent periods. Once the target value is established, the committee determines the number of PSUs and RSUs to be granted by reference to the current value of the Company’s common stock.

PSUs

PSUs granted in 2017 have a 2-year performance measurement period (fiscal years 2017 and 2018) over which the Company’s performance is measured across two performance metrics: revenue and non-GAAP EPS. See “Non-GAAP Financial Measures and Forward-Looking Statements” on page 65. Revenue and non-GAAP EPS each determine 50% of the award.

For each metric, the Compensation Committee established at the time of the award:

●	Threshold – 50% vesting, with 0% vesting for performance below the threshold.
●	Target – 100% vesting.
●	Maximum – 200% vesting, and maximum possible number of PSUs that may vest.

Whether and to what extent the performance as to either metric has been achieved will be determined by the Compensation Committee in its sole discretion based upon the audited financials for the 2017 and 2018 fiscal years. To the extent the level of achievement falls between the threshold and target levels or between the target and maximum levels for either metric, straight-line interpolation is utilized to calculate the payout level for the component.

Performance across the two metrics determines the total number of PSUs that may vest, with actual vesting of the awards as set forth below, and contingent upon the NEO continuing in the service of the Company through such dates:

●	1/3rd will vest 30 months following the start of the performance measurement period.
●	2/3rds will vest 36 months following the start of the performance measurement period.

For information on 2016 PSUs that in part vested in, and 2016/17 PSUs that had a performance measurement period during, 2017, see “Aligning Pay with Performance” on page 6, “Primary Compensation Elements for 2017 – Overview” on page 29 and footnotes 4 and 5 to the Outstanding Equity Awards at Fiscal Year-End 2017 Table on page 39.

RSUs

RSUs vest in quarterly installments over a 3-year period from the grant date. Grants are made annually for Mr. D’Souza, Mr. Mehta and Ms. McLoughlin, with the full amount of such grants included in target direct compensation. Grants are made on a three-year cycle for Mr. Chintamaneni and Mr. Friedrich, with the targeted grant date value of annual vestings included in target direct compensation.

2018 Proxy Statement   31

2017 Compensation for Our Named Executive Officers

Francisco D’Souza CEO
Age 49 Education BBA, University of Macau MBA, Carnegie Mellon University	Cognizant Tenure 24 years Public Company Boards General Electric Company
2017 Compensation
Target Direct Compensation – $12,232,013
●3% increase to reflect general market trends
●Base salary – $669,282 (~0% increase vs. 2016)
●Annual cash incentive – target of 85% of base salary as in 2016 ($564,655); actual payout of $648,111 (114.8% of target) based on Company performance
●Annual PSU grant – $7,219,618 (3% increase vs. 2016)
●Annual RSU grant – $3,774,223 (3% increase vs. 2016 (December 2015 grant))
Key Responsibilities and Career Highlights
Mr. D’Souza sets the strategic direction of the Company, promotes Cognizant’s values and client-first culture, and focuses on ensuring the Company’s sustainable growth and driving long-term stockholder value. He co-founded Cognizant in 1994 and has served as the Company’s CEO since 2007, leading revenue growth from $2.1 billion that year to $14.8 billion in 2017.

Committee Assessment
In light of Mr. D’Souza’s continued success as CEO in 2016, the Compensation Committee continued in 2017 its past practice of setting overall CEO compensation close to the median but weighted more heavily towards equity compensation vs. the Company’s peer group, providing the opportunity for higher realized compensation based on Company performance.

Rajeev Mehta President
Age 51 Education BS, University of Maryland MBA, Carnegie Mellon University	Cognizant Tenure 21 years
2017 Compensation
Target Direct Compensation – $6,816,724
●3% increase to reflect general market trends
●Base salary – $630,000 (0% increase vs. 2016)
●Annual cash incentive – target of 85% of base salary as in 2016 ($535,500); actual payout of $614,647 (114.8% of target) based on Company performance
●Annual PSU grant – $3,704,952 (3% increase vs. 2016)
●Annual RSU grant – $1,946,272 (4% increase vs. 2016 (December 2015 grant))

Additional equity grants – PSUs ($898,775) and RSUs ($599,160), not included in target direct compensation, made in 2017 in connection with his promotion to President in 2016

Key Responsibilities and Career Highlights
Mr. Mehta is responsible for the overall profit and loss of Cognizant’s operations, leading the global industry and geographic business units, as well as consulting, digital services and systems and technology solutions. His responsibilities also include overseeing the Company’s Chief Operating Officer and Chief People Officer, focusing on talent, utilization, performance and ongoing operational excellence, and managing the Company’s emerging business accelerator unit and other special initiatives dedicated to building new solutions for our clients. Mr. Mehta joined Cognizant in 1997 and has consistently contributed to the Company’s growth.

Committee Assessment
In setting Mr. Mehta’s 2017 compensation, the Compensation Committee considered but did not rely upon Company peer group information as the committee viewed his role at Cognizant as more expansive than those of the peer group set of executives. The committee determined that a 3% increase for 2017, to reflect general market trends, was appropriate in light of the 14% increase in target direct compensation Mr. Mehta received upon his promotion to President in September 2016. As with the CEO, his overall compensation mix was weighted heavily towards equity compensation as compared to the Company’s peer group. Additional equity grants of PSUs and RSUs were made in 2017, representing the equity component of the increase in target direct compensation Mr. Mehta received upon his promotion to President in September 2016.

32   Cognizant Technology Solutions Corporation

Karen McLoughlin CFO
Age 53 Education BA, Wellesley College MBA, Columbia University	Cognizant Tenure 14 years Public Company Boards Best Buy Co., Inc.
2017 Compensation
Target Direct Compensation – $3,930,130
●8% increase to align compensation to market
●Base salary – $500,000 (17% increase vs. 2016)
●Annual cash incentive – target of 85% of base salary as in 2016 ($425,000); actual payout of $487,815 (114.8% of target) based on Company performance
●Annual PSU grant – $1,967,017 (5% increase vs. 2016)
●Annual RSU grant – $1,038,113 (6% increase vs. 2016 (December 2015 grant))
Key Responsibilities and Career Highlights
Ms. McLoughlin oversees the Company’s worldwide financial planning and analysis, accounting and controllership, tax, treasury and internal audit functions. She is also responsible for the investor relations, enterprise risk management, procurement and real estate functions. Prior to joining Cognizant in 2003, Ms. McLoughlin held key financial management positions with Spherion Corp. and Ryder System Inc. She began her career with Price Waterhouse (now PricewaterhouseCoopers LLP).

Committee Assessment
In light of Ms. McLoughlin’s continued strong performance as CFO and her compensation being below median CFO pay at the Company’s peer group, the Compensation Committee approved an 8% overall increase in target direct compensation for Ms. McLoughlin for 2017 to more closely align her compensation to the Company’s peer group median.

Ramakrishna Prasad Chintamaneni EVP and President, Global Industries and Consulting
Age 48 Education B. Tech, Indian Institute of Technology, Kanpur Postgraduate Diploma, XLRI – Xavier School of Management	Cognizant Tenure 18 years
2017 Compensation
Target Direct Compensation – $3,099,236
●Base salary – $475,000 (15% increase vs. base salary prior to December 2016)
●Annual cash incentive – target of 85% of base salary as in 2016 ($403,750); actual payout of $463,424 (114.8% of target) based on Company performance
●Annual PSU grant – $1,041,603 (50% increase vs. 2016)
●RSUs – $1,178,883 in grant date fair value targeted to vest annually; grants made in multiple once-every-three-year reloads, with a total of $1,949,000 in grant date fair value of RSUs (covering a 3-year vesting period) made in 2017
Key Responsibilities and Career Highlights
Mr. Chintamaneni leads Cognizant’s vertical commercial organization, which includes all industry verticals and the global consulting business. He joined Cognizant in 1999 and established key relationships with many of Cognizant’s largest banking and financial services clients. Prior to joining Cognizant, Mr. Chintamaneni spent seven years in the investment banking and financial services industry.

Committee Assessment
Mr. Chintamaneni’s target direct compensation was increased by 31% at the time of his promotion to his current role in December 2016, including a 15% increase in both base salary and annual cash incentive and a 39% increase in equity compensation. In light of this, the Compensation Committee determined that no further changes to his target direct compensation should be made for 2017.

Matthew W. Friedrich EVP, General Counsel, Chief Corporate Affairs Officer and Secretary
Age 51 Education BA, University of Virginia JD, University of Texas School of Law	Cognizant Tenure 1 year
2017 Compensation
Target Direct Compensation – $2,723,968
●Base salary – $525,000
●Annual cash incentive – target of 85% of base salary ($446,250); actual payout of $512,206 (114.8% of target base salary for all of 2017) based on Company performance
●Annual PSU grant – $751,166
●RSUs – $1,001,552 in grant date fair value targeted to vest annually; $3,004,656 grant date fair value award of RSUs (covering a 3-year vesting period) made in 2017
Signing bonus – $500,000
Signing equity grants – PSUs ($500,778) and RSUs ($1,251,942) made upon his joining the Company
Key Responsibilities and Career Highlights
Mr. Friedrich is responsible for the Company’s legal and corporate affairs functions. Prior to joining Cognizant in May 2017, Mr. Friedrich served as Chief Corporate Counsel for Chevron Corporation from 2014 to 2017. He previously was a law firm partner with Freshfields Bruckhaus Deringer. Mr. Friedrich began his legal career as a federal prosecutor, serving in the United States Department of Justice (DOJ) for more than 13 years.

Committee Assessment
In considering Mr. Friedrich’s compensation upon his joining Cognizant in May 2017, the Compensation Committee used market data for public company general counsels. A signing bonus and equity grants provided additional incentives for Mr. Friedrich to join the Company.

2018 Proxy Statement   33

Other Elements of Compensation

Supplemental Retirement Programs

We do not have any nonqualified deferred compensation programs, pension plans or pre-tax supplemental executive retirement plans for our executive officers, except for the CSRP described under “Broad-Based Programs” below.

Broad-Based Programs

Our U.S.-based executive officers are eligible to participate in our broad-based medical, dental and vision insurance, life and accidental death insurance, 401(k) savings plan, CSRP and ESPP on the same basis as all other regular employees.

Under the 401(k) savings plan, we match employee contributions at the rate of 50% for each dollar contributed during each pay period, up to the first 6% of eligible compensation contributed during each pay period, subject to applicable U.S. Internal Revenue Service (“IRS”) limits. The matching contributions immediately vest.

Our U.S.-based executive officers who are subject to contribution restrictions under our 401(k) savings plan due to statutory limits that apply to highly-compensated employees are eligible to participate in the Cognizant Technology Solutions Supplemental Retirement Plan (the “CSRP”) on the same basis as all other regular U.S.-based employees. The CSRP is a nonqualified savings plan in which the employee’s contributions are made on a post-tax basis to an individually owned, portable and flexible retirement plan held with a life insurance company. The CSRP works alongside established qualified retirement plans such as our 401(k) savings plan or can be the basis for a long-term stand-alone retirement savings plan. We provide a fully vested incentive match following the same formula as our 401(k) savings plan. Because the CSRP is not subject to the same IRS non-discrimination rules as our 401(k) savings plan, employees that face limitations on their 401(k) contributions due to these rules can avail themselves of the CSRP without forgoing the Company match. Although there is a limit in the amount of employer contributions, there is no limit to the amount an employee may contribute to the CSRP and it can be used in concert with other retirement strategies that may be available outside of the Company.

The 401(k) savings plan, CSRP and other generally available benefit programs allow us to remain competitive for employee talent. We believe that the availability of the aforementioned broad-based benefit programs generally enhances employee morale and loyalty.

Perquisites

We seek to maintain an egalitarian culture in our facilities and operations. The Company’s philosophy is to provide a minimal amount of personal benefits and perquisites to its executives and generally only when such benefits have a strong business purpose.

We incur expenses to ensure that our employees, including our executive officers, are accessible to us and our customers at all times and to promote our commitment to provide our employees and executives with the necessary resources and items of technology to allow them to operate “around the clock” in a “virtual office” environment. However, we do not view these expenses as executive perquisites because they are essential to the efficient performance of their duties and are comparable to the benefits provided to a broad-based group of our employees. We also provide personal security services to certain of our executive officers where we believe the provision of such services is in the interest of the Company, and we may reimburse executives for approved travel expenses where an immediate family member accompanies an executive to attend a business function at which such family member is generally expected to attend.

In addition, the Company provides Mr. D’Souza with limited access to an administrative assistant of the Company and vehicle rentals for security purposes. Mr. D’Souza does not reimburse the Company for its cost of providing the administrative services and vehicle rentals and the Company pays him an additional amount to help offset any income taxes associated with the receipt of such services.

Executive Stock Ownership Guidelines

CEO	6x annual base salary	The Company adopted revised stock ownership guidelines in March 2017 to further align the interests of our NEOs with those of stockholders. Under the revised guidelines, each NEO is required over time to hold a number of shares with a value, as of the time the revised guidelines were put in place or, for later identified NEOs, the time an executive becomes an NEO, equal to the applicable multiple of annual base salary. The annual base salary utilized in the calculation is the annual base salary applicable under the prior guidelines at the time the revised guidelines were adopted or, for later identified NEOs, the annual base salary when an officer becomes an NEO. As with the prior guidelines, compliance is required within five years of an officer becoming an NEO, subject to limited exceptions for hardship or other personal circumstances as determined by the Compensation Committee.
Other NEOs	4x annual base salary

34   Cognizant Technology Solutions Corporation

Hedging, Short Sale, Margin Account and Pledging Prohibitions

The Company’s insider trading policies include the following prohibitions:

●	No hedging or speculation with respect to Cognizant securities. All of the Company’s directors, officers and other employees are prohibited from purchasing or selling puts, calls and other derivative securities of the Company or any other derivative security that provides the equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from the change in value of the Company’s securities.
●	No short sales of Cognizant securities. All of the Company’s directors, officers and other employees are prohibited from engaging in short sales of Cognizant securities, preventing such persons from profiting from a decline in the trading price of the Company’s common stock.
●	No margin accounts with Cognizant securities. The Company’s directors and certain of its senior officers and other specified “insiders,” including the NEOs, are prohibited from using Company securities as collateral in a margin account.
●	No pledging of Cognizant securities. The Company’s directors and certain of its senior officers and other specified “insiders,” including the NEOs, are prohibited from pledging the Company’s securities as collateral for a loan, or modifying an existing pledge.

Clawback Policy

The Company maintains a Clawback Policy, which applies to all NEOs and certain other members of management.

When Clawback Policy May Apply	Compensation Subject to Clawback
Company is required to prepare an accounting restatement due to material noncompliance by the Company with any financial reporting requirement under the securities laws that is caused directly or indirectly by any current or former employee’s gross negligence, willful fraud or failure to act that affects the performance measures or the payment, award or value of any compensation which is based in whole or in part on the achievement of financial results by the Company (“incentive compensation”)	Incentive compensation actually received during the preceding three years less amount that would have been received based on restated financial results
…and to the extent the restatement is caused by an employee’s willful fraud or intentional manipulation of performance measures that affect incentive compensation, for such employee…	Same as above, but clawback may cover the entire period the employee was subject to the clawback policy
Employee engages in illegal or improper conduct that causes significant financial or reputational harm to the Company	Any portion of incentive compensation
Employee has knowledge of and fails to report to the Board of Directors the conduct of any other employee or agent of the Company who engages in any of the conduct described above	Any portion of incentive compensation
Employee is grossly negligent in fulfilling his or her supervisory responsibilities to prevent any employee or agent of the Company from engaging in any of the conduct described above	Any portion of incentive compensation

Equity Grant Practices

The Compensation Committee or the Board approves the grant of stock-based equity awards, such as options, PSUs and RSUs, at its regularly scheduled meetings or by written consent (to be effective on the date of the meeting or receipt of all signed consents, or a later date specified). In addition, the Board has authorized an executive committee comprised of members of the executive management team to grant options to newly hired and existing employees, other than employees subject to Section 16 reporting as defined by the SEC.

The Compensation Committee and the Board do not engage in any market timing of the stock-based equity awards made to executive officers or other award recipients. It is the Company’s policy that all stock option grants, whether made by the Board, the Compensation Committee or the executive committee, have an exercise price per share equal to the fair market value of our common stock based on the closing market price per share on the grant date.

Risk Assessment

The Compensation Committee believes that its approach to goal setting and setting of targets with payouts at multiple levels of performance assists in mitigating excessive risk-taking that could harm the Company’s value or reward poor judgment by executives. Several features of the Company’s compensation programs reflect sound risk management practices. Notably, the Compensation Committee believes compensation has been allocated among base salary and short and long-term compensation target opportunities in such a way as to not encourage excessive risk-taking, but rather to reward meeting strategic Company goals that enhance stockholder value. In addition, the Compensation Committee believes that the mix of equity award instruments used under the Company’s long-term incentive program (full value awards as well as the multi-year vesting of the equity awards) also mitigates risk and properly accounts for the time horizon of risk.

The Compensation Committee believes that the Company’s compensation policies do not create risks that are reasonably likely to have a material adverse effect on the Company.

2018 Proxy Statement   35

Tax Considerations – Deductibility of Executive Compensation

IRC Section 162(m) imposes a $1 million limit on the amount that a public company may deduct for compensation paid to covered employees who are employed as of the end of the year. Prior to the U.S. Tax Cuts and Jobs Act of 2017 (the “Tax Reform Act”), covered employees generally consisted of our CEO and each of the next three highest compensated officers serving at the end of the taxable year other than our CEO, and compensation that qualified as “performance-based” under Section 162(m) was exempt from this $1 million deduction limitation. As part of the Tax Reform Act, the ability to rely on the “performance-based” exemption was, with certain limited exceptions, eliminated. In addition, the definition of covered employees was expanded to generally include all named executive officers. Although we maintain compensation plans that originally were intended to permit the payment of compensation deductible under Section 162(m), we may no longer be able to take a deduction for any compensation in excess of $1 million that is paid to a covered employee, subject to the Tax Reform Act’s limited transition relief rules.

Ongoing and Post-Employment Compensation

We have entered into Amended and Restated Executive Employment and Non-Disclosure, Non-Competition and Invention Assignment Agreements (collectively, the “Employment Agreements”) with each of the NEOs under which certain payments and benefits would be provided should the NEO’s employment terminate under certain circumstances, including in connection with a change in control.

We believe that the Employment Agreements continue to achieve two important goals crucial to our long-term financial success, namely, the long-term retention of the NEOs and their commitment to the attainment of our strategic objectives. These agreements will allow our NEOs to continue to focus their attention on our business operations and strategic plans without undue concern over their own financial situations during periods when substantial disruptions and distractions, including a potential change in control, might otherwise prevail. We believe that these severance packages are fair and reasonable in light of the years of service our NEOs have rendered us (average tenure of over 15 years), the level of dedication and commitment they have rendered us over that period, the contributions they have made to our growth and financial success and the value we expect to receive from retaining their services, including during challenging transition periods following a change in control.

No Tax Gross-ups on Severance Benefits

None of the NEOs is entitled to any tax gross-up payments for the tax liability they incur with respect to such severance benefits.

The material terms of the NEOs’ Employment Agreements and post-employment compensation, including certain changes to such Employment Agreements made in February 2018, are described in “Potential Payments Upon Termination or Change in Control” starting on page 42.

Compensation Committee

Compensation Committee Report

The Compensation Committee has furnished the report set forth below. The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

To the Board of Directors of Cognizant Technology Solutions Corporation:

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in the Company’s proxy statement for the 2018 Annual Meeting of Stockholders. The Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in such proxy statement for filing with the Securities and Exchange Commission and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

By the Compensation Committee of the Board of Directors of Cognizant Technology Solutions Corporation

Betsy S. Atkins
John N. Fox, Jr.
John E. Klein
Michael Patsalos-Fox

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2017, Ms. Atkins and Messrs. Fox, Klein, Patsalos-Fox and Robert E. Weissman served on the Compensation Committee. No member of the Compensation Committee was or is a current or former officer or employee of the Company or any of its subsidiaries.

None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the Board or the Compensation Committee of the Company.

36   Cognizant Technology Solutions Corporation

Executive Compensation Tables and Pay Ratio

2017 Summary Compensation Table

The following 2017 Summary Compensation Table provides certain summary information concerning the compensation earned for services rendered in all capacities to us and our subsidiaries for the years ended December 31, 2015, 2016 and 2017 by our CEO, CFO and each of our three other most highly compensated executive officers who were serving as executive officers at the end of the 2017 fiscal year (collectively, the “NEOs”). No executive officers who would have otherwise been includable in such table on the basis of total compensation for the 2017 fiscal year have been excluded by reason of their termination of employment or change in executive status during that year.

Name and Principal Position	Year		Salary	Bonus	Stock Awards[1,2]	Option Awards	Non-Equity Incentive Plan Comp.[3]	All Other Pension and Nonqualified Deferred Comp.	All Other Comp.		SEC Total[4]	Adjusted SEC Total[5]
Francisco D’Souza CEO	2017		$669,282	—	$10,993,841	—	$648,111	—	$167,157	[6]	$12,478,392	$12,478,392
	2016		$664,300	—	$7,018,671	—	$450,332	—	$123,337		$8,256,640	$12,030,863
	2015		$645,000	—	$10,483,400	—	$778,306	—	$44,677		$11,951,383	$11,951,383
Rajeev Mehta President	2017		$630,000	—	$7,149,159	—	$614,647	—	$56,205	[7]	$8,450,011	$8,450,011
	2016		$574,100	—	$3,584,397	—	$389,284	—	$5,750		$4,553,531	$7,098,962
	2015		$538,500	—	$5,353,875	—	$649,795	—	$1,500		$6,543,670	$6,543,670
Karen McLoughlin CFO	2017		$500,000	—	$3,005,130	—	$487,815	—	$8,100	[8]	$4,001,045	$4,001,045
	2016		$426,500	—	$1,875,841	—	$289,126	—	$7,950		$2,599,417	$3,637,530
	2015		$406,000	—	$2,801,868	—	$489,910	—	$7,950		$3,705,728	$3,705,728
Ramakrishna Prasad Chintamaneni EVP and President, Global Industries and Consulting	2017		$475,000	—	$2,938,243	—	$463,424	—	$8,100	[9]	$3,884,767	$3,884,767
	2016	[10]	$417,250	$566,052	$2,445,428	—	—	—	$7,950		$3,436,680	$3,436,680

Matthew W. Friedrich EVP, General Counsel, Chief Corporate Affairs Officer and Secretary	2017	[11]	$330,144	$500,000	$5,508,542	—	$512,206	—	$132,148	[12]	$6,983,040	$6,983,040

[1]

Represents the aggregate grant date fair value of RSUs and PSUs determined in accordance with FASB ASC Topic 718 granted in each respective year. The reported dollar amounts do not take into account any estimated forfeitures related to continued service vesting requirements. See “Stock-Based Awards” on page 31 for a description of the terms of the RSUs and PSUs granted during 2017.

[2]

These amounts do not necessarily represent the actual value that will be recognized by the NEOs upon vesting of shares. The amounts reported in the columns assume settlement of PSUs at target levels; however, PSUs may vest at a maximum of 200% of target, depending on the Company’s revenue and/or non-GAAP EPS. For PSUs granted in 2017, if the maximum level of performance is achieved, the grant date fair value for the PSUs will be approximately $14,439,236 for Mr. D’Souza, $9,207,454 for Mr. Mehta, $3,934,035 for Ms. McLoughlin, $2,083,206 for Mr. Chintamaneni and $2,503,889 for Mr. Friedrich. None of the NEOs forfeited any stock awards during the 2017, 2016, or 2015 fiscal years. For information regarding assumptions underlying the valuation of stock-based awards, see the notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the applicable fiscal year.

[3]	Amounts shown in this column represent cash incentive awards earned for each respective fiscal year and paid in the first quarter of the following year under our annual cash incentive program.
[4]	Total compensation, as determined under SEC rules.
[5]

The Company moved the timing of annual RSU grants for certain NEOs from the fourth quarter of 2016 to the first quarter of 2017 to align with the timing of the Company’s other annual equity grants and other annual compensation decisions by the Compensation Committee. The Adjusted SEC Total represents the SEC Total plus, for 2016, the target value of the RSU grants made in the first quarter of 2017 (using a March 2, 2017 grant date fair value) to Mr. D’Souza ($3,774,223), Mr. Mehta ($2,545,432) and Ms. McLoughlin ($1,038,113) to provide stockholders annual compensation numbers that are more comparable on a year-to-year basis and more indicative of the targeted annual compensation to these executive officers. The same RSU grants are also included for 2017. The amounts in Adjusted SEC Total are not a substitute for the amounts reported under the SEC Total.

[6]

Includes a 401(k) savings plan matching contribution in the amount of $830, travel expenses for Mr. D’Souza’s spouse to attend business functions that she was generally expected to attend, home and other security services, provision of secure vehicles/transport in the amount of $127,271, use of an administrative assistant of the Company for personal matters, which is valued at $6,251, plus a gross-up for taxes related thereto equal to $6,731, and vehicle rentals, which is valued at $1,375, plus a gross-up for taxes related thereto equal to $1,481.

[7]	Represents a 401(k) savings plan matching contribution in the amount of $5,750 and home security services in the amount of $50,455.
[8]	Represents a 401(k) savings plan matching contribution in the amount of $2,551 and a CSRP matching contribution in the amount of $5,549.
[9]	Represents a 401(k) savings plan matching contribution in the amount of $2,750 and a CSRP matching contribution in the amount of $5,350.
[10]	2016 was the first year in which Mr. Chintamaneni was an NEO.
[11]	Mr. Friedrich joined the Company in 2017.
[12]

Includes relocation costs of $79,511, plus a gross-up for taxes related thereto equal to $52,084, and travel expenses for Mr. Friedrich’s spouse to attend a business function that she was generally expected to attend.

2018 Proxy Statement   37

2017 Grants of Plan-Based Awards Table

The following table provides certain summary information concerning each grant of an award made to an NEO in the 2017 fiscal year under a compensation plan.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]			All Other Stock Awards: Number of Shares of Stock or Units[3]	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Equity Awards[4]
Name		Threshold	Target	Maximum	Threshold	Target	Maximum
Francisco D’Souza	03/02/17	$282,328	$564,655	$1,129,310
	03/02/17				59,994	119,987	239,974		—	—	$7,219,618
	03/02/17							62,726	—	—	$3,774,223
Rajeev Mehta	03/02/17	$267,750	$535,500	$1,071,000
	03/02/17				38,256	76,512	153,024		—	—	$4,603,727
	03/02/17							42,304	—	—	$2,545,432
Karen McLoughlin	03/02/17	$212,500	$425,000	$850,000
	03/02/17				16,346	32,691	65,382		—	—	$1,967,017
	03/02/17							17,253	—	—	$1,038,113
Ramakrishna Prasad	03/02/17	$201,875	$403,750	$807,500
Chintamaneni	03/02/17				8,656	17,311	34,622		—	—	$1,041,603
	12/12/17							26,545	—	—	$1,896,640
Matthew W. Friedrich	05/15/17	$223,125	$446,250	$892,500
	05/15/17				9,707	19,413	38,826		—	—	$1,251,944
	05/15/17							66,004	—	—	$4,256,598

[1]

Represents the range of annual cash incentive that can be earned by the NEO if the minimum threshold, target and maximum performance targets are achieved. The annual cash incentive is prorated if performance levels are achieved between the threshold and target levels or between the target and maximum levels. Performance below the minimum threshold results in no annual cash incentive payout to the NEO. See “Annual Cash Incentive (ACI)” on page 30 for information regarding the methodology and performance criteria applied in determining these potential cash incentive amounts. The actual annual cash incentive paid to each NEO for his or her 2017 performance is reported as Non-Equity Incentive Plan Comp. in the 2017 Summary Compensation Table on page 37.

[2]	Represents the range of shares that could vest pursuant to PSUs. See “Stock-Based Awards” on page 31 for a description of the terms of the PSUs.
[3]	Represents RSUs. See “Stock-Based Awards” on page 31 for a description of the terms of the RSUs.
[4]

Represents the grant date fair value of the RSUs and PSUs determined in accordance with FASB ASC Topic 718, assuming target achievement for PSUs. For information regarding assumptions underlying the valuation of stock-based awards, see Note 16 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

38   Cognizant Technology Solutions Corporation

Outstanding Equity Awards at Fiscal Year-End 2017 Table

The following table provides certain summary information concerning outstanding equity awards held by the NEOs as of December 31, 2017.

	Option Awards[1]					Stock Awards
Name	Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards; Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested[2]	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[2]
	Exercisable	Unexercisable
Francisco D’Souza	240,000	—	—	$9.11	12/08/18	—		—	—		—
	—	—	—	—	—	18,939	[3]	$1,345,048	—		—
	—	—	—	—	—	47,045	[3]	$3,341,136	—		—
	—	—	—	—	—	26,872	[4]	$1,908,449	—		—
	—	—	—	—	—	109,063	[5]	$7,745,654	—		—
	—	—	—	—	—	—		—	119,987	[6]	$8,521,477
Rajeev Mehta	—	—	—	—	—	9,672	[3]	$686,905	—		—
	—	—	—	—	—	31,728	[3]	$2,253,323	—		—
	—	—	—	—	—	13,723	[4]	$974,607	—		—
	—	—	—	—	—	55,696	[5]	$3,955,530	—		—
	—	—	—	—	—	—		—	76,512	[6]	$5,433,882
Karen McLoughlin	12,500	—	—	$15.53	08/13/18	—		—	—		—
	—	—	—	—	—	5,062	[3]	$359,503	—		—
	—	—	—	—	—	12,940	[3]	$918,999	—		—
	—	—	—	—	—	7,182	[4]	$510,066	—		—
	—	—	—	—	—	29,147	[5]	$2,070,020	—		—
	—	—	—	—	—	—		—	32,691	[6]	$2,321,715
Ramakrishna Prasad Chintamaneni	—	—	—	—	—	1,965	[3]	$139,554	—		—
	—	—	—	—	—	16,712	[3]	$1,186,886	—		—
	—	—	—	—	—	26,545	[3]	$1,885,226	—		—
	—	—	—	—	—	1,990	[4]	$141,330	—		—
	—	—	—	—	—	10,768	[5]	$764,743	—		—
	—	—	—	—	—	2,172	[5]	$154,255	—		—
	—	—	—	—	—	—		—	17,311	[6]	$1,229,427
Matthew W. Friedrich	—	—	—	—	—	55,004	[3]	$3,906,384	—		—
	—	—	—	—	—	—		—	19,413	[6]	$1,378,711

[1]

Each stock option grant included in this table has a term of 10 years measured from the grant date, and all outstanding options granted to the NEOs as of December 31, 2017 have fully vested pursuant to their terms.

[2]	Market value was determined based on a closing price of a share of our common stock of $71.02 as of December 29, 2017.
[3]

Mr. D’Souza, Mr. Mehta and Ms. McLoughlin. Awards shown are time-based RSUs that were granted on November 30, 2015 and March 2, 2017 and vest on specified dates if the individual is still employed by the Company:

●Mr. D’Souza: Approximately 9,962 shares are scheduled to vest in March, June, September and December of 2018; and approximately 5,227 shares are scheduled to vest in March, June, September and December of 2019 and also in March 2020.
●Mr. Mehta: Approximately 5,943 shares are scheduled to vest in March, June, September and December of 2018; and approximately 3,525 shares are scheduled to vest in March, June, September and December of 2019 and also in March 2020.
●Ms. McLoughlin: Approximately 2,704 shares are scheduled to vest in March, June, September and December of 2018 and approximately 1,438 shares are scheduled to vest in March, June, September and December of 2019 and also in March 2020.

Mr. Chintamaneni. Awards shown are time-based RSUs that were granted on February 16, 2016, December 1, 2016 and December 12, 2017 and vest on specified dates if Mr. Chintamaneni is still employed by the Company: Approximately 4,694 shares are scheduled to vest in March, June, September and December of 2018 and also in March 2019; approximately 4,301 shares are scheduled to vest June, September and December of 2019; and approximately 2,212 shares are scheduled to vest in March, June, September and December of 2020.

Mr. Friedrich. Awards shown are time-based RSUs that were granted on May 15, 2017 and vest on specified dates if Mr. Friedrich is still employed by the Company: Approximately 5,500 shares are scheduled to vest in March, June, September, and December of 2018 and 2019 and also in March and June of 2020.

2018 Proxy Statement   39

[4]

2016 Performance Measurement Period PSUs. Represents the number of shares that are eligible to vest based on PSUs with a 2016 performance measurement period. 1/3rd vested on May 31, 2017 (not shown) and the remaining 2/3rds vest on November 30, 2018 (subject to continued employment through such date). Performance for such awards was calculated and achieved as set forth below. Prior to determining the performance by the Company against the targets for 2016, the Compensation Committee increased the revenue and non-GAAP EPS targets by the amount of revenue and earnings per share derived from acquisitions completed during 2016. See “Stock-Based Awards” on page 31 for additional information.

[5]

2016/17 Performance Measurement Period PSUs. Represents the number of shares of stock that are eligible to vest based on PSUs with a 2016/17 performance measurement period (combined performance of the Company for 2016 and 2017). 1/3rd vest on July 1, 2018 and the remaining 2/3rds vest on January 1, 2019 (subject to continued employment through such dates). Prior to determining the performance by the Company against the targets for 2016/17, the Compensation Committee increased the revenue and non-GAAP EPS targets by the amount of revenue and earnings per share derived from acquisitions completed during 2016 and 2017. See “Stock-Based Awards” on page 31 for additional information.

[a]	Compound annual growth of component required to achieve target vs. 2015 actual.

[6]

2017/18 Performance Measurement Period PSUs. Represents the number of unearned shares of stock not vested equal to the target award for PSUs with a 2017/18 performance measurement period. The actual number of shares of stock that may vest will be determined by the Company’s combined 2017 and 2018 performance versus target levels on two metrics: revenue (50% of the award) and non-GAAP EPS (50% of the award). For the shares subject to each of the metrics, the number that may vest may be zero, if a threshold level of performance is not achieved as to the metric, or between 50% and 200% of the target number of shares. After the Compensation Committee determines, based on the cumulative performance for the fiscal 2017 and 2018 measurement period, the number of shares that may vest, such shares will vest as follows: 1/3rd on July 1, 2019 and the remaining 2/3rds on January 1, 2020 (subject to continued employment through such dates). See “Stock-Based Awards” on page 31 for additional information.

2017 Option Exercises and Stock Vested Table

The following table provides additional information about the value realized by the NEOs on option award exercises and stock award vestings during the year ended December 31, 2017.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise[1]	Number of Shares Acquired on Vesting Date[2]	Value Realized on Vesting[3]
Francisco D’Souza	240,000	$15,115,810	170,288	$11,970,251
Rajeev Mehta	—	—	89,533	$6,293,377
Karen McLoughlin	7,500	$425,608	44,121	$3,100,267
Ramakrishna Prasad Chintamaneni	10,000	$489,368	32,260	$2,224,019
Matthew W. Friedrich	—	—	11,000	$786,170

[1]

Value realized on exercise is calculated based upon the number of options exercised and the fair market value or sale price of the shares on the date of exercise less the exercise price, before any applicable tax withholding.

[2]

The number of shares shown in the table reflects the gross number of shares received by each NEO upon vesting of the stock awards. The Company reduced the number of shares issued to each NEO by automatically withholding a number of shares with a fair market value as of the vesting date sufficient to satisfy required tax withholdings. Each NEO actually received the following net number of shares of Company stock following such share withholding: Mr. D’Souza, 83,891; Mr. Mehta, 53,626; Ms. McLoughlin, 22,886; Mr. Chintamaneni, 16,334; and Mr. Friedrich, 5,428.

[3]

Value realized on vesting is calculated by multiplying the number of shares acquired on vesting by the fair market value of the shares on the respective vesting date, including any dividend equivalents payable on vesting.

40   Cognizant Technology Solutions Corporation

2017 Pension Benefits Table

None of the NEOs participated in any defined benefit pension plan in 2017.

2017 Nonqualified Deferred Compensation Table

None of the NEOs participated in any nonqualified defined contribution or other nonqualified deferred compensation plan in 2017.

2017 Pay Ratio

The following table provides information, based on our reasonable estimates, about the relationship between the annual total compensation of our CEO and the annual total compensation of our employees as of December 31, 2017.

Category	Median Employee Annual Total Compensation	CEO Annual Total Compensation	Pay Ratio (CEO : median employee)
CEO Pay to Worldwide Median Employee Pay	$31,998	$12,478,392	390 : 1
(SEC-required pay ratio disclosure)
CEO Pay to U.S. Median Employee Pay	$90,293		138 : 1
(Supplemental pay ratio information)

Employees Included. The Company had approximately 260,000 employees worldwide as of December 31, 2017, including approximately 50,400 in North America, approximately 13,800 in Europe and approximately 195,800 in various other locations throughout the rest of the world, including approximately 180,000 in India. In identifying the worldwide median employee, we included all of such employees, except for our CEO and approximately 600 employees of Netcentric and Zone, which businesses we acquired during the fourth quarter of 2017. In identifying the U.S. median employee, we included all U.S. employees, except for our CEO. We did not include any independent contractors in either calculation.

Compensation Included. In identifying the worldwide and U.S. median employees, we used the actual salary, bonus, and annual cash incentive (in each case annualized for full-time employees who joined during 2017) and the grant date fair value of PSUs and RSUs awarded during 2017 for each applicable employee as of December 31, 2017. Where there were multiple employees with the resulting median compensation, we calculated each of such employees’ annual total compensation in the same manner as the “SEC Total” of compensation shown for our CEO in the “2017 Summary Compensation Table” on page 37. We used such annual total compensation to identify the median of such employees and for disclosure of median employee pay herein.

Currency Conversion. For employees receiving their compensation in a currency other than U.S. dollars, we translated such compensation to U.S. dollars at average monthly exchange rates for 2017.

Cost-of-Living Adjustment. We applied a cost-of-living adjustment to the compensation of each of our employees resident in a jurisdiction other than the jurisdiction in which our CEO resides (the United States) in order to adjust the compensation of such employees to the jurisdiction in which our CEO resides. In making such cost-of-living adjustments, we used the cost-of-living index for the country in which the employee is based for all employees not based in the United States. Each such cost-of-living index, including that for India (27.48), the location of the median employee, was used to adjust the applicable compensation of employees to the cost-of-living index for the United States (77.23). All cost-of-living indexes used were as published by Numbeo.com for mid-year 2017. Without application of a cost-of-living adjustment, and after otherwise utilizing the same process described above to identify the median employee, the median employee would have been a full-time, salaried employee located in India with annual total compensation of $12,187. The ratio of the annual total compensation of our CEO to such median employee’s annual total compensation was 1,024 : 1.

Supplemental U.S. Median Employee Pay Ratio. The form and amount of our CEO’s annual total compensation is largely influenced by prevailing compensation practices in the United States and the competitive market for senior executive talent. While the market for such talent is global, given that the Company is a U.S.-headquartered, publicly traded company, we believe that it is useful to understand the relationship between the annual total compensation of our CEO and the median of the annual total compensation of our U.S. employees.

2018 Proxy Statement   41

Potential Payments Upon Termination or Change in Control

Overview of Potential Payments

We have entered into Employment Agreements with our NEOs that provide certain benefits upon such employees being terminated without Cause or leaving for Good Reason (a “Qualifying Termination”). Such benefits are adjusted in the event the Qualifying Termination occurs within the 12 months following a change in control. Following a review by the Compensation Committee of the terms of such Employment Agreements against the Company peer group and other market trends and data that indicated that such agreements provided benefits that were below market, we entered into amended and restated versions of such Employment Agreements with each of our NEOs in February 2018. The table below summarizes the benefits under such Employment Agreements as amended and restated and the benefits under the prior versions of such Employment Agreements.

Unvested PSUs / Performance-Based Awards
Termination Event	Employment Agreement Version	Salary and Bonus	Benefits	Unvested RSUs / Time-Based Awards	Performance Measurement Period Ended; Performance Objectives Satisfied	Performance Measurement Period Not Ended
Qualifying Termination – no Change in Control	Current	1x …base salary, payable over 12 months …annual cash incentive (100% of target), payable in a lump sum	18 months of reimbursement for COBRA premiums	Acceleration of awards that would otherwise vest in the next 12 months	Acceleration of awards that would otherwise vest in the next 12 months	Forfeited
	Previous – Prior to February 2018 amendment and restatement	22 months …base salary, payable in installments	12 months of reimbursement for COBRA premiums
Qualifying Termination – within 12 months of Change in Control	Current	2x …base salary, payable over 24 months …annual cash incentive (100% of target), payable in a lump sum	18 months of reimbursement for COBRA premiums	Acceleration of entire award	Acceleration of entire award	Acceleration of entire award (based on performance as of change in control date)
	Previous – Prior to February 2018 amendment and restatement	1x …base salary, payable over 12 months …annual cash incentive (100% of target), payable in a lump sum	12 months of reimbursement for COBRA premiums

What is a “Qualifying Termination”?
Termination without “Cause”	Leaving for “Good Reason”

“Cause” is defined as:

●Willful malfeasance or willful misconduct in connection with employment;
●Continuing failure to perform duties requested by the Board;
●Failure to observe material policies of the Company;
●Commission of any felony or any misdemeanor involving moral turpitude;
●Engaging in any fraudulent act or embezzlement; or
●Any material breach of an Employment Agreement.

“Good Reason” is defined as:

●A material diminution of authority, duties or responsibilities;
●A material diminution in overall compensation package that is not broadly applied to other executives;
●The Company’s failure to obtain from its successor the express assumption of an Employment Agreement; or
●The Company’s change, without the NEO’s consent, in the principal place of his or her work to a location more than 50 miles from the primary work location, but only if the change is after a change in control.

42   Cognizant Technology Solutions Corporation

The amended and restated versions of the Employment Agreements also provide the following benefits upon the death of the employee (the prior versions did not include any such benefits):

●	1x annual cash incentive (100% of target), pro-rated for the portion of the year the employee served, payable in a lump sum;
●	Acceleration of the entirety of any equity awards that would have vested solely upon continued service with the Company; and
●	Acceleration of any equity awards that had performance measurement periods ongoing, with the level of achievement determined by the Compensation Committee’s good faith determination of the level of Company achievement of the performance objectives for the portion of the performance measurement period that elapsed prior to death.

No Excess Parachute Payments	The Employment Agreements also provide that in the event any payments under the Employment Agreements would constitute parachute payments under IRC Section 280G, then the payments under the Employment Agreements will be reduced by the minimum amount necessary so that no amounts paid will be non-deductible to the Company or subject to the excise tax imposed under IRC Section 4999.

Cash severance payments are contingent on the NEO executing a waiver and release of claims in favor of the Company and complying with one-year post-termination non-competition and non-solicitation covenants, a six-month post-termination intellectual property covenant and a perpetual confidentiality covenant.

Upon any termination of employment, each NEO will also be entitled to any amounts earned, accrued and owed but not yet paid to such NEO as of the termination date and any benefits accrued and earned in accordance with the terms of any benefits plans or programs, and these amounts are not conditioned upon the release becoming effective. No additional amounts will be paid on termination due to death or disability.

Calculation of Potential Payments

The following table shows potential payments to our NEOs under the Employment Agreements in effect on December 31, 2017 (i.e., prior to the amendment and restatement of such Employment Agreements in February 2018) in the event of a Qualifying Termination prior to or within 12 months following a change in control. After the period of 12 months following a change in control, the potential payments upon a Qualifying Termination, absent another change in control, revert to those prior to a change in control as set forth below. Potential payments are calculated assuming a December 31, 2017 Qualifying Termination date and, where applicable, using the closing price of our common stock of $71.02 on December 29, 2017, as reported on Nasdaq.

Name	Trigger	Salary and Bonus	Benefits	Awards Acceleration / Extension	Total
Francisco D’Souza	Qualifying Termination Prior to Change in Control	$1,217,883	$10,834	$7,320,315	$8,549,033
	Qualifying Termination Following Change in Control	$1,228,955	$10,834	$26,696,418	$27,936,207
	Death or Disability	—	—	—	—
	Retirement	—	—	—	—
	Termination for Other Reasons	—	—	—	—
Rajeev Mehta	Qualifying Termination Prior to Change in Control	$1,155,000	$14,574	$3,981,452	$5,151,027
	Qualifying Termination Following Change in Control	$1,165,500	$14,574	$15,749,537	$16,929,611
	Death or Disability	—	—	—	—
	Retirement	—	—	—	—
	Termination for Other Reasons	—	—	—	—
Karen McLoughlin	Qualifying Termination Prior to Change in Control	$916,667	$11,221	$1,967,964	$2,895,852
	Qualifying Termination Following Change in Control	$925,000	$11,221	$7,225,078	$8,161,298
	Death or Disability	—	—	—	—
	Retirement	—	—	—	—
	Termination for Other Reasons	—	—	—	—
Ramakrishna Prasad	Qualifying Termination Prior to Change in Control	$870,833	$15,606	$1,781,111	$2,667,550
Chintamaneni	Qualifying Termination Following Change in Control	$878,750	$15,606	$6,054,597	$6,948,953
	Death or Disability	—	—	—	—
	Retirement	—	—	—	—
	Termination for Other Reasons	—	—	—	—
Matthew W. Friedrich	Qualifying Termination Prior to Change in Control	$962,500	$—	$1,562,582	$2,525,082
	Qualifying Termination Following Change in Control	$971,250	$—	$5,905,455	$6,876,705
	Death or Disability	—	—	—	—
	Retirement	—	—	—	—
	Termination for Other Reasons	—	—	—	—

2018 Proxy Statement   43

Proposal 3
Ratification of Appointment of Independent Registered Public Accounting Firm
What are you voting on?
Our Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm to audit our consolidated financial statements and our internal control over financial reporting for 2018. We are asking our stockholders to ratify this appointment of PwC. Although ratification is not required by our By-laws or otherwise, the Board values the opinions of our stockholders and believes that stockholder ratification of the Audit Committee’s selection is a good corporate governance practice. If the selection is not ratified, the Audit Committee will take this fact into consideration in determining whether it is appropriate to select another independent auditor for 2018 or future years. Even if the selection is ratified, the Audit Committee may select a different independent auditor at any time during the year if it determines that this would be in the best interests of the Company and its stockholders.

The Board unanimously recommends a vote FOR the Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for 2018.

Our Auditor Review and Engagement Process

The Audit Committee is directly responsible for the appointment, compensation (including negotiation and approval of the audit fee), retention and oversight of the independent registered public accounting firm that audits our financial statements and our internal control over financial reporting. Our Audit Committee and its Chairperson are directly involved in the selection of the lead audit partner at the start of each rotation.

To ensure continuing audit independence:

●	The Audit Committee periodically considers whether there should be a change of the accounting firm that is retained, and considers the advisability and potential impact of selecting a different accounting firm;
●	Neither the accounting firm nor any of its members is permitted to have any direct or indirect financial interest in or any connection with us in any capacity other than as our auditors, providing audit and non-audit related services; and
●	In accordance with SEC rules and PwC policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide services to our Company. For lead and concurring audit partners, the maximum number of consecutive years of service in that capacity is five years.

The members of the Audit Committee and the Board believe that the continued retention of PwC to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders.

We Expect PricewaterhouseCoopers LLP to Attend the 2018 Annual Meeting

PwC representatives are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they wish and are expected to be available to respond to appropriate questions from stockholders.

44   Cognizant Technology Solutions Corporation

Audit Committee Report

The Audit Committee has furnished the following report:

To the Board of Directors of Cognizant Technology Solutions Corporation:

The Audit Committee of the Board of Directors acts under a written charter, which is available in the “Company Governance” section of the “About Cognizant” page of the Company’s website located at www.cognizant.com. The members of the Audit Committee are independent Directors, as defined in its charter and the rules of The Nasdaq Stock Market LLC. The Audit Committee held 11 meetings during 2017.

Management is responsible for establishing and maintaining adequate internal control over financial reporting. The Company’s independent registered public accounting firm (“auditor”) is responsible for performing an independent integrated audit of the Company’s annual financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting. The Audit Committee is responsible for providing independent, objective oversight of these processes.

The Audit Committee has reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2017 and has discussed these financial statements with management and the Company’s auditor. The Audit Committee has also received from, and discussed with, the Company’s auditor various communications that such auditor is required to provide to the Audit Committee, including the matters required to be discussed by Statement on Auditing Standards No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (PCAOB), as may be modified or supplemented.

The Company’s auditor also provided the Audit Committee with formal written statements required by PCAOB Rule 3526 (Communications with Audit Committees Concerning Independence) describing all relationships between the auditor and the Company, including the disclosures required by the applicable requirements of the PCAOB regarding the auditor’s communications with the Audit Committee concerning independence. In addition, the Audit Committee discussed with the auditor its independence from Cognizant Technology Solutions Corporation. The Audit Committee also considered whether the auditor’s provision of certain other non-audit related services to the Company is compatible with maintaining such firm’s independence.

Based on its discussions with management and the auditor, and its review of the representations and information provided by management and the auditor, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

By the Audit Committee of the Board of Directors of Cognizant Technology Solutions Corporation

Zein Abdalla
Maureen Breakiron-Evans
Jonathan Chadwick
John E. Klein
Leo S. Mackay, Jr.
Joseph M. Velli

2018 Proxy Statement   45

Independent Registered Public Accounting Firm Fees and Other Matters

Fees

The following table summarizes the fees of PwC, our independent registered public accounting firm, for each of the last two fiscal years.

Fee Category	2016	2017
Audit Fees	$7,681,100	$6,421,600
Audit-Related Fees	$3,486,100	$4,063,100
Tax Fees	$879,400	$710,200
All Other Fees	$238,000	$911,000
Total Fees	$12,284,600	$12,105,900

Audit Fees

Audit fees consist of fees for the audit of our consolidated financial statements (including services necessary for rendering an opinion under Section 404 of the Sarbanes-Oxley Act), the review of our interim quarterly financial statements, and other professional services provided in connection with statutory and regulatory filings or engagements. The decrease in audit fees from 2016 to 2017 was principally due to a reduction in fees in 2017 related to matters that are the subject of the Company’s ongoing internal investigation that is being conducted under the oversight of the Audit Committee, with the assistance of outside counsel, focused on whether certain payments relating to Company-owned facilities in India were made improperly and in possible violation of the U.S. Foreign Corrupt Practices Act and other applicable laws.

Audit-Related Fees

Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees”, including financial due diligence services related to business combinations. These services relate to attest services that are not required by statute or regulation, consultations concerning financial accounting and reporting matters, and independent assessment of controls related to outsourcing services. The increase in audit-related fees from 2016 to 2017 was principally due to services related to the independent assessment of the Company’s controls related to outsourcing services.

Tax Fees

Tax fees comprise fees for a variety of permissible services relating to tax compliance, tax planning and tax advice. These services include assistance in complying with local transfer pricing requirements, assistance with local tax audits and assessments, withholding tax and indirect tax matters, preparation and filing of local tax returns, and technical advice relating to local and international tax matters.

All Other Fees

For 2017, other fees primarily relate to advisory fees for immigration services outside the United States and benchmarking services. For 2016, other fees primarily relate to advisory fees for immigration services.

Audit Committee Pre-Approval Policy and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided.

The Audit Committee has also delegated to Maureen Breakiron-Evans, the current Audit Committee Chair, the authority to approve any audit or non-audit services to be provided to us by our independent registered public accounting firm. Any such approval of services pursuant to this delegated authority is reported on at the next Audit Committee meeting. During 2016 and 2017, the Audit Committee approved all services provided to us by PwC that are subject to the pre-approval policies and procedures described above.

46   Cognizant Technology Solutions Corporation

Company Proposals

Proposal 4
Approval of Amendment and Restatement of 2004 Employee Stock Purchase Plan

What are you voting on?

We are asking stockholders to approve the amendment and restatement of the Cognizant Technology Solutions Corporation 2004 Employee Stock Purchase Plan (as amended and restated, the “Amended and Restated ESPP” and, as previously amended and restated as of April 1, 2013, the “ESPP”) so that the Company has enough shares of common stock available for purchase to maintain its compensation structure and achieve the purposes of the ESPP, which are to:

●Provide a means whereby eligible employees may purchase shares of common stock through payroll deductions;
●Provide a further incentive for employees to promote our best interests; and
●Encourage stock ownership by employees in order to participate in our economic progress.

If our stockholders do not approve this proposal, then the Amended and Restated ESPP will not take effect, the number of shares of common stock reserved for issuance under the ESPP will not be increased and the ESPP will continue in full force and effect in accordance with its terms.

The Board unanimously recommends a vote FOR the approval of the amendment and restatement of the Cognizant Technology Solutions Corporation 2004 Employee Stock Purchase Plan.

Overview

Our stockholders approved the ESPP in 2013. On February 27, 2018, the Board adopted the Amended and Restated ESPP upon the recommendation of the Compensation Committee and following a review by the Compensation Committee and the Board of the ESPP. The Board is submitting the Amended and Restated ESPP to our stockholders for approval. The Amended and Restated ESPP constitutes an amendment and restatement of the ESPP. The key differences between the Amended and Restated ESPP and the ESPP are:

●	The Amended and Restated ESPP increases the number of shares of common stock reserved for issuance under the ESPP from 28,000,000 shares to 40,000,000 shares, resulting in approximately 13,600,000 shares available for issuance under the Amended and Restated ESPP (the additional 12,000,000 shares plus approximately 1,600,000 shares remaining from the original 28,000,000 shares reserved for issuance).
●	The Amended and Restated ESPP includes the provision of additional flexibility for the Compensation Committee to make adjustments upon various corporate events to maintain intended benefits of the ESPP.

Rationale for Share Increase

In its determination to approve the Amended and Restated ESPP, the Board considered the following:

●	ESPP share supply nearly exhausted. If we do not increase the shares available for issuance under the ESPP, then, based on historical usage rates of shares under the ESPP, we would expect to exhaust the available shares under the ESPP during 2018, at which time we would lose an important compensation tool aligned with stockholder interests to attract, motivate and retain highly qualified talent.
●	4 – 5 year share supply being requested. Based on historical usage, we estimate that the shares reserved for issuance under the Amended and Restated ESPP would be sufficient for approximately four to five years, assuming participation remains at our historical levels and share prices remain consistent, as reflected in our three-year average burn rate, and noting that future circumstances may change the number of participants and the level of participation in the Amended and Restated ESPP. Based on the foregoing, we expect that we would require an additional increase to the share reserve under the Amended and Restated ESPP in 2022 or 2023 (primarily dependent on the future price of our shares, award levels/amounts and hiring activity during the next few years). The share reserve under the Amended and Restated ESPP could last for a longer or shorter period of time, depending on our future share prices and levels of participation in the plan, which we cannot predict with any degree of certainty at this time.
●	Increase represents 2% of shares outstanding. The total aggregate equity value of the additional 12,000,000 authorized shares being requested under the Amended and Restated ESPP (above the shares remaining available for issuance under the ESPP), based on the closing price of our common stock on April 9, 2018, is $947 million. Such shares represent 2% of our total shares outstanding as of the Record Date.

In light of the factors described above, and the fact that the ability to continue to offer the benefit of participating in an employee stock purchase plan is vital to our ability to continue to attract and retain employees in the competitive labor markets in which we compete, the Board has determined that the size of the share reserve under the Amended and Restated ESPP is reasonable and appropriate at this time.

2018 Proxy Statement   47

Frequently Asked Questions About the Amended and Restated ESPP

This summary is qualified in its entirety by reference to the complete text of the Amended and Restated ESPP, which is attached as Appendix A to this proxy statement.

Who will be eligible to participate in the Amended and Restated ESPP?

All employees of Cognizant and its designated subsidiaries, other than those whose customary employment is 20 hours or less per week or no more than five months per calendar year or who own more than 5% of the total combined voting power or value of all classes of our stock, will be eligible to participate in the Amended and Restated ESPP. As of March 31, 2018, this represents approximately 48,000 persons (approximately eighteen executive officers and approximately 48,000 other employees) at Cognizant and its U.S. subsidiaries.

Who will administer the Amended and Restated ESPP?

Administration. The Amended and Restated ESPP will be administered by the Compensation Committee, an independent committee of the Board. The Compensation Committee will have the authority to make rules and regulations for the administration of the Amended and Restated ESPP.

Change in Control and Similar Significant Transactions. In the event of certain significant transactions or a ‘‘Change in Control’’ (as defined in the Amended and Restated ESPP), the Compensation Committee may provide for (i) either the replacement or termination of outstanding rights in exchange for cash, (ii) the assumption or substitution of outstanding rights by the successor or survivor corporation or parent or subsidiary thereof, if any, (iii) the adjustment in the number and type of shares of stock subject to outstanding rights, (iv) the use of participants’ accumulated payroll deductions to purchase stock on a new purchase date prior to the next purchase date and termination of any rights under ongoing offering periods or (v) the termination of all outstanding rights.

How many shares will be available for purchase under the Amended and Restated ESPP?

The number of shares of our common stock reserved for issuance under the Amended and Restated ESPP will be 40,000,000 shares, which includes the 28,000,000 shares originally reserved for issuance under the ESPP (of which approximately 1,600,000 remain), and the additional 12,000,000 shares reserved for issuance subject to stockholder approval pursuant to this Proposal 4. The shares issuable under the Amended and Restated ESPP may be made available from authorized but unissued shares of our common stock or from shares of common stock reacquired by us. Shares subject to any purchase right (or portion thereof) that terminates unexercised may again be granted under the Amended and Restated ESPP.

How do eligible employees purchase shares under the Amended and Restated ESPP?

Purchase Periods. The Amended and Restated ESPP provides for eligible employees of us and our designated subsidiaries to designate in advance of specified and successive purchase periods a percentage of compensation to be withheld from their pay and applied toward the purchase of shares of our common stock. Unless otherwise determined by the Compensation Committee, each purchase period will have a duration of three (3) months, and will begin on the first business day of each calendar quarter (e.g., the first business day of January, April, July and October of each year) and end on the last business day of each calendar quarter (e.g., the last business day of March, June, September and December of each year).

Purchase Rights. Each eligible employee will be granted a right to purchase a number of shares of our common stock under the Amended and Restated ESPP on the first day of each purchase period. Unless otherwise determined by the Compensation Committee, each purchase right covers shares of our common stock with an aggregate value of up to $25,000.

What is the purchase price per share of common stock under the Amended and Restated ESPP?

The purchase price per share of the common stock sold under the Amended and Restated ESPP for any purchase period will be equal to the lesser of (a) 90% of the fair market value of a share of common stock on the first day of such purchase period and (b) 90% of the fair market value of a share of common stock on the last day of such purchase period.

The fair market value of a share of common stock as of any date will equal the closing sales price of the common stock on such date as reported by the principal exchange on which such stock is listed and traded, or in the event there is no closing sales price on such date, the closing sales price on the last preceding date on which such a closing sales price exists. As of April 19, 2018, the fair market value per share of our common stock was $82.37.

How are payroll deductions made and applied under the Amended and Restated ESPP?

In order to purchase shares pursuant to the Amended and Restated ESPP, an eligible employee must enroll through our online enrollment system in advance of the first day of the purchase period. By doing so, the employee becomes a participant in the Amended and Restated ESPP. In connection with his or her enrollment, each eligible employee authorizes contributions to the Amended and Restated ESPP through regular payroll deductions, effective as of the first day of the relevant purchase period. A Participant authorizes payroll deductions from his or her cash W-2 compensation, as defined in the Amended and Restated ESPP, for each payroll period, as a specified percentage of such compensation, not less than 1% and not more than 15%, in multiples of 1%. The amount of payroll deduction must be established

48   Cognizant Technology Solutions Corporation

at the beginning of a purchase period and may not be altered; however, if the participant withdraws from the plan prior to the last day of the purchase period by filing a notice of withdrawal or incurs a termination of service during the purchase period, then his or her payroll deductions will automatically cease and the entire amount credited to the participant under the Amended and Restated ESPP shall be refunded. The payroll deductions authorized by a participant are credited to a book account maintained for the participant.

Any accumulated payroll deductions for a purchase period will automatically be applied to purchase shares of common stock on the last day of such purchase period. Accordingly, on each purchase date, a participant’s payroll deductions accumulated for the purchase period ending on such purchase date will be applied to the purchase of the greatest number of whole shares of common stock that can be purchased with such participant’s account at the purchase price in effect for that purchase date. Any balance remaining in a participant’s book account at the end of a purchase period (not in excess of the purchase price of one share of common stock) will be carried forward into the participant’s account for the following purchase period.

If, as of any one purchase date, the aggregate funds available for the purchase of shares of common stock would result in a purchase of shares in excess of the maximum number of shares then available for purchase under the Amended and Restated ESPP, then the number of shares which would otherwise be purchased by each participant on the purchase date will be reduced pro rata based on the payroll deductions accumulated for each participant and the remaining balance of each participant’s account will be refunded to such participant.

Are there any limitations on the number of shares that can be purchased by a participant under the Amended and Restated ESPP?

The Amended and Restated ESPP imposes certain limitations upon a participant’s rights to acquire shares of common stock under the Amended and Restated ESPP, including the following limitations:

●	Annual Limitation. Purchase rights granted to a participant may not permit such individual to purchase more than $25,000 worth of our common stock (valued at the time each purchase right is granted) for each calendar year under the Amended and Restated ESPP, together with all other employee stock purchase plans of the Company and its subsidiaries and, if as of last day of a purchase period the foregoing limitation is applicable to such purchase period, the balance remaining credited to the participant’s account in excess of such limitation after the purchase of the applicable number of shares of our common stock (if any) on such date will be refunded to the participant.
●	Limitation for Significant Stockholders. If a participant would be deemed to own stock possessing more than 5% of the total combined voting power or value of all classes of our stock under Section 423(b)(3) of the IRC as of the first day of any purchase period (taking into account any shares the participant would be entitled to purchase during such purchase period), then the maximum number of shares that he or she will be entitled to purchase will be reduced to a number of shares that, when combined with the number of shares such participant is deemed to own, is one share less than 5% of the total combined voting power or value of all classes of our stock.

How do participants cease participating in the Amended and Restated ESPP?

Termination of Purchase Rights. A participant may withdraw from the Amended and Restated ESPP at any time prior to the next scheduled purchase date, and his or her accumulated payroll deductions or other permitted contributions for the purchase period will be refunded.

A participant’s purchase right will immediately terminate upon his or her cessation of employment for any reason other than retirement on or after attaining age 55. Any payroll deductions that a participant has made for the purchase period in which such cessation of employment occurs will be refunded and will not be applied to the purchase of common stock. Upon a participant’s retirement on or after attaining age 55, his or her accumulated payroll deductions will, at the participant’s election, be refunded immediately or applied to the purchase of shares of our common stock on the next scheduled purchase date.

How long will the Amended and Restated ESPP remain in effect and under what circumstances may it be modified?

The term of the Amended and Restated ESPP will continue in effect until all shares reserved for issuance have been granted to participants, unless terminated earlier by the Board. The Board may terminate the Amended and Restated ESPP at any time, which termination will be effective as of the next succeeding purchase date. In addition, the Board may, without the consent of the participants, amend the Amended and Restated ESPP at any time, provided that no such action will adversely affect outstanding purchase rights granted under the Amended and Restated ESPP, and provided further that no such action by the Board, without approval of the Company’s stockholders, may: (i) increase the total number, or change the type, of shares of common stock available for issuance under the Plan; (ii) change the corporations or classes of corporations the employees of which may be granted rights under the Amended and Restated ESPP; or (iii) change the Amended and Restated ESPP in any manner that would cause the Amended and Restated ESPP to no longer be an “employee stock purchase plan” within the meaning of Section 423(b) of the IRC.

2018 Proxy Statement   49

Other Information About the Amended and Restated ESPP

Summary of U.S. Federal Income Tax Consequences

The following summary of tax consequences to Cognizant and to Amended and Restated ESPP participants is intended to be used solely by stockholders in considering how to vote on this proposal and not as tax guidance to participants in the Amended and Restated ESPP. It relates only to federal income tax and does not address state, local or foreign income tax rules or other U.S. tax provisions, such as estate or gift taxes. Different tax rules may apply to specific participants and transactions under the Amended and Restated ESPP, particularly in jurisdictions outside the United States. In addition, this summary is as of the date of this proxy statement; federal income tax laws and regulations are frequently revised and may be changed again at any time. Therefore, each recipient is urged to consult a tax advisor before participating in the Amended and Restated ESPP or before disposing of any shares acquired under the Amended and Restated ESPP.

The following generally summarizes the U.S. federal income tax consequences that will arise with respect to participation in the Amended and Restated ESPP and the purchase and sale of common stock under the Amended and Restated ESPP. The Amended and Restated ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the IRC. Under a plan that so qualifies, no taxable income will be recognized by a participant, and no deductions will be allowable to us, upon either the grant or the exercise of the purchase rights. However, taxable income will be recognized by a participant in the year in which there is a sale or other disposition of the purchased shares or in the event the participant dies while owning the purchased shares.

Disposition of Shares Following the Holding Period. If the purchased shares are not disposed of within two years after the date on which the Company granted the purchase right or within one year after the date on which a participant purchased the shares (such period, the “Holding Period”), or if the participant dies while owning the purchased shares, the participant will be taxed in the year in which he or she disposes of the shares, or the year in which the participant’s death occurs, as applicable. The participant will recognize ordinary income on an amount equal to the lesser of: (i) the excess, if any, of the fair market value of the purchased shares on the date on which he or she disposed of such shares or the date on which he or she died, as applicable, over the amount paid for the purchased shares, and (ii) the excess of the fair market value of the purchased shares on the date the Company granted the purchase right over the purchase price, determined assuming that the purchase right was exercised on the date granted. The participant will recognize as capital gain any further gain realized by him or her when he or she disposes of the purchased shares (after increasing the tax basis in these shares by the amount of ordinary income realized as described above).

Disposition of Shares During the Holding Period. If a participant disposes of the purchased shares before the Holding Period expires, the participant will be taxed in the year in which he or she disposes of such shares. The participant will recognize ordinary income, reportable for the year of the disposition of such shares, to the extent of the excess of the fair market value of such shares on the date on which the purchase right was exercised, over the purchase price for such shares. The participant will recognize as capital gain any further gain realized by him or her upon the disposition of the shares (after increasing the tax basis in these shares by the amount of ordinary income realized as described above).

If a participant disposes of the purchased shares before the Holding Period expires and the amount realized is less than the fair market value of the shares at the time of exercise, the participant will be taxed in the year in which he or she disposes of such shares. The participant will recognize ordinary income to the extent of the excess of the fair market value of such shares on the date on which the purchase right is exercised, over the purchase price for such shares. The participant will recognize a capital loss to the extent the fair market value of such shares on the exercise date exceeds the amount realized on the sale.

Company Deduction. The Company is generally entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with the Amended and Restated ESPP, but not for amounts the participant recognizes as capital gain.

New Plan Benefits

No purchase rights will be granted on the basis of the increase to the share reserve of the Amended and Restated ESPP unless our stockholders approve the Amended and Restated ESPP at the 2018 Annual Meeting.

50   Cognizant Technology Solutions Corporation

2004 Employee Stock Purchase Plan Purchases

The following table sets forth, as to each of our NEOs and the other individuals and groups indicated, the number of shares of our common stock purchased under the ESPP from April 1, 2004 through March 31, 2018, and the weighted average purchase price paid per share. The Company’s non-employee directors are not entitled to participate in the ESPP.

Name and Position	Number of Shares Purchased	Weighted Average Purchase Price
Francisco D’Souza
Chief Executive Officer	—	—
Rajeev Mehta
President	19,477	$17.19
Karen McLoughlin
Chief Financial Officer	11,891	$23.82
Ramakrishna Prasad Chintamaneni
EVP and President, Global Industries and Consulting	11,600	$10.39
Matthew W. Friedrich
EVP, General Counsel, Chief Corporate Affairs Officer and Secretary	—	—
All executive officers, as a group	125,506	$19.68
All directors who are not executive officers, as a group	—	—
All employees, including current officers who are not executive officers, as a group	26,391,022	$31.70

Equity Compensation Plan Information

The following table provides information as of December 31, 2017 with respect to the shares of our common stock that may be issued under our existing equity compensation plans, which include the 2017 Incentive Award Plan (the “2017 Plan”) and the ESPP, and two of our prior equity compensation plans, the 2009 Incentive Compensation Plan (the “2009 Plan”) and the Amended and Restated 1999 Incentive Compensation Plan (the “1999 Plan”). The 2017 Plan succeeded the 2009 Plan and was approved by stockholders. Awards granted under the 2009 Plan and the 1999 Plan remain valid, though no additional awards may be granted from such plans. For additional information on our equity compensation plans, see Note 16 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Available for Future Issuance Under Equity Compensation Plans (excludes securities reflected in first column)
Equity compensation plans approved by security holders [1]	8,595,659	[2]	$24.88	[3]	48,523,780	[4]
Equity compensation plans not approved by security holders	—		N/A		—
Total	8,595,659		$24.88[3]		48,523,780
[1]	Consists of the 1999 Plan, the 2009 Plan, the 2017 Plan and the ESPP.
[2]

Excludes purchase rights outstanding under the ESPP. Under such plan, employees may purchase whole shares of common stock at a price per share equal to 90% of the lower of the fair market value per share on the first day of the purchase period or the fair market value per share on the last day of the purchase period. As of December 31, 2017, 643,719 shares of common stock may be issued pursuant to stock options upon exercise, 5,246,179 shares of common stock may be issued pursuant to RSUs upon vesting and 2,705,761 shares of common stock may be issued pursuant to PSUs upon vesting. The number of shares of common stock that may be issued under the outstanding and unvested PSUs for which the performance measurement period has not ended is based on vesting of the maximum number of award shares. The actual number of shares of common stock that may vest will generally range from 0% to 200% of the target number based on the level of achievement of the applicable performance metric(s) and the continued service vesting requirements.

[3]

As of December 31, 2017, the weighted-average exercise price of outstanding options to purchase common stock was $24.88 and no weighting was assigned to RSUs or PSUs as no exercise price is applicable to RSUs or PSUs.

[4]

Includes 46,107,677 shares of common stock available for future issuance under the 2017 Plan. Any shares underlying outstanding awards that are forfeited under the 2009 (which are included in the first column of this table) will be available for future issuance under the 2017 Plan. Also includes 2,416,103 shares of common stock available for future issuance under the ESPP. As of December 31, 2017, there were no outstanding purchase periods under the ESPP.

2018 Proxy Statement   51

Proposals 5(a), (b) and (c)
Approval of Three Separate Proposals to Eliminate the Supermajority Voting Requirements in the Company’s Certificate of Incorporation
What are you voting on?
At the 2017 Annual Meeting, stockholders voted overwhelmingly (99.8% of the votes cast) in favor of a stockholder proposal requesting that the Board take the steps necessary to eliminate the supermajority voting provisions in the Company’s Certificate of Incorporation and By-laws. The Board supported this proposal.
To implement the intent of the 2017 proposal, stockholders are requested to approve three separate proposals to eliminate the supermajority voting provisions in the Company’s Certificate of Incorporation with respect to:
(a) Amending the Company’s By-laws;
(b) Removing directors; and
(c) Amending certain provisions of the Company’s Certificate of Incorporation.
Stockholders will vote on Proposals 5(a), (b) and (c) separately, and the approval of one proposal is not conditioned on the approval of any other proposal.

The Board of Directors unanimously recommends a vote FOR the approval of each of the amendments to the Certificate of Incorporation described in Proposals 5(a), (b), and (c).

Summary of Proposed Amendment

The Certificate of Incorporation currently provides that certain matters may be approved by stockholders only by the affirmative vote of at least 66 2/3 percent in voting power of all outstanding shares of the Company entitled to vote generally in the election of directors. These matters include stockholder amendment of the Company’s bylaws (the “By-laws”), the removal of a director and the amendment of certain provisions of the Certificate of Incorporation.

In 2017, the Board considered a stockholder proposal that requested that the Board take the steps necessary to eliminate the supermajority voting requirements contained in the Certificate of Incorporation and By-laws (the “2017 Supermajority Stockholder Proposal”). The Board unanimously recommended that stockholders vote “FOR” the 2017 Supermajority Stockholder Proposal and, at the 2017 Annual Meeting, the proposal won the support of 99.8% of the votes cast for that proposal.

Given the outcome of the vote on the 2017 Supermajority Stockholder Proposal, the Board has determined that it is in the best interests of the Company to amend the Certificate of Incorporation and By-laws to eliminate each of the supermajority voting requirements. Stockholder approval is required to amend the Certificate of Incorporation. The Board of Directors has approved an amendment to the By-laws to eliminate any supermajority voting requirements, as further described in Proposal 5(a) below.

52   Cognizant Technology Solutions Corporation

Proposal 5(a): Amend Article VII of the Certificate of Incorporation to Eliminate the Supermajority Vote Requirement for Stockholders to Amend the By-laws

The Board proposes to amend Article VII of the Certificate of Incorporation to eliminate the 66 2/3 percent supermajority vote currently required for stockholders to amend the By-Laws (the “Article VII Supermajority Amendment”). Specifically, the Board proposes to replace the existing Article VII with the proposed Article VII shown in the table below. The table also contains a comparison of the proposed Article VII to the existing Article VII showing the proposed changes (new text appears in blue underline and deleted text appears in ~~red strikethrough~~):

Existing Article VII	Proposed Article VII	Comparison

The Board of Directors shall be authorized to make, amend, alter, change, add to or repeal the By-Laws of the corporation in any manner not inconsistent with the laws of the State of Delaware. The affirmative vote of the holders of at least 66 2/3 percent in voting power of all outstanding shares of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders to make, amend, alter, change, add to or repeal any provision of the By-Laws of the corporation.

The Board of Directors shall be authorized to make, amend, alter, change, add to or repeal the ByLaws of the corporation in any manner not inconsistent with the laws of the State of Delaware. The stockholders may make additional ByLaws and may amend, alter, change, add to or repeal any ByLaws of the corporation whether adopted by them or otherwise.

The Board of Directors shall be authorized to make, amend, alter, change, add to or repeal the By~~-~~Laws of the corporation in any manner not inconsistent with the laws of the State of Delaware. ~~The affirmative vote of the holders of at least 66 2/3 percent in voting power of all outstanding shares of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders to~~ The stockholders may make~~,~~ additional ByLaws and may amend, alter, change, add to or repeal any ~~provision of the~~ By~~-~~Laws of the corporation whether adopted by them or otherwise.

If Proposal 5(a) is approved by stockholders, the Company intends to file a certificate of amendment containing the Article VII Supermajority Amendment with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), at which time the Article VII Supermajority Amendment would become effective.

The By-laws also contain a requirement that a 66 2/3 percent supermajority vote is required for stockholders to amend the By-laws. Therefore, the Board of Directors has also approved an amendment to the By-laws to eliminate this requirement (the “By-laws Amendment”). The By-laws Amendment is subject to stockholder approval of the Article VII Supermajority Amendment and will become effective upon the effectiveness of the Article VII Supermajority Amendment. If the Article VII Supermajority Amendment and the By-laws Amendment become effective, stockholder amendments to the By-laws would require the approval of a majority of votes cast in accordance with the voting standard contained in Article I, Section 7 of the By-laws.

2018 Proxy Statement   53

Proposal 5(b): Amend Paragraph 3 of Article VIII of the Certificate of Incorporation to Eliminate the Supermajority Vote Requirement to Remove a Director

The Board proposes to amend the third paragraph of Article VIII (“Paragraph 3”) of the Certificate of Incorporation to eliminate the 66 2/3 percent supermajority vote currently required for stockholders to remove a director (the “Article VIII Supermajority Amendment”). The Board also proposes to amend Paragraph 3 to delete certain language that is no longer relevant due to the prior declassification of the Company’s Board. Specifically, the Board proposes to replace the existing Paragraph 3 with the proposed Paragraph 3 shown in the table below. The table also contains a comparison of the proposed Paragraph 3 to the existing Paragraph 3 showing the proposed changes (new text appears in blue underline and deleted text appears in ~~red strikethrough~~):

Existing Paragraph 3	Proposed Paragraph 3	Comparison

(3) Subject to the rights of the holders of any one or more series of Preferred Stock to elect additional directors under specific circumstances, (i) a director serving in a class of directors elected for a term expiring at the third annual meeting of stockholders following the election of such class shall be removable only for cause, and all other directors shall be removable either with or without cause, and (ii) the removal of any director, whether with or without cause, shall require the affirmative votes of the holders of at least 66 2/3 percent in voting power of all outstanding shares of the corporation entitled to vote generally in the election of directors, voting as a single class.

(3) Subject to the rights of the holders of any one or more series of Preferred Stock to elect additional directors under specific circumstances, (i) all directors shall be removable either with or without cause and (ii) the removal of any director, whether with or without cause, shall require the affirmative vote of the holders of at least a majority in voting power of all outstanding shares of the corporation entitled to vote generally in the election of directors, voting as a single class.

(3) Subject to the rights of the holders of any one or more series of Preferred Stock to elect additional directors under specific circumstances, (i) ~~a director serving in a class of directors elected for a term expiring at the third annual meeting of stockholders following the election of such class shall be removable only for cause, and all other~~ all directors shall be removable either with or without cause~~,~~ and (ii) the removal of any director, whether with or without cause, shall require the affirmative vote~~s~~ of the holders of at least ~~66 2/3 percent~~ a majority in voting power of all outstanding shares of the corporation entitled to vote generally in the election of directors, voting as a single class.

If Proposal 5(b) is approved by stockholders, the Company intends to file a certificate of amendment containing the Article VIII Supermajority Amendment with the Delaware Secretary of State, at which time, the Article VIII Supermajority Amendment would become effective. If the Article VIII Supermajority Amendment becomes effective, the removal of a director would require the approval of a majority of shares entitled to vote at an election of directors, in accordance with Delaware law.

54   Cognizant Technology Solutions Corporation

Proposal 5(c): Amend Article XI of the Certificate of Incorporation to Eliminate the Supermajority Vote Requirement for Stockholders to Amend Certain Provisions of the Certificate of Incorporation

The Board proposes to amend Article XI of the Certificate of Incorporation to eliminate the 66 2/3 percent supermajority vote currently required for stockholders to amend certain provisions of the Certificate of Incorporation (the “Article XI Supermajority Amendment”). These provisions pertain to: amendment of the By-laws (Article VII); the size of the Board of Directors, directors’ terms of office, the process for filling vacancies and director removal (Article VIII); special meetings of stockholders and written consent (Article IX); and amendment of the Certificate of Incorporation (Article XI) (together, the “Article XI Supermajority Provisions”). Specifically, the Board proposes to replace the existing Article XI with the proposed Article XI shown in the table below. The table also contains a comparison of the proposed Article XI to the existing Article XI showing the proposed changes (deleted text appears in ~~red strikethrough~~):

Existing Article XI	Proposed Article XI	Comparison

(1) The Corporation reserves the right to amend or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon a stockholder herein are granted subject to this reservation.

(2) Notwithstanding anything else contained in this Restated Certificate of Incorporation or the Bylaws of the corporation to the contrary, the affirmative vote of the holders of at least 66 2/3 percent in voting power of all the outstanding shares of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders to amend, alter, change, add to or repeal any provision of Article VII, Article VIII, Article IX or this Article XI or to adopt any provision inconsistent herewith.

The Corporation reserves the right to amend or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon a stockholder herein are granted subject to this reservation.

~~(1)~~ The Corporation reserves the right to amend or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon a stockholder herein are granted subject to this reservation.

~~(2) Notwithstanding anything else contained in this Restated Certificate of Incorporation or the ByLaws of the corporation to the contrary, the affirmative vote of the holders of at least 66 2/3 percent in voting power of all the outstanding shares of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders to amend, alter, change, add to or repeal any provision of Article VII, Article VIII, Article IX or this Article XI or to adopt any provision inconsistent herewith.~~

If Proposal 5(c) is approved by stockholders, the Company intends to file a certificate of amendment containing the Article XI Supermajority Amendment with the Delaware Secretary of State, at which time the Article XI Supermajority Amendment would become effective. If the Article XI Supermajority Amendment becomes effective, the amendment of any provision of the Certificate of Incorporation, including any of the Article XI Supermajority Provisions, would require the approval of a majority of the outstanding shares entitled to vote on the amendment, in accordance with Delaware law.

2018 Proxy Statement   55

Stockholder Proposals

Proposal 6
Stockholder Proposal Regarding Stockholder Action by Written Consent
What are you voting on?
The following stockholder proposal will be voted on at the Annual Meeting only if properly presented by or on behalf of the stockholder proponent. The Board unanimously recommends a vote AGAINST the proposal for the reasons set forth following the proposal.

The Board unanimously recommends a vote AGAINST this proposal.

The Company has been advised that James McRitchie and Myra K. Young, 9295 Yorkship Court, Elk Grove, California 95758, beneficial owners of 100 shares of the Company’s common stock, intend to submit the proposal set forth below at the Annual Meeting. Mr. McRitchie and Ms. Young have delegated John Chevedden to act on their behalf regarding the proposal.

PROPOSAL 6 — RIGHT TO ACT BY WRITTEN CONSENT

Resolved, Cognizant Technology Solutions Corporation (CTSH) shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to be consistent with applicable law and consistent with giving shareholders the fullest power to act by written consent consistent with applicable law. This includes shareholder ability to initiate any topic for written consent consistent with applicable law.

Supporting Statement: Shareholder rights to act by written consent and to call a special meeting are two complimentary ways to bring an important matter to the attention of both management and shareholders outside the annual meeting cycle. This is important because there could be 15-months between annual meetings.

A shareholder right to act by written consent is one method to equalize our restricted provisions for shareholders to call a special meeting. For instance it takes 25% of shareholders at our company to call a special meeting when many companies allow 10% of shareholders to do so.

This proposal topic won majority shareholder support at 13 major companies in a single year. This included 67% support at both Allstate and Sprint. Last year the topic won majority votes at Western Union, Ryder System, and BorgWarner Inc. It also won votes higher than 45% at Cognizant for the last two years.

We believe it is time for this good governance reform. Hundreds of major companies enable shareholders to act by written consent, including 64% of the S&P 500 and 55% of the S&P 1500.

Increase Shareholder Value

Vote for Right to Act by Written Consent – Proposal 6

56   Cognizant Technology Solutions Corporation

The Board’s Statement of Opposition

The Board UNANIMOUSLY recommends that stockholders vote AGAINST this proposal for the following reasons:

●Written consent can result in an unfair, secret and unsound process and is unnecessary given the ability of stockholders to call special meetings. The Board believes that action by written consent, where there is no open meeting, disclosure and debate, is an unfair, secretive and unsound process. Further, implementation of this proposal is unnecessary given the Company’s other governance practices, including the ability of stockholders to call special meetings. At meetings of stockholders, stockholders have the opportunity to express views on proposed actions, participate in deliberations and vote. Such meetings occur at a time and date announced publicly in advance of the meeting. These and other provisions ensure that stockholders can raise matters for consideration and that all stockholders receive notice of, and have an opportunity to voice concerns about, proposed actions affecting the Company. In contrast, this proposal would allow a limited group of stockholders to act on potentially significant matters, without a meeting, without prior notice to all stockholders, and without an opportunity for fair and open discussion among stockholders.
●Contrary to the proponent’s misleading assertion, the Company’s current practice with respect to stockholder action by written consent is consistent with market practice. Despite the proponent’s misleading assertion, an overwhelming majority of S&P 500 and S&P 1500 companies—70% and 71% respectively—either do not permit stockholders to act by written consent or require that any stockholder action by written consent be unanimous. As such, most similarly sized companies do not permit the kind of stockholder action by written consent requested by the proponent and the Board believes the Company’s current practice is consistent with market practice.
●The Company’s existing corporate governance practices and policies already ensure stockholder democracy and Board accountability. The Company has consistently demonstrated that it is responsive to stockholder input. The Board has shown time and again that when it believes a particular action requested by a stockholder is in the best interests of all stockholders, the Board will support that action. For example, at this year’s meeting, the Board is asking stockholders to approve Proposals 5(a), (b) and (c) to eliminate the supermajority voting requirements in the Company’s Certificate of Incorporation and By-laws, because it agrees that this action would benefit all stockholders. In almost every year for the past five years, the Board has taken an important action to improve the Company’s governance practices or otherwise benefit stockholders, including:
●Capital Return Plan. In 2017, following its engagement with stockholders and considering feedback received, Cognizant announced its plan to return $3.4 billion to stockholders. Since then, the Company has returned $2.2 billion to stockholders under this plan through a combination of accelerated share repurchases and quarterly stock dividends.
●Proxy Access By-law. In 2016, the Board adopted a stockholder-friendly 3/3/25 proxy access By-law provision, with no limit on the number of stockholders who can work together to reach the 3% threshold. See “Director Nominees via Proxy Access” on page 60.
●Regular Board Refreshment. Since 2015, the Board has elected five new directors, and three other directors have retired, reflecting the Board’s ongoing commitment to evaluate its composition to ensure that it has the right mix of skills and perspectives.
●Board Declassification. In 2013, the Board asked stockholders to approve the declassification of the Company’s Board. Each of the Company’s directors is now subject to re-election at every annual meeting of stockholders.
●Majority Voting in Director Elections. The Company has also adopted majority voting for uncontested director elections. See ”Majority Voting Standard in Director Elections” on page 16.
●Substantially identical proposals were rejected by the Company’s stockholders in 2013, 2015, 2016 and 2017. Substantially the same proposal has been submitted, considered by the Board and rejected by stockholders four times, including at the last three annual meetings. The Board continues to believe that this proposal is not in the best interests of all stockholders, and urges our stockholders to reject this proposal for the fifth time.

2018 Proxy Statement   57

Proposal 7
Stockholder Proposal to Lower the Ownership Threshold for Stockholders to Call a Special Meeting

What are you voting on?

The following stockholder proposal will be voted on at the Annual Meeting only if properly presented by or on behalf of the stockholder proponent. The Board unanimously recommends a vote AGAINST the proposal for the reasons set forth following the proposal.

The Board unanimously recommends a vote AGAINST this proposal.

The Company has been advised that John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, beneficial owner of 100 shares of the Company’s common stock, intends to submit the proposal set forth below at the Annual Meeting.

PROPOSAL 7 — SPECIAL SHAREHOLDER MEETING IMPROVEMENT

Resolved, Shareowners ask our board to take the steps necessary (unilaterally if possible) to amend our bylaws and each appropriate governing document to give holders in the aggregate of 10% of our outstanding common stock the power to call a special shareowner meeting (or the closest percentage to 10% according to state law). This proposal does not impact our board’s current power to call a special meeting.

Special meetings allow shareowners to vote on important matters, such as electing new directors that can arise between annual meetings. This proposal topic won more than 70%-support at Edwards Lifesciences and SunEdison in 2013.

Scores of Fortune 500 companies allow a more practical 10% of shares to call a special meeting compared to the entrenchment requirement of Stericycle. Cognizant Technology Solutions shareholders do not have the full right to call a special meeting that is available under state law.

In fact we now have a sad joke of a right to call a special meeting.

At Cognizant Technology Solutions it would take 25% of shares (instead of the 10% called for in Delaware law) and then all shares held for less than one continuous year would be disqualified. Thus in order to obtain the 25% requirement it could take the holders of 51% of CTSH shares (minus perhaps 26% of shares that were held for less than one continuous year) to obtain the 25% that represented one-year of continuous holdings.

In other words it could take 51% of shares to go to the onerous process (by the shareholders who see an urgent need to call a special meeting) to initiate a special meeting in which 51% of shares would be needed to take action. This 2-stike CTSH retreat from the shareholder right provide by Delaware law sort of takes way the purpose of a special meeting.

A special meeting is designed for a relatively small group of shareholders to call attention to an issue that management needs to be alerted to in order to avoid a downturn in the price of the stock or to alert management to an opportunity that management may be missing. By the time that as much as 51% of shares are concerned – the opportunity window may be long gone.

Hopefully Cognizant Technology Solutions shareholders will be receptive to this proposal. At the 2017 annual meeting CTSH shareholders gave 99% support to a shareholder proposal for a simple majority vote standard instead of a 67% vote standard on certain issues.

Please vote to increase management accountability to shareholders:

Special Shareholder Meeting Improvement – Proposal 7

58   Cognizant Technology Solutions Corporation

The Board’s Statement of Opposition

The Board UNANIMOUSLY recommends that stockholders vote AGAINST this proposal for the following reasons:

●Cognizant’s current special meeting right was overwhelmingly supported by stockholders. Cognizant already permits stockholders to call a special meeting. This right was proposed by our Board and overwhelmingly approved by our stockholders in 2012, with more than 99% of the votes cast in favor of the proposal, including the 25% ownership threshold.
●A 25% ownership threshold reflects market practice and is consistent with Delaware law. Cognizant’s 25% special meeting ownership threshold is consistent with or superior to the practices of the overwhelming majority of S&P 500 companies. Of these companies, 33% do not permit stockholders to call a special meeting at all, and 41% have set an ownership threshold at 25% or higher. In short, Cognizant’s stockholders have a special meeting right that is equal to or more expansive than 74% of S&P 500 companies. And the proponent’s assertion that Delaware law calls for a 10% threshold is simply not true. Delaware law does not require that stockholders have the right to call a special meeting at all, let alone establish any particular percentage of stockholders that must have this right. Cognizant’s special meeting practices are fully consistent with Delaware law.
●A 25% ownership threshold provides a procedural safeguard against abuse, corporate waste and activist investors with short-term goals.
●Prevents abuse. The failure by a special meeting proponent to convince the holders of at least 25% of our common stock to support a special meeting is a strong indicator that most stockholders do not believe that a special meeting is warranted. Lowering the ownership threshold to 10% could give as few as two of our stockholders the ability to disrupt the Company at the expense of the remaining 90% who did not support the special meeting. Cognizant’s existing special meeting right strikes the appropriate balance between ensuring that stockholders have the ability to call a special meeting to act on extraordinary and urgent matters, while at the same time protecting against a misuse of this right by a small number of stockholders.
●Protects long-term interests. Cognizant’s 25% ownership threshold also serves as a protective mechanism against activist investors with short-term goals. A 10% ownership threshold would make it easier for event-driven hedge funds or other activists to pursue a special meeting with the goal of disrupting the business or proposing issues that facilitate their own short-term exit strategies over the long-term interests of the rest of Cognizant’s stockholders. Cognizant’s existing special meeting right ensures that a special meeting may only be called by a stockholder or group of stockholders with a substantial stake in the Company.
●Prevents corporate waste. Convening a special meeting of stockholders imposes significant costs, both administrative and operational. The 25% ownership threshold seeks to ensure that stockholders who have limited support for the action intended to be proposed do not disadvantage other stockholders by causing the Company to incur the unnecessary expense or disruption that can be associated with a special meeting.
●The Company’s existing corporate governance practices and policies already ensure stockholder democracy and Board accountability. The Company has consistently demonstrated that it is responsive to stockholder input. The Board has shown time and again that when it believes a particular action requested by a stockholder is in the best interests of all stockholders, the Board will support that action. For example, at this year’s meeting, the Board is asking stockholders to approve Proposals 5(a), (b) and (c) to eliminate the supermajority voting requirements in the Company’s Certificate of Incorporation and By-laws, because it agrees that this action would benefit all stockholders. In almost every year for the past five years, the Board has taken an important action to improve the Company’s governance practices or otherwise benefit stockholders, including:
●Capital Return Plan. In 2017, following its engagement with stockholders and considering feedback received, Cognizant announced its plan to return $3.4 billion to stockholders, and considering feedback received. Since then, the Company has returned $2.2 billion to stockholders under this plan through a combination of accelerated share repurchases and quarterly stock dividends.
●Proxy Access By-law. In 2016, the Board adopted a stockholder-friendly 3/3/25 proxy access By-law provision, with no limit on the number of stockholders who can work together to reach the 3% threshold. See “Director Nominees via Proxy Access” on page 60.
●Regular Board Refreshment. Since 2015, the Board has elected five new directors, and three other directors have retired, reflecting the Board’s ongoing commitment to evaluate its composition to ensure that it has the right mix of skills and perspectives.
●Board Declassification. In 2013, the Board asked stockholders to approve the declassification of the Company’s Board. Each of the Company’s directors is now subject to re-election at every annual meeting of stockholders.
●Majority Voting in Director Elections. The Company has also adopted majority voting for uncontested director elections. See “Majority Voting Standard in Director Elections” on page 16.

2018 Proxy Statement   59

Stockholder Proposals and Nominees for the 2019 Annual Meeting

Stockholder Proposals

SEC rules permit stockholders to submit proposals for inclusion in our proxy statement if the stockholder and the proposal meet the requirements specified in Rule 14a-8 under the Exchange Act (“Rule 14a-8”).

●

When to send these proposals. Any stockholder proposals submitted in accordance with Rule 14a-8 must be received at our principal executive offices no later than the close of business on December 21, 2018.

●	Where to send these proposals. Proposals should be sent to our Secretary. See “Helpful Resources” on page 74.
●	What to include. Proposals must conform to and include the information required by Rule 14a-8.

Director Nominees via Proxy Access

Our By-laws permit a group of stockholders who have owned a significant amount of the Company’s common stock (at least 3%) for a significant amount of time (at least three years) to submit director nominees (up to 25% of the Board and in any event not less than two directors) for inclusion in our proxy statement if the stockholder(s) and the nominee(s) satisfy the requirements specified in our By-laws.

●

When to send these proposals. Notice of director nominees under these By-law provisions must be received no earlier than November 21, 2018 and no later than the close of business on December 21, 2018. In the event that the date of the 2019 Annual Meeting is more than 30 days before or more than 70 days after June 5, 2019, then our Secretary must receive such written notice not earlier than the close of business on the 150th day prior to the 2019 Annual Meeting and not later than the close of business on the later of the 120th day prior to the 2019 Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.

●	Where to send these proposals. Notice should be addressed to our Secretary. See “Helpful Resources” on page 74.
●	What to include. Notice must include the information required by our By-laws, a copy of which is available upon request to our Secretary. See “Helpful Resources” on page 74.

Other Proposals or Director Nominees

Our By-laws require that any stockholder proposal, including a director nomination, that is not submitted for inclusion in next year’s proxy statement (either under Rule 14a-8 or our proxy access By-laws), but is instead sought to be presented directly at such meeting, must be received by our Secretary in writing not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the anniversary of the preceding year’s annual meeting.

●

When to send these proposals. Stockholder proposals or director nominations submitted under these By-law provisions must be received no earlier than the close of business on February 5, 2019 and no later than the close of business on March 7, 2019. In the event that the date of the 2019 Annual Meeting is more than 30 days before or more than 70 days after June 5, 2019, then our Secretary must receive any such proposal not earlier than the close of business on the 120th day prior to the 2019 Annual Meeting and not later than the close of business of the later of the 90th day prior to the 2019 Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.

●	Where to send these proposals. Proposals should be sent to our Secretary. See “Helpful Resources” on page 74.
●	What to include. Proposals must include the information required by our By-laws, a copy of which is available upon request to our Secretary. See “Helpful Resources” on page 74.

Management Discretion to Vote Proxies on These Proposals

SEC rules permit management to vote proxies in its discretion in certain cases if the stockholder does not comply with the above deadlines and, in certain other cases, notwithstanding the stockholder’s compliance with these deadlines.

Non-Compliant Proposals

The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with the requirements set forth above or other applicable requirements.

60   Cognizant Technology Solutions Corporation

Proxy Statement and Proxy Solicitation

About this Proxy Statement

This proxy statement is furnished in connection with the solicitation by the Board of proxies to be voted at our Annual Meeting be held on Tuesday, June 5, 2018, at 8:30 a.m. Eastern Time, at the Teaneck Marriott at Glenpointe, 100 Frank W. Burr Blvd., Teaneck, New Jersey 07666, and at any continuation, postponement or adjournment thereof. Holders of record of shares of common stock as of the Record Date will be entitled to notice of and to vote at the Annual Meeting and any continuation, postponement or adjournment thereof. As of the Record Date, there were approximately 585,898,388 shares of common stock issued and outstanding and entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote on any matter presented to stockholders at the Annual Meeting.

This proxy statement and the Company’s 2017 Annual Report will be released on or about April 20, 2018 to our stockholders on the Record Date.

Management Discretion Proposals and Board Recommendations

At the Annual Meeting, our stockholders will be asked to vote on the proposals and other stockholder actions set forth below. The Board recommends that you vote your shares as indicated below. If you return a properly completed proxy card, or vote your shares by telephone or over the Internet, your shares of common stock will be voted on your behalf as you direct. If not otherwise specified, the shares of common stock represented by the proxies will be voted in accordance with the Board’s recommendations.

Proposals and Other Stockholder Actions		Board Recommendation	See Page No.
1.	Elect the 11 Director nominees named in this proxy statement to serve until the 2019 Annual Meeting of Stockholders;	FOR each Director nominee	10
2.	Approve, on an advisory (non-binding) basis, the Company’s executive compensation;	FOR	26
3.	Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018;	FOR	44
4.	Approve an amendment and restatement of the Company’s 2004 Employee Stock Purchase Plan;	FOR	47
5.	Approve three separate proposals (5(a), (b) and (c)) to eliminate the supermajority voting requirements in the Company’s Certificate of Incorporation;	FOR all 3 proposals	52
6.	Consider a stockholder proposal requesting that the Board take the steps necessary to permit stockholder action by written consent (if properly presented at the Annual Meeting); and	AGAINST	56
7.	Consider a stockholder proposal to lower the ownership threshold for stockholders to call a special meeting (if properly presented at the Annual Meeting.)	AGAINST	58

We know of no other business that will be presented at the Annual Meeting. If any other matter properly comes before the stockholders for a vote at the Annual Meeting, however, the proxy holders named on the Company’s proxy card will vote your shares in accordance with their best judgment.

Additional Information About This Proxy Statement

Why You Received This Proxy Statement

You are viewing or have received these proxy materials because the Board is soliciting your proxy to vote your shares at the Annual Meeting. This proxy statement includes information that we are required to provide to you under SEC rules and that is designed to assist you in voting your shares.

2018 Proxy Statement   61

Notice of Internet Availability of Proxy Materials

As permitted by SEC rules, Cognizant is making this proxy statement and its 2017 Annual Report available to certain of its stockholders electronically via the Internet. On or about April 20, 2018, we mailed to these stockholders a Notice of Internet Availability of Proxy Materials (the “Internet Notice”) containing instructions on how to access this proxy statement and our 2017 Annual Report and vote online. If you received an Internet Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them. Instead, the Internet Notice instructs you on how to access and review all of the important information contained in this proxy statement and 2017 Annual Report. The Internet Notice also instructs you on how you may submit your proxy over the Internet. If you received an Internet Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Internet Notice.

Printed Copies of Our Proxy Materials

Some of our stockholders received printed copies of our proxy statement, 2017 Annual Report and proxy card. If you received printed copies of our proxy materials, then instructions regarding how you can vote are contained on the proxy card included in the materials.

Householding

The SEC’s rules permit us to deliver a single Internet Notice or set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one Internet Notice or one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Internet Notice or proxy materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the Internet Notice or proxy materials, contact Broadridge Financial Solutions, Inc. (“Broadridge”) at 866-540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future Internet Notices or proxy materials for your household, please contact Broadridge at the above phone number or address.

Solicitation of Proxies

The accompanying proxy is solicited by and on behalf of the Board, whose Notice of Annual Meeting is included with this proxy statement, and the entire cost of such solicitation will be borne by us. In addition to the use of mail, proxies may be solicited by personal interview, telephone, e-mail and facsimile by our Directors, officers and other employees who will not be specially compensated for these services. We have engaged Innisfree M&A Incorporated to assist us with the solicitation of proxies.

We expect to pay Innisfree a fee of $20,000 plus reimbursement for out-of-pocket expenses for its services. We will also request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares held by such brokers, nominees, custodians and other fiduciaries. We will reimburse such persons for their reasonable expenses in connection therewith.

Annual Meeting Q&A

Questions and Answers About the 2018 Annual Meeting

Who is entitled to vote at the Annual Meeting?

The Record Date for the Annual Meeting is April 9, 2018. You are entitled to vote at the Annual Meeting only if you were a stockholder of record at the close of business on that date, or if you hold a valid proxy for the Annual Meeting. The only class of stock entitled to be voted at the Annual Meeting is our common stock. Each outstanding share of common stock is entitled to one vote for all matters before the Annual Meeting. At the close of business on the Record Date, there were 585,898,388 shares of common stock issued and outstanding and entitled to vote at the Annual Meeting.

What is the difference between being a “record holder” and holding shares in “street name”?

A record holder holds shares in his or her name. Shares held in “street name” means shares that are held in the name of a bank or broker on a person’s behalf.

62   Cognizant Technology Solutions Corporation

Am I entitled to vote if my shares are held in “street name”?

Yes. If your shares are held by a bank or a brokerage firm, you are considered the “beneficial owner” of those shares held in “street name”. If your shares are held in street name, these proxy materials are being provided to you by your bank or brokerage firm, along with a voting instruction card if you received printed copies of our proxy materials. As the beneficial owner, you have the right to direct your bank or brokerage firm how to vote your shares, and the bank or brokerage firm is required to vote your shares in accordance with your instructions. If your shares are held in street name, you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy from your bank or brokerage firm.

How many shares must be present to hold the Annual Meeting?

A quorum must be present at the Annual Meeting for any business to be conducted. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the Record Date will constitute a quorum.

Who can attend the Annual Meeting?

You may attend the Annual Meeting only if you are a Cognizant stockholder who is entitled to vote at the Annual Meeting, or if you hold a valid proxy for the Annual Meeting. If you plan to attend the Annual Meeting, you must call the Company’s investor relations staff at 201-498-8840 or email David.Nelson@cognizant.com no later than 5:00 p.m. Eastern Time on June 4, 2018 to have your name placed on the attendance list. In order to be admitted into the Annual Meeting, your name must appear on the attendance list and you must present government-issued photo identification (such as a driver’s license). If your bank or broker holds your shares in street name, you will also be required to present proof of beneficial ownership of our common stock on the Record Date, such as the Internet Notice you received from your bank or broker, a bank or brokerage statement, or a letter from your bank or broker showing that you owned shares of our common stock at the close of business on the Record Date.

What if a quorum is not present at the Annual Meeting?

If a quorum is not present at the scheduled time of the Annual Meeting, a majority of the outstanding shares represented at the Annual Meeting, by proxy or in person, and entitled to vote may adjourn the Annual Meeting.

What does it mean if I receive more than one Internet Notice or more than one set of proxy materials?

It means that your shares are held in more than one account at the transfer agent and/or with banks or brokers. Please vote all of your shares. To ensure that all of your shares are voted, for each Internet Notice or set of proxy materials, please submit your proxy by phone, via the Internet, or, if you received printed copies of the proxy materials, by signing, dating and returning the enclosed proxy card in the enclosed envelope.

How do I vote?

We recommend that stockholders vote by proxy even if they plan to attend the Annual Meeting and vote in person. If you are a stockholder of record, there are three ways to vote by proxy:

●	by telephone – You can vote by telephone by calling 800-690-6903 and following the instructions on the proxy card;
●	by Internet – You can vote over the Internet at www.proxyvote.com by following the instructions on the Internet Notice or proxy card; or
●	by mail – You can vote by mail by signing, dating and mailing the proxy card, which you may have received by mail.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on June 4, 2018.

If your shares are held in street name through a bank or broker, you will receive instructions on how to vote from the bank or broker. You must follow their instructions in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you would like to vote your shares in person at the Annual Meeting, you should contact your bank or broker to obtain a legal proxy and bring it to the Annual Meeting in order to vote.

Can I change my vote after I submit my proxy?

Yes. If you are a registered stockholder, you may revoke your proxy and change your vote:

●	by submitting a duly executed proxy bearing a later date;
●	by granting a subsequent proxy through the Internet or telephone;
●	by giving written notice of revocation to the Secretary of Cognizant prior to or at the Annual Meeting; or
●	by voting in person at the Annual Meeting.

Your most recent proxy card or telephone or Internet proxy is the one that is counted. Your attendance at the Annual Meeting itself will not revoke your proxy unless you give written notice of revocation to the Secretary before your proxy is voted or you vote in person at the Annual Meeting.

2018 Proxy Statement   63

If your shares are held in street name, you may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker, or you may vote in person at the Annual Meeting by obtaining a legal proxy from your bank or broker and submitting the legal proxy along with your ballot.

Whom should I contact if I have questions or need assistance voting?

Please contact Innisfree M&A Incorporated, our proxy solicitor assisting us in connection with the Annual Meeting. Stockholders may call toll free at 888-750-5834. Banks and brokers may call collect at 212-750-5833.

Who will count the votes?

Representatives of Broadridge Financial Solutions, Inc., our inspector of election, will tabulate and certify the votes.

What if I do not specify how my shares are to be voted?

If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote in accordance with the recommendations of the Board. The Board’s recommendations for each proposal are set forth on page 61, as well as with the description of each proposal in this proxy statement.

Will any other business be conducted at the Annual Meeting?

We know of no other business that will be presented at the Annual Meeting. If any other matter properly comes before the stockholders for a vote at the Annual Meeting, however, the proxy holders named on the Company’s proxy card will vote your shares in accordance with their best judgment.

How many votes are required for the approval of the proposals to be voted upon and how will abstentions and broker non-votes be treated?

Proposal	Votes required	Effect of Abstentions and Broker Non-Votes
Proposal 1: Election of Directors	Votes cast “for” exceed votes cast “against”.	No effect.
Proposal 2: Advisory (Non-Binding) Vote on Executive Compensation (Say-on-Pay)	Majority of votes cast.	No effect.
Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm	Majority of votes cast.	Abstentions will have no effect; no broker non-votes expected.
Proposal 4: Approval of Amendment and Restatement of Company’s 2004 Employee Stock Purchase Plan	Majority of votes cast.	No effect.
Proposals 5(a), (b) and (c): Approval of Three Separate Proposals to Eliminate the Supermajority Voting Requirements in the Company’s Certificate of Incorporation	Affirmative vote of at least 66 2/3 percent in voting power of all outstanding shares.	Equivalent to a vote against.
Proposal 6: Stockholder Proposal Regarding Stockholder Action by Written Consent	Majority of votes cast.	No effect.
Proposal 7: Stockholder Proposal to Lower the Ownership Threshold for Stockholders to Call a Special Meeting	Majority of votes cast.	No effect.

What is an abstention and how will abstentions be treated?

An “abstention” represents a stockholder’s affirmative choice to decline to vote on a proposal. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. For Proposals 5(a), (b), and (c), abstentions will have the same effect as a vote against these proposals. Abstentions will have no effect on any of the other proposals before the Annual Meeting.

What are broker non-votes and do they count for determining a quorum?

Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares. A broker is entitled to vote shares held for a beneficial owner on routine matters, such as the ratification of the appointment of PwC as our independent registered public accounting firm, without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, we expect that a broker will not be entitled to vote shares held for a beneficial owner on all of the other proposals to be voted on at the Annual Meeting. Broker non-votes count for purposes of determining whether a quorum is present.

64   Cognizant Technology Solutions Corporation

Where can I find the voting results of the Annual Meeting of Stockholders?

We plan to announce preliminary voting results at the Annual Meeting and we will report the final results in a Current Report on Form 8-K, which we intend to file with the SEC shortly after the Annual Meeting.

Where do I direct requests for materials mentioned in this proxy statement and how do I contact Cognizant’s Secretary?

Please direct requests for materials mentioned in this proxy statement or other inquiries to our Secretary. See “Helpful Resources” on page 74 for how to contact our Secretary.

Other Matters at the 2018 Annual Meeting

The Board is not aware of any matter to be presented for action at the Annual Meeting other than the matters referred to above and does not intend to bring any other matters before the Annual Meeting. However, if other matters should come before the Annual Meeting, it is intended that holders of the proxies will vote thereon in their discretion.

Cognizant’s Annual Report on Form 10-K

A copy of Cognizant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, including financial statements and schedules thereto but not including exhibits, as filed with the SEC, will be sent to any stockholder of record on April 9, 2018, without charge, upon written request addressed to our Secretary. A reasonable fee will be charged for copies of exhibits. You also may access this proxy statement and our Annual Report on Form 10-K at www.proxyvote.com. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 is also available at www.cognizant.com.

Non-GAAP Financial Measures and Forward-Looking Statements

Non-GAAP Financial Measures

Portions of our disclosure, including the table under “Reconciliation to GAAP Financial Measures”, include non-GAAP Income from Operations, non-GAAP Operating Margin, and non-GAAP EPS. These non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures should be read in conjunction with our financial statements prepared in accordance with GAAP. The reconciliations of Cognizant’s non-GAAP financial measures to the corresponding GAAP measures should be carefully evaluated.

Our non-GAAP Income from Operations and non-GAAP Operating Margin exclude stock-based compensation expense, acquisition-related charges and, in 2017, realignment charges. Our definition of non-GAAP EPS excludes net non-operating foreign currency exchange gains or losses, the effect of recognition in the first quarter of 2017 of an income tax benefit previously unrecognized in our consolidated financial statements related to a specific uncertain tax position, the impact of the one-time incremental income tax expense related to the Tax Reform Act enacted in the United States in 2017 and the impact of a one-time incremental income tax expense related to our principal operating subsidiary in India repurchasing its shares from its shareholders, which are non-Indian Cognizant entities, valued at $2.8 billion (the “Indian Cash Remittance”), in 2016, in addition to excluding stock-based compensation expense, acquisition-related charges and, in 2017, realignment charges. Our non-GAAP EPS is additionally adjusted for the income tax impact of the above items, as applicable. The income tax impact of each item is calculated by applying the statutory rate and local tax regulations in the jurisdiction in which the item was incurred.

We believe providing investors with an operating view consistent with how we manage the Company provides enhanced transparency into the operating results of the Company. For our internal management reporting and budgeting purposes, we use non-GAAP financial measures for financial and operational decision making, to evaluate period-to-period comparisons, to determine portions of the compensation for our executive officers and for making comparisons of our operating results to those of our competitors. Therefore, it is our belief that the use of non-GAAP financial measures excluding these costs provides a meaningful supplemental measure for investors to evaluate our financial performance. Accordingly, we believe that the presentation of non-GAAP Income from Operations, non-GAAP Operating Margin and non-GAAP EPS, when read in conjunction with our reported GAAP results, can provide useful supplemental information to our management and investors regarding financial and business trends relating to our financial condition and results of operations.

A limitation of using non-GAAP financial measures versus financial measures calculated in accordance with GAAP is that non-GAAP measures do not reflect all of the amounts associated with our operating results as determined in accordance with GAAP and exclude costs that are recurring, namely stock-based compensation expense, certain acquisition-related charges, and net non-operating foreign currency exchange gains or losses. In addition, other companies may calculate non-GAAP financial measures differently than us, thereby limiting the usefulness of these non-GAAP financial measures as a comparative tool. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP Income from Operations, non-GAAP Operating Margin and non-GAAP EPS to allow investors to evaluate such non-GAAP financial measures.

2018 Proxy Statement   65

Reconciliation to GAAP Financial Measures

The following table presents a reconciliation of each non-GAAP financial measure to the most comparable GAAP measure for the years ended December 31.

($ in millions, except per share data)	2015	% of Revenue	2016	% of Revenue	2017	% of Revenue
GAAP income from operations and operating margin	$2,142	17.3%	$2,289	17.0%	$2,481	16.8%
Add: Stock-based compensation expense[1]	$192	1.5%	$217	1.6%	$221	1.5%
Add: Acquisition-related charges[2]	$116	0.9%	$130	0.9%	$138	0.9%
Add: Realignment charges[3]	—	—	—	—	$72	0.5%
Non-GAAP Income from Operations and non-GAAP Operating Margin	$2,450	19.7%	$2,636	19.5%	$2,912	19.7%

GAAP diluted earnings per share	$2.65		$2.55		$2.53
Effect of above operating adjustments, pre-tax	$0.50		$0.57		$0.72
Effect of non-operating foreign currency exchange (gains) losses, pre-tax[4]	$0.07		$0.04		$(0.12)
Tax effect of non-GAAP adjustments to pre-tax income[5]	$(0.15)		$(0.16)		$(0.31)
Effect of recognition of income tax benefit related to an uncertain tax position[6]	—		—		$(0.09)
Effect of incremental income tax expense related to the Tax Reform Act[7]	—		—		$1.04
Effect of incremental income tax expense related to the India Cash Remittance[8]	—		$0.39		—
Non-GAAP diluted earnings per share	$3.07		$3.39		$3.77
[1]	Stock-based compensation reported in:

	2015	2016	2017
Cost of revenues	$39	$53	$55
Selling, general and administrative expenses	$153	$164	$166
[2]

Acquisition-related charges include, when applicable, amortization of purchased intangible assets included in the depreciation and amortization expense line on our consolidated statements of operations, external deal costs, acquisition-related retention bonuses, integration costs, changes in the fair value of contingent consideration liabilities, charges for impairment of acquired intangible assets and other acquisition-related costs.

[3]

Realignment charges include severance costs, including costs associated with a voluntary separation program, lease termination costs, and advisory fees related to non-routine shareholder matters and to the development of our realignment and return of capital programs, as applicable. The total costs related to the realignment are reported in “Selling, general and administrative expenses” in our consolidated statements of operations included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

[4]

Non-operating foreign currency exchange gains (losses) are inclusive of gains and losses on related foreign exchange forward contracts not designated as hedging instruments for accounting purposes, reported in “Foreign currency exchange gains (losses), net” in our consolidated statements of operations included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

[5]	Presented below are the tax impacts of each of our non-GAAP adjustments to pre-tax income:
	2015	2016	2017
Non-GAAP income tax benefit (expense) related to:
Stock-based compensation expense	$46	$49	$101
Acquisition-related charges	$43	$46	$48
Realignment charges	—	—	$25
Foreign currency exchange gains (losses)	$2	$5	$10

The effective income tax rate related to each of our non-GAAP adjustments varies depending on the jurisdictions in which such income and expenses are generated and the statutory rates applicable in those jurisdictions.

[6]

During the three months ended March 31, 2017, we recognized an income tax benefit previously unrecognized in our consolidated financial statements related to a specific uncertain tax position of $55 million. The recognition of the benefit in the first quarter of 2017 was based on management’s reassessment regarding whether this unrecognized tax benefit met the more-likely-than-not threshold in light of the lapse in the statute of limitations as to a portion of such benefit.

66   Cognizant Technology Solutions Corporation

[7]

In connection with the enactment of the Tax Reform Act, we recorded a one-time provisional net income tax expense of $617 million comprised of: (i) the one-time transitional tax expense on accumulated undistributed earnings of foreign subsidiaries of $635 million and (ii) foreign and U.S. state income tax expense that will be applicable upon repatriation of the accumulated undistributed earnings of our foreign subsidiaries, other than our Indian subsidiaries, of $53 million, partially offset by (iii) an income tax benefit of $71 million resulting from the revaluation of U.S. net deferred income tax liabilities to the new lower U.S. income tax rate. The one-time incremental income tax expense reflects certain assumptions based upon our interpretation of the Tax Reform Act as of January 18, 2018 and may change, possibly materially, as we receive additional clarification and guidance and as the interpretation of the Tax Reform Act evolves over time.

[8]

In May 2016, our principal operating subsidiary in India repurchased shares from its shareholders, which are non-Indian Cognizant entities, valued at $2.8 billion. As a result of this transaction, in 2016 we incurred an incremental income tax expense of $238 million.

Forward-Looking Statements

This proxy statement, and the letter to stockholders included with this proxy statement, include statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, expectations regarding profitability and revenue, growth trends and enhancing stockholder value, plans to establish a charitable foundation for STEM education, plans to improve non-GAAP Operating Margin, and anticipated share repurchases and dividends, the accuracy of which are necessarily subject to risks, uncertainties, and assumptions as to future events that may not prove to be accurate. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions, changes in the regulatory environment, including with respect to immigration and taxes, and the other factors discussed in the Company’s most recent Annual Report on Form 10-K and other filings with the SEC. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities law.

2018 Proxy Statement   67

Cognizant Technology Solutions Corporation
2004 Employee Stock Purchase Plan
(as Amended and Restated Effective as of February 27, 2018)

Article 1. Definitions

1.1	“Account” means the book account established for a Participant under Article 9 hereunder.
1.2	“Board of Directors” shall mean the Board of Directors of the Company.
1.3	“Code” shall mean the Internal Revenue Code of 1986, as amended.
1.4	“Committee” shall mean the Compensation Committee of the Board of Directors appointed and acting in accordance with the terms of the Plan.
1.5	“Common Stock” shall mean shares of the Company’s Class A Common Stock, par value $.01 per share, and such other securities of the Company that may be substituted therefor pursuant to Article 21.
1.6	“Company” shall mean Cognizant Technology Solutions Corporation, a Delaware corporation. When used in the Plan with reference to employment, Company shall include Designated Subsidiaries.
1.7

“Compensation” shall mean the total cash compensation paid to an Eligible Employee by the Company or any Designated Subsidiary, as reportable on IRS Form W-2. Notwithstanding the foregoing, Compensation shall exclude severance pay, stay-on bonuses, long term bonuses, retirement income, change-in-control payments, contingent payments, income derived from stock options, stock appreciation rights and other equity-based compensation and other forms of special remuneration.

1.8	“Designated Subsidiary” shall mean any Subsidiary the employees of which the Committee from time to time determines to extend the benefits of the Plan to.
1.9	“Effective Date” shall mean April 1, 2004.
1.10

“Eligible Employees” shall mean only those persons who, as of immediately after they are granted an option for a Purchase Period, are Employees not deemed for purposes of Section 423(b)(3) of the Code to own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company.

1.11

“Employees” shall mean all persons who are employed as common-law employees by the Company or any Designated Subsidiary, excluding persons (i) whose customary employment is 20 hours or less per week, or (ii) whose customary employment is for not more than five months in a calendar year.

1.12	“Exercise Date” shall mean the last day of a Purchase Period.
1.13

“Fair Market Value” per share of Common Stock on any relevant date shall be the closing price per share of Common Stock at the close of regular hours trading (i.e., before after-hours trading begins) on the date in question on the Stock Exchange serving as the primary market for the Common Stock, as such price is reported by the National Association of Securities Dealers (if primarily traded on the Nasdaq Select or Global Select Market) or as officially quoted in the composite tape of transactions on any other Stock Exchange on which the Common Stock is then primarily traded. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

1.14	“Participant” shall mean an Eligible Employee who elects to participate in the Plan under Article 7 hereunder.
1.15	“Plan” shall mean the Cognizant Technology Solutions Corporation 2004 Employee Stock Purchase Plan, as set forth herein and as amended from time to time.
1.16

“Purchase Period” shall mean quarterly purchase periods that begin on the first business day of, and end on the last business day of, each calendar period, unless modified by the Committee not less than 60 days in advance of the commencement of such modified period. The last Purchase Period under the Plan shall terminate on or before the date of termination of the Plan provided in Article 25.

68   Cognizant Technology Solutions Corporation

1.17	“Stock Exchange” shall mean the Nasdaq Global or Global Select Market or the New York Stock Exchange.

1.18	“Subsidiary” shall mean any corporation that is a subsidiary of the Company within the meaning of Section 424(f) of the Code.

1.19	“Termination of Service” shall mean the earliest of the following events with respect to a Participant: his retirement, death, resignation, discharge or permanent separation from service with the Company.

The masculine gender includes the feminine, the singular number includes the plural and the plural number includes the singular unless the context otherwise requires.

Article 2. Purpose

2.1	It is the purpose of this Plan to provide a means whereby Eligible Employees may purchase Common Stock through payroll deductions. It is intended to provide a further incentive for Employees to promote the best interests of the Company and to encourage stock ownership by Employees in order to participate in the Company’s economic progress.

2.2	It is the intention of the Company to have the Plan qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code and the provisions of the Plan shall be construed in a manner consistent with the Code.

Article 3. Administration

The Plan shall be administered by the Committee. The Committee shall have authority to make rules and regulations for the administration of the Plan, and its interpretations and decisions with regard thereto shall be final and conclusive. The Committee shall have all necessary authority to communicate, from time to time, with Eligible Employees and Participants for purposes of administering the Plan, and shall notify Eligible Employees promptly of its election of the term of each forthcoming Purchase Period, if other than quarterly.

Article 4. Shares

There shall be 40,000,000 shares of Common Stock reserved for issuance to and purchase by Participants under the Plan. Such share reserve includes (i) the 28,000,000 shares of Common Stock previously reserved for issuance under the Plan (after giving effect to the two-for-one stock split of Common Stock that occurred on March 10, 2014), plus (ii) an increase of 12,000,000 shares of Common Stock approved by the Board of Directors on February 27, 2018, subject to stockholder approval at the Company’s 2018 Annual Meeting of Stockholders. The shares of Common Stock subject to the Plan shall be either shares of authorized but unissued Common Stock or shares of Common Stock reacquired by the Company. Shares of Common Stock subject to any unexercised portion of any terminated option may again be granted under the Plan.

Article 5. Purchase Price

The purchase price per share of Common Stock sold under this Plan for any Purchase Period shall be equal to the lesser of (a) 90% of the Fair Market Value of a share of Common Stock on the first day of such Purchase Period and (b) 90% of the Fair Market Value of a share of Common Stock on the Exercise Date of such Purchase Period.

Article 6. Grant of Option to Purchase Shares and Accrual Limitations

6.1	Each Eligible Employee shall be granted an option effective on the first day of each Purchase Period to purchase a number of full shares of Common Stock. Unless the Committee determines otherwise prior to the start date of the applicable Purchase Period and subject to the limitations set forth in this Article 6, each option granted for a Purchase Period beginning on or after January 1, 2010 shall provide the Participant with the right to purchase shares of Common Stock under this Plan with an aggregate Fair Market Value of up to $25,000 (as determined on the first day of the Purchase Period) on the related Exercise Date.

6.2	Anything herein to the contrary notwithstanding, if, as of the first day of a Purchase Period, any Eligible Employee entitled to purchase shares hereunder would be deemed for the purposes of Section 423(b)(3) of the Code to own stock (including any number of shares which such person would be entitled to purchase hereunder) possessing 5% or more of the total combined voting power or value of all classes of stock of the Company, the maximum number of shares which such person shall be entitled to purchase pursuant to the Plan shall be reduced to that number that when added to the number of shares of stock of the Company which such person is so deemed to own (excluding any number of shares which such person would be entitled to purchase hereunder), is one less than such 5%.

6.3	The Committee shall have the discretionary authority, exercisable prior to the start of any Purchase Period under the Plan, to increase or decrease the limitations to be in effect for the number of shares purchasable per Participant and in total by all Participants on each Exercise Date.

2018 Proxy Statement   69

Article 7. Election to Participate

7.1	An Eligible Employee may elect to become a Participant in this Plan by completing a “Stock Purchase Agreement” form or otherwise indicating an election via electronic enrollment prior to the first day of the Purchase Period. In the Stock Purchase Agreement, the Eligible Employee shall authorize regular payroll deductions from his Compensation subject to the limitations in Article 8 below. Options granted to Eligible Employees who fail to authorize payroll deductions will automatically lapse. If a Participant’s payroll deductions allow him to purchase fewer than the maximum number of shares of Common Stock to which his option entitles him, the option with respect to the shares that he does not purchase will lapse as of the relevant Exercise Date.

7.2	The execution and delivery of the Stock Purchase Agreement as between the Participant and the Company shall be conditioned upon the compliance by the Company at such time with Federal (and any applicable state) securities laws.

Article 8. Payroll Deductions

8.1	An Eligible Employee may authorize payroll deductions from his Compensation for each payroll period of a specified percentage of such Compensation, not less than 1% and not more than 15%, in multiples of 1%.

8.2	The amount of payroll deduction shall be established prior to the beginning of a Purchase Period and may not be altered, except for complete discontinuance under Article 11, 13 or 14 hereunder.

8.3	For a given Purchase Period, payroll deductions shall commence on the first day of the Purchase Period and shall end on the related Exercise Date, unless sooner terminated as provided in the Plan.

Article 9. Employee Stock Purchase Account

An Account will be established for each Participant in the Plan. Payroll deductions made under Article 8 will be credited to the individual Accounts and no interest or other earnings will be credited to a Participant’s Account. The amounts collected from the Participant shall not be required to be held in any segregated account or trust fund and may be commingled with the general assets of the Company and used for general corporate purposes.

Article 10. Purchase of Shares

10.1	If, as of any Exercise Date, there is credited to the Account of a Participant an amount at least equal to the purchase price of one share of Common Stock for the current Purchase Period, as determined in Article 5, the Participant shall buy and the Company shall sell at such price the largest number of whole shares of Common Stock which can be purchased with the amount in his Account, subject to the limitations set forth in Article 6.

10.2	Any balance remaining in a Participant’s Account at the end of a Purchase Period will be carried forward into the Participant’s Account for the following Purchase Period. However, in no event will the balance carried forward be equal to or exceed the purchase price of one share of Common Stock as determined in Article 5 above. Notwithstanding the foregoing provisions of this paragraph, if as of any Exercise Date the provisions of Article 15 are applicable to the Purchase Period ending on such Exercise Date, and the Committee reduces the number of shares that would otherwise be purchased by Participants on such Exercise Date, the entire balance remaining credited to the Account of each Participant after the purchase of the applicable number of shares of Common Stock on such Exercise Date shall be refunded to each such Participant.

10.3	Anything herein to the contrary notwithstanding, no Participant may, in any calendar year, purchase a number of shares of Common Stock under this Plan that, together with all other shares of stock of the Company and its Subsidiaries that he may be entitled to purchase in such year under all other employee stock purchase plans of the Company and its subsidiaries that meet the requirements of Section 423(b) of the Code, have an aggregate Fair Market Value (measured as of the first day of each applicable Purchase Period) in excess of $25,000 and, if as of any Exercise Date the foregoing limitation is applicable to the Purchase Period ending on such Exercise Date, the balance remaining credited to the Account of such Participant in excess of such limitation after the purchase of the applicable number of shares of Common Stock (if any) on such Exercise Date shall be refunded to such Participant. The limitation described in the preceding sentence shall be applied in a manner consistent with Section 423(b)(8) of the Code.

10.4	No refund of an Account balance made pursuant to the Plan shall include any amount in respect of interest or other imputed earnings.

10.5	At the time a Participant’s rights under the Plan are exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of, the Participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, that arise upon the exercise of the right or the disposition of the Common Stock. At any time, the Company may, but shall not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company to meet applicable withholding obligations.

70   Cognizant Technology Solutions Corporation

Article 11. Withdrawal

A Participant may withdraw from the Plan at any time prior to the Exercise Date of a Purchase Period by filing a notice of withdrawal. Upon a Participant’s withdrawal, the payroll deductions shall cease for the next payroll period and the entire amount credited to his Account shall be refunded to him. Any Participant who withdraws from the Plan may again become a Participant hereunder at the start of the next Purchase Period in accordance with Article 7.

Article 12. Issuance of Stock Certificates

The shares of Common Stock purchased by a Participant shall, for all purposes, be deemed to have been issued and sold at the close of business on the Exercise Date. Prior to that date, none of the rights or privileges of a stockholder of the Company shall exist with respect to such shares. Stock certificates shall be registered either in the Participant’s name or jointly in the names of the Participant and his spouse, as the Participant shall designate in his Stock Purchase Agreement. Such designation may be changed at any time by filing notice thereof. Certificates representing shares of purchased Common Stock shall be delivered promptly to the Participant following issuance.

Article 13. Termination of Service

13.1	Upon a Participant’s Termination of Service for any reason other than death or voluntary termination of employment on or after attaining age 55 (“Retirement”), no payroll deduction may be made from any Compensation due him as of the date of his Termination of Service and the entire balance credited to his Account shall be automatically refunded to him.

13.2	Upon a Participant’s Retirement, no payroll deduction shall be made from any Compensation due him as of the date of his Retirement. Such a Participant may, prior to Retirement, elect:

(a) to have the entire amount credited to his Account as of the date of his Retirement refunded to him, or

(b) to have the entire amount credited to his Account held therein and utilized to purchase shares on the Exercise Date as provided in Article 10.

13.3	Upon the death of a Participant, no payroll deduction shall be made from any Compensation due him at time of death, and the entire balance in the deceased Participant’s Account shall be paid to the Participant’s designated beneficiary, or otherwise to his estate.

Article 14. Authorized Leave of Absence, Disability

14.1	Payroll deductions shall cease during a period of absence without pay from work due to a Participant’s authorized leave of absence, disability or for any other reason. If such Participant shall return to active service prior to the Exercise Date for the current Purchase Period, payroll deductions shall be resumed in accordance with his prior authorization.

14.2	If the Participant shall not return to active service prior to the Exercise Date for the current Purchase Period, the balance of his Stock Purchase Account will be used to purchase shares on the Exercise Date as provided in Article 10, unless the Participant elects to withdraw from the Plan in accordance with Article 11.

Article 15. Procedure If Insufficient Shares Available

In the event that on any Exercise Date the aggregate funds available for the purchase of shares of Common Stock pursuant to Article 10 hereof would result in purchases of shares in excess of the number of shares of Common Stock then available for purchase under the Plan, the Committee shall proportionately reduce the number of shares that would otherwise be purchased by each Participant on the Exercise Date in order to eliminate such excess, and the provisions of the second paragraph of Article 10 shall apply.

Article 16. Rights Not Transferable

The right to purchase shares of Common Stock under this Plan is exercisable only by the Participant during his lifetime and is not transferable by him. If a Participant attempts to transfer his right to purchase shares under the Plan, he shall be deemed to have requested withdrawal from the Plan and the provisions of Article 11 hereof shall apply with respect to such Participant.

Article 17. No Obligation to Exercise Option

Granting of an option under this Plan shall impose no obligation on an Eligible Employee to exercise such option.

2018 Proxy Statement   71

Article 18. No Guarantee of Continued Employment

Granting of an option under this Plan shall imply no right of continued employment with the Company for any Eligible Employee.

Article 19. Notice

19.1	Any notice that an Eligible Employee or Participant files pursuant to this Plan shall be in writing and shall be delivered personally or by mail addressed to the Committee, c/o Chief Executive Officer at Glenpointe Centre West, 500 Frank W. Burr Blvd., Teaneck, NJ 07666, or such other person or location as may be specified by the Committee.

19.2	Each Participant shall give prompt notice to the Company of any disposition or other transfer of any shares of Common Stock purchased upon exercise of a right under the Plan if such disposition or transfer is made: (a) within two years from the first day of the Purchase Period in which the shares of Common Stock were purchased or (b) within one year after the Exercise Date on which such shares of Common Stock were purchased. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Participant in such disposition or other transfer.

Article 20. Repurchase of Stock

The Company shall not be required to repurchase from any Participant shares of Common Stock acquired under this Plan.

Article 21. Adjustments Upon Changes In Stock

21.1	Subject to Section 21.3, in the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), reorganization, merger, amalgamation, consolidation, combination, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event, as determined by the Committee, affects the Common Stock such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any outstanding purchase rights under the Plan, the Committee shall make equitable adjustments, if any, to reflect such change with respect to (a) the aggregate number and type of shares of Common Stock (or other securities or property) that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Article 4 and the limitations established in each Stock Purchase Agreement); (b) the class(es) and number of shares of Common Stock and price per share of Common Stock subject to outstanding rights; and (c) the Purchase Price with respect to any outstanding rights.

21.2	Subject to Section 21.3, in the event of any transaction or event described in Section 21.1 or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in applicable law or accounting principles, the Committee, in its discretion, and on such terms and conditions as it deems appropriate, is hereby authorized to take any one or more of the following actions whenever the Committee determines that such action is appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any right under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

	(a)	To provide for either (i) termination of any outstanding right in exchange for an amount of cash, if any, equal to the amount that would have been obtained upon the exercise of such right had such right been currently exercisable or (ii) the replacement of such outstanding right with other rights or property selected by the Committee in its sole discretion;

	(b)	To provide that the outstanding rights under the Plan shall be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar rights covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

	(c)	To make adjustments in the number and type of shares (or other securities or property) subject to outstanding rights under the Plan and/or in the terms and conditions of outstanding rights and rights that may be granted in the future;

	(d)	To provide that Participants’ accumulated payroll deductions may be used to purchase Common Stock prior to the next occurring Exercise Date on such date as the Committee determines in its sole discretion and the Participants’ rights under the ongoing Purchase Period(s) shall be terminated; and

	(e)	To provide that all outstanding rights shall terminate without being exercised.

21.3	No adjustment or action described in this Article 21 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to fail to satisfy the requirements of Section 423 of the Code.

72   Cognizant Technology Solutions Corporation

21.4	Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Committee under the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to outstanding rights under the Plan or the Purchase Price with respect to any outstanding rights.

21.5	The foregoing adjustments and the manner of application of the foregoing provisions shall be determined by the Committee in its sole discretion. Any such adjustment shall provide for the elimination of any fractional share that might otherwise become subject to an option.

Article 22. Amendment of the Plan

22.1	The Board of Directors may, without the consent of the Participants, amend the Plan at any time, provided that no such action shall adversely affect options theretofore granted hereunder, and provided that no such action by the Board of Directors, without approval of the Company’s stockholders, may:

(a)	increase the total number, or change the type, of shares of Common Stock that may be purchased by all Participants, except as contemplated in Article 21;

(b)	change the corporations or classes of corporations the employees of that may be granted rights under the Plan; or

(c)	change the Plan in any manner that would cause the Plan to no longer be an “employee stock purchase plan” within the meaning of Section 423(b) of the Code.

Article 23. International Participants

With respect to Eligible Employees who reside or work outside the United States of America, the Committee may, in its sole discretion, amend the terms of the Plan with respect to such Eligible Employees in order to conform such terms with the requirements of local law, provided that such special terms may not be more favorable than the terms of rights granted under the Plan to Eligible Employees who reside or work in the United States of America.

Article 24. Equal Rights and Privileges

Subject to Article 23, all Eligible Employees will have equal rights and privileges under this Plan so that this Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Subject to Article 23, any provision of this Plan that is inconsistent with Section 423 of the Code will, without further act or amendment by the Company, the Board of Directors or the Committee, be reformed to comply with the equal rights and privileges requirement of Section 423 of the Code.

Article 25. Term of the Plan

This Plan originally became effective as of the Effective Date, and was approved by the stockholders on May 26, 2004, and was thereafter amended and restated on April 1, 2013, and such amendment and restatement was approved by the stockholders on June 4, 2013. The Plan, as amended and restated effective February 27, 2018, became effective upon its adoption by the Board of Directors on such date, provided, however, that the increase in the number of shares of Common Stock reserved for issuance under the Plan from 28,000,000 shares to 40,000,000 shares shall become effective only if it is approved at the Company’s 2018 Annual Meeting of Stockholders. The Plan shall continue in effect until all shares reserved for issuance pursuant to Article 4 have been granted to Participants, unless terminated prior thereto pursuant to Article 15 or 21 hereof, or pursuant to the next succeeding sentence. The Board of Directors shall have the right to terminate the Plan at any time, effective as of the next succeeding Exercise Date. In the event of the termination of the Plan, outstanding options shall not be affected, except to the extent provided in Article 15, and any remaining balance credited to the Account of each Participant as of the applicable Exercise Date shall be refunded to each such Participant.

2018 Proxy Statement   73

Index of Terms

Term	Meaning
1999 Plan	Amended and Restated 1999 Incentive Compensation Plan
2009 Plan	2009 Incentive Compensation Plan
2017 Annual Report	Company’s Annual Report to Stockholders for Year Ended December 31, 2017
2017 Plan	2017 Incentive Award Plan
ACI	Annual cash incentive
Amended and Restated ESPP	Amendment and Restatement of the ESPP as proposed in Proposal 4 and attached as Appendix A to this proxy statement
Annual Meeting	Annual Meeting of Stockholders of the Company to be held on June 5, 2018
Board	Board of Directors of the Company
By-laws	Company’s Amended and Restated By-laws
CEO	Chief Executive Officer
Certificate of Incorporation	Company’s Restated Certificate of Incorporation
CFO	Chief Financial Officer
COO	Chief Operating Officer
Chairman	Chairman of the Board
Cognizant	Cognizant Technology Solutions Corporation
Company	Cognizant Technology Solutions Corporation
CSRP	Cognizant Technology Solutions Supplemental Retirement Plan
Directors	Directors of the Company
Dodd-Frank Act	Dodd-Frank Wall Street Reform and Consumer Protection Act
DSO	Days Sales Outstanding
Employment Agreements	Amended and Restated Executive Employment and Non-Disclosure, Non-Competition and Invention Assignment Agreements
ESPP	2004 Employee Stock Purchase Plan, as amended and restated in 2013
Exchange Act	Securities Exchange Act of 1934
FASB ASC	Financial Accounting Standards Board Accounting Standards Codification
GAAP	U.S. Generally Accepted Accounting Principles
Governance Committee	Nominating and Corporate Governance Committee
Internet Notice	Notice of Internet Availability of Proxy Materials
IRC	U.S. Internal Revenue Code
IRS	U.S. Internal Revenue Service
NEOs	The Company’s CEO (Mr. D’Souza) and CFO (Ms. McLoughlin) and each of the Company’s three other most highly compensated executive officers (Mr. Mehta, Mr. Chintamaneni and Mr. Friedrich)
Nasdaq	The Nasdaq Stock Market LLC
non-GAAP EPS	Non-GAAP diluted earnings per share (see “Non-GAAP Financial Measures and Forward-Looking Statements”)
non-GAAP Income from Operations	Non-GAAP income from operations (see “Non-GAAP Financial Measures and Forward-Looking Statements”)
non-GAAP Operating Margin	Non-GAAP operating margin (see “Non-GAAP Financial Measures and Forward-Looking Statements”)
non-employee Directors	Directors who are not employees of the Company or any of its subsidiaries
Pay Governance	Pay Governance, LLC, independent compensation consultant to the Compensation Committee
PSUs	Restricted stock units with performance- and time-based vesting requirements
PwC	PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm
Record Date	April 9, 2018, the record date for the Annual Meeting
Reporting Persons	Directors, executive officers and stockholders who beneficially own more than 10% of any class of the Company’s equity securities registered pursuant to Section 12 of the Exchange Act
RSUs	Restricted stock units with time-based vesting requirements
Rule 14a-8	Rule 14a-8 under the Exchange Act
SEC	U.S. Securities and Exchange Commission
Tax Reform Act	U.S. Tax Cuts and Jobs Act of 2017

74   Cognizant Technology Solutions Corporation

Weblinks

Board of Directors
Cognizant Board	https://www.cognizant.com/company-overview/board-of-directors
Board Committee Charters
Audit Committee	https://www.cognizant.com/about-cognizant-resources/audit-committee-charter.pdf
Compensation Committee	https://www.cognizant.com/about-cognizant-resources/CompensationCommitteeCharter.pdf
Financial Policy Committee	https://www.cognizant.com/about-cognizant-resources/financial-policy-committee-charter.pdf
Governance Committee	https://www.cognizant.com/about-cognizant-resources/CorporateGovernanceCommitteeCharter.pdf
Financial Reporting
Annual Report	http://investors.cognizant.com/#annual-report
Cognizant
Corporate Website	https://www.cognizant.com/
Leaders	https://www.cognizant.com/company-overview/executive-leadership
Investor Relations	http://investors.cognizant.com/
Governance Documents
By-laws	https://www.cognizant.com/about-cognizant-resources/by-laws.pdf
Certificate of Incorporation	https://www.cognizant.com/about-cognizant-resources/certificate-of-incorporation.pdf
Code of Ethics	https://www.cognizant.com/codeofethics.pdf
Corporate Governance Guidelines	https://www.cognizant.com/about-cognizant-resources/CorporateGovernanceGuidelines.pdf

Weblinks are provided for convenience only and the content on the referenced websites does not constitute a part of this proxy statement.

Contacts

Company Contacts
Board
Fax: 201-801-0243
corporategovernance@cognizant.com

Secretary
Fax: 201-801-0243
corporategovernance@cognizant.com

General Counsel
Fax: 201-801-0243
generalcounsel@cognizant.com

Chief Compliance Officer
Fax: 201-801-0243
chiefcomplianceofficer@cognizant.com

…or mail to our principal executive offices,
attention to the applicable contact

Our Principal Executive Offices
Cognizant Technology Solutions
Glenpointe Centre West
500 Frank W. Burr Blvd.
Teaneck, New Jersey 07666

To Request Copies of the Internet Notice or Proxy Materials
Broadridge Financial Solutions, Inc.
(Tabulator/Inspector of Election)
Broadridge
Householding Department
51 Mercedes Way
Edgewood, New York 11717
Phone: 866-540-7095

For Questions or Assistance Voting
Innisfree M&A Incorporated
(Proxy Solicitor for the Company)
Stockholders call toll-free: 888-750-5834
Banks and brokers call collect: 212-750-5833

World Headquarters 500 Frank W. Burr Blvd. Teaneck, NJ 07666 USA www.cognizant.com

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
GLENPOINTE CENTRE WEST
500 FRANK W. BURR BLVD.
TEANECK, NJ 07666
VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	E44242-P05374	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
The Board of Directors recommends you vote FOR each of the nominees:

1.	Election of Directors to serve until the 2019 Annual Meeting of Stockholders.
	Nominees		For	Against	Abstain
	1a.	Zein Abdalla	☐	☐	☐
	1b.	Betsy S. Atkins	☐	☐	☐
	1c.	Maureen Breakiron-Evans	☐	☐	☐
	1d.	Jonathan Chadwick	☐	☐	☐
	1e.	John M. Dineen	☐	☐	☐
	1f.	Francisco D'Souza	☐	☐	☐
	1g.	John N. Fox, Jr.	☐	☐	☐
	1h.	John E. Klein	☐	☐	☐
	1i.	Leo S. Mackay, Jr.	☐	☐	☐
	1j.	Michael Patsalos-Fox	☐	☐	☐
	1k.	Joseph M. Velli	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

The Board of Directors recommends you vote FOR proposals 2, 3, 4, 5a, 5b and 5c.			For	Against	Abstain
2.	Approve, on an advisory (non-binding) basis, the compensation of the Company's named executive officers.		☐	☐	☐
3.	Ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the year ending December 31, 2018.		☐	☐	☐
4.	Approve an amendment and restatement of the Company's 2004 Employee Stock Purchase Plan.		☐	☐	☐
5.	Approve three separate proposals to eliminate the supermajority voting requirements in the Company's Certificate of Incorporation with respect to:
	5a.	Amending the Company's By-laws;	☐	☐	☐
	5b.	Removing directors; and	☐	☐	☐
	5c.	Amending certain provisions of the Company's Certificate of Incorporation.	☐	☐	☐
The Board of Directors recommends you vote AGAINST proposals 6 and 7.			For	Against	Abstain
6.	Stockholder proposal requesting that the Board of Directors take the steps necessary to permit stockholder action by written consent.		☐	☐	☐
7.	Stockholder proposal requesting that the Board of Directors take the steps necessary to lower the ownership threshold for stockholders to call a special meeting.		☐	☐	☐
Note: To transact such other business as may properly come before the meeting or any continuation, postponement or adjournment thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E44243-P05374

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS OF
COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
CLASS A COMMON STOCK
JUNE 5, 2018

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

The undersigned stockholder(s) of Cognizant Technology Solutions Corporation hereby appoint(s) Karen McLoughlin, Chief Financial Officer of the Company, Robert Telesmanic, Senior Vice President, Controller and Chief Accounting Officer of the Company, and Harry Demas, Vice President, Assistant General Counsel and Assistant Secretary of the Company, as proxies, with full power of substitution, to vote all shares of the Company's Class A Common Stock which the undersigned stockholder(s) is/are entitled to vote at the Company's 2018 Annual Meeting of Stockholders or any postponement, continuation or adjournment thereof.

This proxy will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. The proxies are further authorized to vote in their discretion (1) for the election of any person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, (2) on any matter that the Board of Directors did not know would be presented at the Annual Meeting by a reasonable time before the proxy solicitation was made, and (3) on such other business as may properly come before the meeting or any continuation, postponement or adjournment thereof.

Continued and to be signed on reverse side